EXHIBIT 10.1

[AHCCCS LOGO]	ARIZONA HEALTH CARE COST CONTAINMENT SYSTEM ADMINISTRATION DIVISION OF BUSINESS AND FINANCE SECTION A: CONTRACT

1. AMENDMENT NUMBER: 6	2. CONTRACT NO.: YH09-0001-07	3. EFFECTIVE DATE OF AMENDMENT October 1, 2009	4. PROGRAM DHCM - ACUTE

5. CONTRACTOR'S NAME AND ADDRESS: VHS Phoenix Health Plan, LLC 7878 N. 16th St., Suite 105 Phoenix, AZ 85020

6. PURPOSE OF AMENDMENT: To renew the contract for the term October 1, 2009 through September 30, 2010 and to amend Sections B, C, D and Attachments B and F.

7.  THE CONTRACT REFERENCED ABOVE FOLLOWS
A.           Section B contains revised Capitation Rates and extends the contract term from October 1, 2009 through
               September 30, 2010. (See attached rate sheet.).
B.           Section C has had one definition revised and two removed (HIFA Parents and SSDI-TMC).
C.           Section D contains technical corrections and revised/clarifying language in Paragraphs 2 (Eligibility Categories),
               10 (Scope of Services), 12 (Behavioral Health), 16 (Staff Requirements), 18 (Member Information), 19 (Surveys),
               23 (Quality Management), 31 (Maternity Care Provider Standards), 37 (Subcontracts), 38 (Claims Payment/Health
               Information System), 53 (Compensation), 57 (Reinsurance), 58 (Coordination of Benefits), 74 (Technological
               Advancement) and 75 (Pending Legislative/Other Issues).
D.           Attachment B (Minimum Network Standards) has had three zip codes updated.
E.           Attachment F (Periodic Reporting Requirements) contains a new paragraph at the beginning to allow for quarterly reporting of certain contract deliverables. Additionally, language has been added at the end of the attachment to specify the suspension of a limited number of contract deliverables.

PLEASE REFER TO THE ATTACHED CHANGE MATRIX WHICH LISTS CHANGES MADE TO INDIVIDUAL SECTIONS FOR DETAILS.

NOTE:  Please sign, date, and return executed file by E-Mail to:Mark Held at Mark.Held@azahcccs.gov
                                                                                                               Sr. Procurement Specialist
                                                                                                               AHCCCS Contracts and Purchasing
                                                                                                               and Georgina Maya at
                                                                                                               Georgina.Maya@azahcccs.gov

8.  EXCEPT AS PROVIDED FOR HEREIN, ALL TERMS AND CONDITIONS OF THE ORIGINAL CONTRACT NOT HERETOFORE CHANGED AND/OR AMENDED REMAIN UNCHANGED AND IN FULL EFFECT.

IN WITNESS WHEREOF THE PARTIES HERETO SIGN THEIR NAMES IN AGREEMENT

9. SIGNATURE OF AUTHORIZED REPRESENTATIVE: /s/ Nancy Novick TYPED NAME: NANCY NOVICK TITLE: CHIEF EXECUTIVE OFFICER DATE: 9/17/09	10. SIGNATURE OF AHCCCSA CONTRACTING OFFICER:
/s/ Michael Veit

MICHAEL VEIT
CONTRACTS & PURCHASING ADMINISTRATOR DATE: SEP 03 2009

TABLE OF CONTENTS

SECTION A: CONTRACT	1

SECTION B: CAPITATION RATES	6

SECTION C: DEFINITIONS	7

SECTION D: PROGRAM REQUIREMENTS	16
INTRODUCTION	16
1. TERM OF CONTRACT AND OPTION TO RENEW	16
2. ELIGIBILITY CATEGORIES	18
3. ENROLLMENT AND DISENROLLMENT	20
4. ANNUAL ENROLLMENT CHOICE	23
5. ENROLLMENT AFTER CONTRACT AWARD	23
6. AUTO-ASSIGNMENT ALGORITHM	24
7. AHCCCS MEMBER IDENTIFICATION CARDS	24
8. MAINSTREAMING OF AHCCCS MEMBERS	24
9. TRANSITION OF MEMBERS	25
10. SCOPE OF SERVICES	25
11. SPECIAL HEALTH CARE NEEDS	34
12. BEHAVIORAL HEALTH SERVICES	35
13. AHCCCS GUIDELINES, POLICIES ANDMANUALS	38
14. MEDICAID SCHOOL BASED CLAIMING PROGRAM (MSBC)	38
15. PEDIATRIC IMMUNIZATIONS AND THE VACCINES FOR CHILDREN PROGRAM	38
16. STAFF REQUIREMENTS AND SUPPORT SERVICES	39
17. WRITTEN POLICIES, PROCEDURES AND JOB DESCRIPTIONS	43
18. MEMBER INFORMATION	43
19. SURVEYS	44
20. CULTURAL COMPETENCY	45
21. MEDICAL RECORDS	45
22. ADVANCE DIRECTIVES	46
23. QUALITYMANAGEMENT (QM)	47
24. MEDICAL MANAGEMENT (MM)	51
25. ADMINISTRATIVE PERFORMANCE STANDARDS	52
26. GRIEVANCE SYSTEM	54
27. NETWORK DEVELOPMENT	54
28. PROVIDER AFFILIATION TRANSMISSION	56
29. NETWORK MANAGEMENT	57
30. PRIMARY CARE PROVIDER STANDARDS	58
31. MATERNITY CARE PROVIDER STANDARDS	59
32. REFERRALMANAGEMENT PROCEDURES AND STANDARDS	61
33. APPOINTMENT STANDARDS	61
34. FEDERALLY QUALIFIED HEALTH CENTERS AND RURAL HEALTH CLINICS	63
35. PROVIDER MANUAL	63
36. PROVIDER REGISTRATION	63
37. SUBCONTRACTS	63
38. CLAIMS PAYMENT/HEALTH INFORMATION SYSTEM	66
39. SPECIALTY CONTRACTS	69
40. HOSPITAL SUBCONTRACTING AND REIMBURSEMENT	71
41. RESPONSIBILITY FOR NURSING FACILITY REIMBURSEMENT	71
42. PHYSICIAN INCENTIVES/PAY FOR PERFORMANCE	72
43. MANAGEMENT SERVICES AGREEMENT AND COST ALLOCATION PLAN	73
44. RESERVED	73
45. RESERVED	73
46. PERFORMANCE BOND OR BOND SUBSTITUTE	73
47. AMOUNT OF PERFORMANCE BOND	74
48. ACCUMULATED FUND DEFICIT	74
49. ADVANCES, DISTRIBUTIONS, LOANS AND INVESTMENTS	75
50. FINANCIAL VIABILITY STANDARDS	75
51. SEPARATE INCORPORATION	77
52. MERGER, REORGANIZATION AND CHANGE OF OWNERSHIP	77
53. COMPENSATION	77
54. PAYMENTS TO CONTRACTORS	79
55. CAPITATION ADJUSTMENTS	79
56. RESERVED	80
57. REINSURANCE	80
58. COORDINATION OF BENEFITS	85
59. COPAYMENTS	88
60. MEDICARE SERVICES AND COST SHARING	89
61. MARKETING	89
62. CORPORATE COMPLIANCE	89
63. RECORDS RETENTION	91
64. DATA EXCHANGE REQUIREMENTS	91
65. ENCOUNTER DATA REPORTING	92
66. ENROLLMENT AND CAPITATION TRANSACTION UPDATES	94
67. PERIODIC REPORT REQUIREMENTS	95
68. REQUESTS FOR INFORMATION	95
69. DISSEMINATION OF INFORMATION	95
70. OPERATIONAL AND FINANCIAL READINESS REVIEWS	95
71. OPERATIONAL AND FINANCIAL REVIEWS	96
72. SANCTIONS	96
73. BUSINESS CONTINUITY AND RECOVERY PLAN	97
74. TECHNOLOGICAL ADVANCEMENT	99
75. PENDING LEGISLATIVE / OTHER ISSUES	100
76. SUPPORT OF ARIZONA BASED TRANSLATIONAL AND CLINICAL RESEARCH	101
77. RESERVED	101
78. RESERVED	101

SECTION E: CONTRACT CLAUSES	102
1) APPLICABLE LAW	102
2) AUTHORITY	102
3) ORDER OF PRECEDENCE	102
4) CONTRACT INTERPRETATION AND AMENDMENT	102
5) SEVERABILITY	102
6) RELATIONSHIP OF PARTIES	102
7) ASSIGNMENT AND DELEGATION	102
8) INDEMNIFICATION	103
9) INDEMNIFICATION -- PATENT AND COPYRIGHT	103
10) COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS	103
11) ADVERTISING AND PROMOTION OF CONTRACT	103
12) PROPERTY OF THE STATE	103
13) THIRD PARTY ANTITRUST VIOLATIONS	104
14) RIGHT TO ASSURANCE	104
15) TERMINATION FOR CONFLICT OF INTEREST	104
16) GRATUITIES	104
17) SUSPENSION OR DEBARMENT	104
18) TERMINATION FOR CONVENIENCE	104
19) TEMPORARY MANAGEMENT/OPERATION OF A CONTRACTOR AND TERMINATION	105
20) TERMINATION - AVAILABILITY OF FUNDS	106
21) RIGHT OF OFFSET	106
22) NON-EXCLUSIVE REMEDIES	106
23) NON-DISCRIMINATION	106
24) EFFECTIVE DATE	106
25) INSURANCE	106
26) DISPUTES	107
27) RIGHT TO INSPECT PLANT OR PLACE OF BUSINESS	107
28) INCORPORATION BY REFERENCE	107
29) COVENANT AGAINST CONTINGENT FEES	107
30) CHANGES	108
31) TYPE OF CONTRACT	108
32) AMERICANS WITH DISABILITIES ACT	108
33) WARRANTY OF SERVICES	108
34) NO GUARANTEED QUANTITIES	108
35) CONFLICT OF INTEREST	108
36) CONFIDENTIALITY AND DISCLOSURE OF CONFIDENTIAL INFORMATION	108
37) COOPERATION WITH OTHER CONTRACTORS	109
38) ASSIGNMENT OF CONTRACT AND BANKRUPTCY	109
39) OWNERSHIP OF INFORMATION AND DATA	109
40) AUDITS AND INSPECTIONS	109
41) LOBBYING	110
42) CHOICE OF FORUM	110
43) DATA CERTIFICATION	110
44) OFF SHORE PERFORMANCE OF WORK PROHIBITED	110
45) FEDERAL IMMIGRATION AND NATIONALITY ACT	110
46) IRS W-9 FORM	110
47) CONTINUATION OF PERFORMANCE THROUGH TERMINATION	110

SECTION F :RESERVED	111

SECTION G: RESERVED	112

SECTION H: RESERVED	113

SECTION I: RESERVED	114

SECTION J: LIST OF ATTACHMENTS	115

ATTACHMENT A: MINIMUM SUBCONTRACT PROVISIONS	116
1. ASSIGNMENT AND DELEGATION OF RIGHTS AND RESPONSIBILITIES	116
2. AWARDS OF OTHER SUBCONTRACTS	116
3. CERTIFICATION OF COMPLIANCE – ANTI-KICKBACK AND LABORATORY TESTING	116
4. CERTIFICATION OF TRUTHFULNESS OF REPRESENTATION	116
5. CLINICAL LABORATORY IMPROVEMENTAMENDMENTS OF 1988	117
6. COMPLIANCE WITH AHCCCS RULES RELATING TO AUDIT AND INSPECTION	117
7. COMPLIANCE WITH LAWS AND OTHER REQUIREMENTS	117
8. CONFIDENTIALITY REQUIREMENT	117
9. CONFLICT IN INTERPRETATION OF PROVISIONS	117
10. CONTRACT CLAIMS AND DISPUTES	117
11. ENCOUNTER DATA REQUIREMENT	117
12. EVALUATION OF QUALITY, APPROPRIATENESS, OR TIMELINESS OF SERVICES	118
13. FRAUD AND ABUSE	118
14. GENERAL INDEMNIFICATION	118
15. INSURANCE	118
16. LIMITATIONS ON BILLING AND COLLECTION PRACTICES	118
17. MAINTENANCE OF REQUIREMENTS TO DO BUSINESS AND PROVIDE SERVICES	118
18. NON-DISCRIMINATION REQUIREMENTS	118
19. PRIOR AUTHORIZATION AND UTILIZATION MANAGEMENT	119
20. RECORDS RETENTION	119
21. SEVERABILITY	119
22. SUBJECTION OF SUBCONTRACT	119
23. TERMINATION OF SUBCONTRACT	119
24. VOIDABILITY OF SUBCONTRACT	120
25. WARRANTY OF SERVICES	120
26. OFF-SHORE PERFORMANCE OF WORK PROHIBITED	120
27. FEDERAL IMMIGRATION AND NATIONALITY ACT	120

ATTACHMENT B: MINIMUM NETWORK STANDARDS (BY GEOGRAPHIC SERVICE)	121

ATTACHMENT C: RESERVED	132

ATTACHMENT D: SAMPLE LETTER OF INTENT	133

ATTACHMENT E: RESERVED	139

ATTACHMENT F: PERIODIC REPORT REQUIREMENTS	140

ATTACHMENT G: AUTO-ASSIGNMENT ALGORITHM	147

ATTACHMENT H(1): ENROLLEE GRIEVANCE SYSTEM STANDARDS AND POLICY	150

ATTACHMENT H(2): PROVIDER CLAIM DISPUTE STANDARDS AND POLICY	155

ATTACHMENT I: RESERVED	157

ATTACHMENT J: RESERVED	158

ATTACHMENT J(2): RESERVED	159

ATTACHMENT K: COST SHARING COPAYMENTS	160

ARIZONA HEALTH CARE COST CONTAINMENT SYSTEM CAPITATION RATE SUMMARY – ACUTE RATES (Risk Adjusted) Phoenix Health Plan 10/1/09-9/30/10

Title XIX and KidsCare Rates [1]:		TANF <1, M/F	TANF 1-13, M/F	TANF 14-44, F	TANF 14-44, M	TANF 45+, M/F	SSI w/ Med	SSI w/o Med	SFP	Maternity Delivery Supplement	Non-MED	MED
4	Apache/Coconino/Mohave/Navajo	$486.59	$114.61	$267.70	$155.37	$407.21	$157.31	$761.28	$17.39	$6,364.70	$497.23	$1,379.07
6	Yavapai	$500.07	$117.71	$282.21	$185.77	$425.01	$145.75	$777.33	$16.88	$6,905.33	$606.08	$1,142.35
8	Gila/Pinal	$562.22	$107.61	$257.73	$176.97	$379.07	$135.34	$755.06	$11.69	$6,669.50	$472.82	$1,622.74
10	Pima	$472.48	$98.07	$232.02	$124.13	$383.18	$148.25	$809.60	$20.21	$6,749.19	$429.72	$1,323.31
12	Maricopa	$516.96	$115.08	$241.06	$145.45	$402.61	$151.64	$698.75	$17.24	$6,784.95	$535.77	$1,332.93

PPC Rates:		TANF <1, M/F	TANF 1-13, M/F	TANF 14-44, F	TANF 14-44, M	TANF 45+, M/F	SSI w/ Med	SSI w/o Med			Non-MED	MED
4	Apache/Coconino/Mohave/Navajo	$1,133.54	$64.87	$256.39	$215.80	$439.27	$153.34	$394.43			$1,047.81	$7,367.88
6	Yavapai	$1,149.37	$68.56	$259.84	$219.34	$433.45	$149.12	$401.87			$1,077.14	$7,412.09
8	Gila/Pinal	$1,135.87	$68.32	$253.49	$209.11	$432.46	$148.41	$398.79			$1,042.03	$7,523.64
10	Pima	$1,110.97	$57.32	$239.96	$198.37	$429.95	$147.38	$394.43			$793.62	$7,294.34
12	Maricopa	$1,098.79	$68.93	$244.91	$211.48	$420.33	$143.53	$393.23			$1,211.57	$7,296.98

Other Rates:		Option 1 Transplant	Option 2 Transplant
4	Apache/Coconino/Mohave/Navajo	$22.50	$22.50
6	Yavapai	$22.50	$22.50
8	Gila/Pinal	$22.50	$22.50
10	Pima	$22.50	$22.50
12	Maricopa	$22.50	$22.50

1.  Rates have been adjusted for $35,000 Reinsurance Deductible

SECTION B: CAPITATION  RATES

The Contractor shall provide services as described in this contract.  In consideration for these services, the Contractor will be paid Contractor-specific rates per member per month for the term October 1, 2009 through September 30, 2010.

SECTION C: DEFINITIONS

638 TRIBAL FACILITY	A facility that is operated by an Indian tribe and that is authorized to provide services pursuant to Public Law (P.L.) 93-638, as amended.

1931 (also referred to as TANF related)	Eligible individuals and families under Section 1931 of the Social Security Act, with household income levels at or below 100% of the federal poverty level (FPL).

ACOM	AHCCCS Contractor Operations Manual, available on the AHCCCS website at www.azahcccs.gov.

ADHS	Arizona Department of Health Services, the state agency mandated to serve the public health needs of all Arizona citizens.

ADHS BEHAVIORAL HEALTH RECIPIENT	A Title XIX or Title XXI acute care member who is eligible for and is receiving behavioral health services through ADHS and its subcontractors.

ADJUDICATED CLAIMS	Claims that have been received and processed by the Contractor, and which resulted in a payment or denial of payment

AGENT	Any person who has been delegated the authority to obligate or act on behalf of another person or entity.

AHCCCS

Arizona Health Care Cost Containment System, which is composed of the Administration, Contractors, and other arrangements through which health care services are provided to an eligible person, as defined by A.R.S. § 36-2902, et seq.

AHCCCS BENEFITS	See “COVERED SERVICES”.

AHCCCS CARE

Eligible individuals and childless adults whose income is less than 100% of the FPL, and who are not categorically linked to another Title XIX  program. Also known as “NON MEDICAL EXPENSE DEDUCTION MEMBER (NON-MED)”

AHCCCS MEMBER	See “MEMBER”.

ALTCS	The Arizona Long Term Care System, a program under AHCCCS that delivers long-term, acute, behavioral health and case management services to members, as authorized by A.R.S. § 36-2932.

AMBULATORY CARE	Preventive, diagnostic and treatment services provided on an outpatient basis by physicians, nurse practitioners, physician assistants and other health care providers.

AMERICAN INDIAN HEALTH PROGRAM (AIHP)

AIHP is an acute care program that delivers acute care health care services to the eligible American Indians who choose to receive services through the Indian Health Service (IHS) or tribal health programs operated under PL 93-638 (known as 638 facilities).  AIHP is formerly known as the AHCCCS IHS FFS Program.

AMPM	AHCCCS Medical Policy Manual, available on the AHCCCS website at www.azahcccs.gov

ANNUAL ENROLLMENT CHOICE (AEC)	The opportunity, given each member annually, to change to another Contractor in their GSA.

APPEAL RESOLUTION	The written determination by the Contractor concerning an appeal.

ARIZONA ADMINISTRATIVE CODE (A.A.C.)	State regulations established pursuant to relevant statutes. For purposes of this solicitation, the relevant sections of the A.A.C. are referred to throughout this document as “AHCCCS Rules”.

A.R.S.	Arizona Revised Statutes.

BBA	The Balanced Budget Act of 1997.

BIDDER’S LIBRARY	A repository of manuals, statutes, rules and other reference material located on the AHCCCS website at www.azahcccs.gov.

BOARD CERTIFIED	An individual who has successfully completed all prerequisites of the respective specialty board and successfully passed the required examination for certification.

BORDER COMMUNITIES

Cities, towns or municipalities located in Arizona and within a designated geographic service area whose residents typically receive primary or emergency care in adjacent Geographic Service Areas (GSA) or neighboring states, excluding neighboring countries, due to service availability or distance. (R9-22-201.F, R9-22-201.G, R9-22-101.B)

BREAST AND CERVICAL CANCER TREATMENT PROGRAM (BCCTP)

Eligible individuals under the Title XIX expansion program for women with income up to 250% of the FPL, who are diagnosed with and need treatment for breast and/or cervical cancer or cervical lesions and are not eligible for other Title XIX programs providing full Title XIX services. Qualifying individuals cannot have other creditable health insurance coverage, including Medicare.

CAPITATION

Payment to a Contractor by AHCCCS of a fixed monthly payment per person in advance, for which the Contractor provides a full range of covered services as authorized under A.R.S. § 36-2904 and § 36-2907.

CATEGORICALLY LINKED TITLE XIX MEMBER

Member eligible for Medicaid under Title XIX  of the Social Security Act including those eligible under 1931 provisions of the Social Security Act, Sixth Omnibus Budget  Reconciliation Act (SOBRA), Supplemental Security Income  (SSI), and SSI-related groups.  To be categorically linked, the member must be aged 65 or over, blind, disabled, a child under age 19, a parent of a dependent child, or pregnant.

CLAIM DISPUTE	A dispute, filed by a provider or Contractor, whichever is applicable, involving a payment of a claim, denial of a claim, imposition of a sanction or reinsurance.

CLEAN CLAIM

A claim that may be processed without obtaining additional information from the provider of service or from a third party,  but does not include a claim under investigation for fraud or abuse or under review for medical necessity.

CMS

Centers for Medicare and Medicaid Services, an organization within the U.S. Department of Health and Human Services, which administers the Medicare and Medicaid programs and the State Children’s Health Insurance Program.

COMPETITIVE BID PROCESS	A state procurement system used to select Contractors to provide covered services on a geographic basis.

CONTINUING OFFEROR (INCUMBENT)	An AHCCCS Contractor during CYE ‘08 that submits a proposal pursuant to this solicitation.

CONTRACT SERVICES	See “COVERED SERVICES”.

CONTRACT YEAR (CY)	Corresponds to the federal fiscal year (October 1 through September 30).

CONTRACTOR

An organization or entity agreeing through a direct contracting relationship with AHCCCS to provide the goods and services specified by this contract in conformance with the stated contract requirements, AHCCCS statute and rules, and federal law and regulations.

CONVICTED	A judgment of conviction has been entered by a federal, state or local court, regardless of whether an appeal from that judgment is pending.

COPAYMENT	A monetary amount specified by the Director that the member pays directly to a Contractor or provider at the time covered services are rendered, as defined in R9-22-701.

COVERED SERVICES	Health care services to be delivered by a Contractor, which are designated in Section D of this contract; AHCCCS Rules R9-22, Article 2, and R9-31, Article 2, and the AMPM [42 CFR 438.210(a)(4)].

CRS	The Children's Rehabilitative Services administered by ADHS, as defined in R9-22-1401.

CRS-ELIGIBLE	An individual who has completed the CRS application process, as delineated in the CRS Policy and Procedure Manual, and has met all applicable criteria to be eligible to receive CRS-related services.

CY	See “CONTRACT YEAR”.

CYE	Contract Year Ending; same as “CONTRACT YEAR”.

DAYS	Calendar days, unless otherwise specified as defined in the text, as defined in R9-22-101.

DELEGATED AGREEMENT	A type of subcontract with a qualified organization or person to perform one or more functions required to be provided by the Contractor pursuant to this contract.

DIRECTOR	The Director of AHCCCS.

DISENROLLMENT	The discontinuance of a member’s ability to receive covered services through a Contractor.

DME

Durable medical equipment,  which is an item or appliance that can withstand repeated use, is designated to serve a medical purpose, and is not generally useful to a person in the absence of a medical condition, illness or injury as defined in R9-22-101.

DUAL ELIGIBLE	A member who is eligible for both Medicare and Medicaid.

ELIGIBILITY DETERMINATION	A process of determining, through a written application and required documentation, whether an applicant meets the qualifications for Title XIX or Title XXI.

EMERGENCY MEDICAL CONDITION

A medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson who possesses an average knowledge of health and medicine could reasonably expect the absence of immediate medical attention to result in: a) placing the patient’s health (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy, b) serious impairment to bodily functions, or c) serious dysfunction of any bodily organ or part [42 CFR 438.114(a)].

EMERGENCY MEDICAL SERVICE

Covered inpatient  and outpatient  services provided after the sudden onset of an emergency medical condition as defined above.  These services must be furnished by a qualified provider, and must be necessary to evaluate or stabilize the emergency medical condition [42 CFR 438.114(a)].

ENCOUNTER	A record of a health care-related service rendered by a provider or providers registered with AHCCCS to a member who is enrolled with a Contractor on the date of service.

ENROLLEE	An eligible person who is enrolled in AHCCCS, as defined in A.R.S. § 36-2901, A.R.S. § 36-2981, A.R.S. § 36-2901.01, and 42 CFR 438.10(a).

ENROLLMENT	The process by which an eligible person becomes a member of a Contractor’s plan.

EPSDT	Early and Periodic Screening, Diagnosis and Treatment; services for persons under 21 years of age, as described in AHCCCS Rules R9-22, Article 2.

FAMILY PLANNING SERVICES EXTENSION PROGRAM

A program that provides only family planning  services for a maximum of two consecutive 12-month periods to a SOBRA  woman whose pregnancy  has ended and who is not otherwise eligible for full Title XIX services.

FEDERALLY QUALIFIED HEALTH CENTER (FQHC)

An entity that meets the requirements and receives a grant and funding pursuant to Section 330 of the Public Health Service Act.  An FQHC  includes an outpatient  health program or facility operated by a tribe or tribal organization under the Indian Self-Determination and Education Assistance Act (P.L. 93-638) or an urban Indian organization receiving funds under Title V of the Indian Health Care Improvement Act (P.L. 94-437).

FEE‑FOR‑SERVICE (FFS)	A method of payment to registered providers on an amount per-service basis.

FES	Federal EEE Emergency Services program covered under R9-22-217, to treat an emergency medical condition for a member who is determined eligible under A.R.S. § 36-2903.03 (D).

FFP	Federal financial participation (FFP) refers to the contribution that the federal government makes to the Title XIX and Title XXI program portions of AHCCCS, as defined in 42 CFR 400.203.

FISCAL YEAR (FY)	The budget year ‑ federal fiscal year: October 1 through September 30; State fiscal year: July 1 through June 30.

FREEDOM OF CHOICE (FC)

The opportunity given to each member who does not specify a Contractor preference at the time of enrollment to choose between the Contractors available within the Geographic Service Area in which the member is enrolled.

FREEDOM TO WORK (TICKET TO WORK)

Eligible individuals under the Title XIX expansion program that extends eligibility to individuals 16 through 64 years old who meet SSI disability criteria; whose earned income, after allowable deduction, is at or below 250% of the FPL and who are not eligible for any other Medicaid program.

GEOGRAPHIC SERVICE AREA (GSA)

A specific county or defined grouping of counties designated by AHCCCS within which a Contractor provides, directly or through subcontract,  covered health care to members enrolled with that Contractor.

GRIEVANCE SYSTEM	A system that includes a process for enrollee grievances, enrollee appeals, provider claim disputes, and access to the state fair hearing system.

HEALTHCARE GROUP OF ARIZONA (HCG)	A prepaid medical coverage plan marketed to small, uninsured businesses and political subdivisions within the state.

HEALTH PLAN	See “CONTRACTOR”.

HIFA

The CMS Health Insurance Flexibility and Accountability Demonstration Initiative , which targets State Children's Health Insurance Program (Title XXI)  funding for populations with incomes at or below 200 % of the FPL.

HIPAA	The Health Insurance Portability and Accountability Act (P.L. 104-191); also known as the Kennedy-Kassebaum Act, signed August 21, 1996.

IBNR	Incurred but not reported: liability for services rendered for which claims have not been received.

IHS	Indian Health Service authorized as a federal agency pursuant to 25 U.S.C. 1661.

KIDSCARE

A program for individuals under the age of 19 years, who are eligible under the SCHIP program, in households with income at or below 200% FPL.  All members, except Native American members, are required to pay a premium amount based on the number of children in the family and the gross family income.  Also referred to as “Title XXI”.

LIABLE PARTY	A person or entity that is or may be, by agreement, circumstance or otherwise, liable to pay all or part of the medical expenses incurred by an AHCCCS applicant or member.

LIEN

A legal claim, filed with the County Recorder’s office in the county in which a member resides and/or in the county an injury was sustained, for the purpose of ensuring that AHCCCS receives reimbursement for medical services paid.  The lien is attached to any settlement the member may receive as a result of an injury.

MANAGED CARE

Systems that integrate the financing and delivery of health care services to covered individuals by means of arrangements with selected providers to furnish comprehensive services to members; establish explicit criteria for the selection of health care providers; have financial incentives for members to use providers and procedures associated with the plan; and have formal programs for quality, utilization management and the coordination of care.

MANAGEMENT SERVICES AGREEMENT

A type of subcontract with an entity in which the owner of the Contractor delegates some or all of the comprehensive management and administrative services necessary for the operation of the Contractor.

MANAGEMENT SERVICES SUBCONTRACTOR	An entity to which the Contractor delegates the comprehensive management and administrative services necessary for the operation of the Contractor.

MANAGING EMPLOYEE

A general manager, business manager, administrator, director, or other individual who exercises operational or managerial control over or who directly or indirectly conducts the day-to-day operation of an institution, organization or agency.

MATERIAL OMISSION	Facts, data or other information excluded from a report, contract, etc., the absence of which could lead to erroneous conclusions following reasonable review of such report, contract, etc.

MAJOR UPGRADE	Any upgrade or changes that may result in a disruption to the following: loading of contracts, providers or members, issuing prior authorizations or the adjudication of claims.

MEDICAID	A federal/state program authorized by Title XIX of the Social Security Act, as amended.

MEDICAL EXPENSE DEDUCTION (MED)

Title XIX waiver member whose family income exceeds the limits of all other Title XIX categories (except ALTCS) and has family medical expenses that reduce income to or below 40% of the FPL.  MED members may or may not have a categorical link to Title XIX.

MEDICAL MANAGEMENT

An integrated process or system that is designed to assure appropriate utilization of health care resources, in the amount and duration necessary to achieve desired health outcomes, across the continuum of care (from prevention to end of life care).

MEDICARE	A federal program authorized by Title XVIII of the Social Security Act, as amended.

MEDICARE MANAGED CARE PLAN

A managed care entity that has a Medicare contract with CMS to provide services to Medicare beneficiaries, including Medicare Advantage Plan (MAP), Medicare Advantage Prescription Drug Plan (MAPDP), MAPDP Special Needs Plan, or Medicare Prescription Drug Plan.

MEDICARE PART D EXCLUDED DRUGS

Medicare Part D is the prescription drug coverage option available to Medicare beneficiaries, including those also eligible for Medicaid.  Medications that are available under this benefit are not covered by AHCCCS.  Certain drugs that are excluded from coverage by Medicare continue to be covered by AHCCCS.  Those medications are barbiturates, benzodiazepines, and over-the-counter medication as defined in the AMPM.  Prescription medications that are covered under Medicare, but are not on a Part D health plan’s formulary are not considered excluded drugs, and are not covered by AHCCCS.

MEMBER	See “ENROLLEE”.

NON-CONTRACTING PROVIDER	A person or entity that provides services as prescribed in A.R.S. § 36-2901, but does not have a subcontract with an AHCCCS Contractor.

NON-MEDICAL EXPENSE DEDUCTION (NON MED) MEMBER	See “AHCCCS CARE”.

NPI	National Provider Identifier assigned by the CMS contracted national enumerator.

OFFEROR	An organization or other entity that submits a proposal to the Administration in response to this RFP, as defined in R9-22-101.

PERFORMANCE STANDARDS	A set of standardized measures designed to assist AHCCCS in evaluating, comparing and improving the performance of its Contractors.

PMMIS	AHCCCS’s Prepaid Medical Management Information System.

POST STABILIZATION SERVICES

Medically necessary services, related to an emergency medical condition, provided after the member’s condition is sufficiently stabilized in order to maintain, improve or resolve the member’s condition so that the member could be safely discharged or transferred to another location [42 CFR 438-114(a)].

POTENTIAL ENROLLEE	A Medicaid-eligible recipient who is not yet enrolled with a Contractor [42 CFR 438.10(a)].

PRIMARY CARE PROVIDER (PCP)

An individual who meets the requirements of A.R.S. § 36-2901, and who is responsible for the management of a member’s health care.  A PCP  may be a physician defined as a person licensed as an allopathic or osteopathic physician according to A.R.S. Title 32, Chapter 13 or Chapter 17, or a practitioner defined as a physician assistant licensed under A.R.S. Title 32, Chapter 25, or a certified nurse practitioner licensed under A.R.S. Title 32, Chapter 15.

PRIOR PERIOD

The period of time, prior to a member’s enrollment, during which the member is eligible for covered services.  The time frame is from the effective date of eligibility to the day a member is enrolled with a Contractor.

PROVIDER

Any person or entity that contracts with AHCCCS or a Contractor for the provision of covered services to members according to the provisions A.R.S. § 36-2901 or any subcontractor  of a provider delivering services pursuant to A.R.S. § 36-2901.

QUALIFIED MEDICARE BENEFICIARY DUAL ELIGIBLE (QMB DUAL)

A person, eligible under A.R.S. § 36-2971(6), who is entitled to Medicare Part A insurance and meets certain income and residency requirements of the Qualified Medicare Beneficiary  program.  A QMB who is also eligible for Medicaid, is commonly referred to as a QMB dual eligible.

RATE CODE	Eligibility classification for capitation payment purposes.

REGIONAL BEHAVIORAL HEALTH AUTHORITY (RBHA)

An organization under contract with ADHS, that administers covered behavioral health  services in a geographically specific area of the state.  Tribal governments, through an agreement with ADHS, may operate a tribal regional behavioral health authority (TRBHA) for the provision of behavioral health services to Native American members living on-reservation.

REINSURANCE	A risk-sharing program provided by AHCCCS to Contractors for the reimbursement of certain contract service costs incurred for a member beyond a predetermined monetary threshold.

RELATED PARTY

A party that has, or may have, the ability to control or significantly influence a Contractor, or a party that is, or may be, controlled or significantly influenced by a Contractor.  "Related parties" include, but are not limited to, agents, managing employees, persons with an ownership or controlling interest in the Offeror and their immediate families, subcontractors, wholly-owned subsidiaries or suppliers, parent companies, sister companies, holding companies, and other entities controlled or managed by any such entities or persons.

RISK GROUP	Grouping of rate codes that are paid at the same capitation rate.

RFP	Request For Proposal is a document prepared by AHCCCS, which describes the services required and instructs prospective Offerors about how to prepare a response (proposal), as defined in R9-22-101.

RURAL HEALTH CLINIC (RHC)

A clinic located in an area designated by the Bureau of Census as rural, and by the Secretary of the DHHS as medically underserved or having an insufficient number of physicians, which meets the requirements under 42 CFR 491.

SCHIP	State Children’s Health Insurance Program under Title XXI of the Social Security Act. The Arizona version of SCHIP is referred to as “KidsCare”. See “KIDSCARE”.

SCOPE OF SERVICES	See “COVERED SERVICES”.

SERVICE LEVEL AGREEMENT

A type of subcontract with a corporate owner or any of its divisions or subsidiaries that requires specific levels of service for administrative functions or services for the Contractor, specifically related to fulfilling the Contractor’s obligations to AHCCCS under the terms of this contract.

SOBRA

Eligible pregnant women under Section 9401 of the Sixth Omnibus Budget  and Reconciliation Act of 1986, amended by the Medicare Catastrophic Coverage Act of 1988, 42 U.S.C. 1396a(a)(10)(A)(ii)(IX), November 5, 1990, with individually budgeted incomes at or below 150% of the FPL, and children in families with individually budgeted incomes ranging from below 100% to 140% of the FPL, depending on the age of the child.

SOBRA FAMILY PLANNING	Female members eligible for family planning services only, for a maximum of two consecutive 12-month periods following the loss of SOBRA eligibility.

SPECIAL HEALTH CARE NEEDS

Members with special health care needs are those members who have serious and chronic physical, developmental or behavioral conditions, and who also require medically necessary health and related services of a type or amount beyond that generally required by members.

STATE	The State of Arizona.

STATE ONLY TRANSPLANT MEMBERS

Individuals who are eligible under one of the Title XIX eligibility categories and found eligible for a transplant, but subsequently lose Title XIX eligibility due to excess income become eligible for one of two extended eligibility options as specified in A.R.S. 36-2907.10 and A.R.S. 36-2907.11.

STATE PLAN

The written agreements between the State and CMS, which describe how the AHCCCS program meets CMS requirements for participation in the Medicaid program and the State Children’s Health Insurance Program.

SUBCONTRACT

An agreement entered into by the Contractor with a provider of health care services, who agrees to furnish covered services to members or with any other organization or person who agrees to perform any administrative function or service for the Contractor specifically related to fulfilling the Contractor's obligations to AHCCCS under the terms of this contract, as defined in R9-22-101.

SUBCONTRACTOR

(1) A provider of health care who agrees to furnish covered services to members.

(2) A person, agency or organization with which the Contractor has contracted or delegated some of its management/administrative functions or responsibilities.

(3) A person, agency or organization with which a fiscal agent has entered into a contract, agreement, purchase order or lease (or leases of real property) to obtain space, supplies,  equipment or services provided under the AHCCCS agreement.

SUPPLEMENTAL SECURITY INCOME (SSI) AND SSI RELATED GROUPS

Eligible individuals receiving income through federal cash assistance programs under Title XVI of the Social Security Act who are aged, blind or disabled and have household income levels at or below 100% of the FPL.

TEMPORARY ASSISTANCE TO NEEDY FAMILIES (TANF)

A federal cash assistance program under Title IV of the Social Security Act established by the Personal Responsibility and Work Opportunity Reconciliation Act of 1996 (P.L. 104-193).  It replaced Aid To Families With Dependent Children (AFDC).

THIRD PARTY LIABILITY (TPL)	See “LIABLE PARTY”.

TITLE XIX MEMBER

A member eligible for federally funded Medicaid programs under Title XIX  of the Social Security Act including those eligible under 1931 provisions of the Social Security Act, Sixth Omnibus Budget  Reconciliation Act (SOBRA), Supplemental Security Income  (SSI), SSI-related groups, Title XIX Waiver  groups, Medicare Cost Sharing  groups, Breast and Cervical Cancer  Treatment program and Freedom to Work program.

TITLE XIX WAIVER GROUP (TWG)MEMBER	All AHCCCS Care (Non-MED) and MED members who do not meet the requirements of a categorically linked Medicaid program.

TITLE XXI MEMBER

A member eligible for acute care services under Title XXI  of the Social Security Act, referred to in Federal legislation as the “State Children’s Health Insurance Program” (SCHIP and HIFA).  The Arizona version of SCHIP is referred to as “KidsCare.”

WWHP	Well Woman Health-Check Program, administered by the Arizona Department of Health Services and funded by the Centers for Disease Control and Prevention. (See AMPM Chapter 300, Section 320)

YEAR	See “CONTRACT YEAR”.

YOUNG ADULT TRANSITIONAL INSURANCE (YATI)	Eligible individuals, between 18 and 21 years of age who were formerly enrolled through the foster care program.

[END OF DEFINITIONS]

SECTION D: PROGRAM REQUIREMENTS

INTRODUCTION

The Arizona Health Care Cost Containment System (AHCCCS)Administration is the single state agency for the Medicaid and SCHIP programs.  AHCCCS has operated under an 1115 Research and Demonstration Waiver since 1982 when it became the first statewide Medicaid managed care system in the nation.  The program is a model public-private collaboration that includes the state and its counties, the federal government, and managed care contractors and providers from both the public and private sectors.  AHCCCS has remained a leader in Medicaid Managed Care through the diligent pursuit of excellence and cost effectiveness by Managed Care Contractors (MCOs) in collaboration with the AHCCCS Administration.

In order to continue this collaboration, Contractors must continue to add value to the program.  A Contractor adds value when it:

—      Recognizes that Medicaid members are entitled to care and assistance navigating the service delivery system and demonstrates special effort to assure members receive necessary services, including prevention and screening services.

—      Recognizes that Medicaid members with special health care needs or chronic health conditions require care coordination, and provides that coordination.  This is particularly true if a member must receive services from other AHCCCS Contractors in addition to the Contractor.

—      Recognizes that Medicaid members have the right to contact their elected officials in an effort to secure necessary services and assist members in order to reduce their need to contact elected officials.  The
        Contractor provides information to elected officials to help them respond to the member.

—      Recognizes that health care providers are an essential partner in the delivery of health care services, and operates in a manner that is efficient and effective for health care providers as well as the Contractor.

—      Avoids administrative practices that place unnecessary burdens on providers with little or no impact on quality of care or cost containment.

—      Recognizes that performance improvement is both clinical and operational in nature and self monitors and self corrects as necessary to improve contract compliance or operational excellence.

—      Recognizes that the program is publicly funded, and as such is subject to public scrutiny and behaves in a manner that is supported by the general public.

—      Recognizes that the program is subject to significant regulation and operates in compliance with those regulations.

AHCCCS encourages Contractor innovation and application of best practices.  The AHCCCS administration is always looking for ways to reduce administrative costs and improve program efficiency.  Over the term of the contract, AHCCCS will work collaboratively with contractors to evaluate ways to reduce program complexity, improve chronic disease management, reduce administrative burdens, leverage joint purchasing power, and reduce unnecessary Medicaid/SCHIP administrative and medical costs.

1.             TERM OF CONTRACT AND OPTION TO RENEW

The initial term of this contract shall be 10/1/08 through 9/30/11, with two additional one-year options to renew.  All contract renewals shall be through contract amendment.  AHCCCS shall issue amendments prior to the end date of the contract when there is an adjustment to capitation rates and/or changes to the scope of services contained herein.  Changes to the scope of services include, but are not limited, to changes in the enrolled population, changes in covered services and changes in GSAs.

If the Contractor has been awarded a contract in more than one GSA, each such contract will be considered separately renewable.  AHCCCS may renew the Contractor’s contract in one GSA, but not in another.  In addition, if the Contractor has had significant problems of non-compliance in one GSA, it may result in the capping of the Contractor’s enrollment in all GSAs.  Further, AHCCCS may require the Contractor to renew all currently awarded GSAs, or may terminate the contract if the Contractor does not agree to renew all currently awarded GSAs.

When AHCCCS issues an amendment to the contract, the provisions of such renewal will be deemed to have been accepted 60 days after the date of mailing by AHCCCS, even if the amendment has not been signed by the Contractor, unless within that time the Contractor notifies AHCCCS in writing that it refuses to sign the renewal amendment.  If the Contractor provides such notification, AHCCCS will initiate contract termination proceedings.

Contractor’s Notice of Intent Not To Renew:   If the Contractor chooses not to renew this contract, the Contractor may be liable for certain costs associated with the transition of its members to a different Contractor.  If the Contractor provides AHCCCS written notice of its intent not to renew this contract at least 180 days before its expiration, this liability for transition costs may be waived by AHCCCS.

Contract Termination:  In the event that the contract or any portion thereof is terminated for any reason, or expires, the Contractor shall assist AHCCCS in the transition of its members to other Contractors, and shall abide by standards and protocols set forth in Paragraph 9, Transition of Members.  In addition, AHCCCS reserves the right to extend the term of the contract on a month-to-month basis to assist in any transition of members.  The Contractor shall make provision for continuing all management and administrative services until the transition of all members is completed and all other requirements of this contract are satisfied.  The Contractor shall be responsible for providing all reports set forth in this contract and necessary for the transition process, and shall be responsible for the following:

a.     Notification of subcontractors and members.

b.     Payment of all outstanding obligations for medical care rendered to members.  Until AHCCCS is satisfied that the
        Contractor has paid all such obligations, the Contractor shall provide the following reports to AHCCCS on a monthly basis (due the 15th day of the month, for the preceding month):

                (1) A monthly claims aging report by provider/creditor including IBNR  amounts;
                (2) A monthly summary of cash disbursements and provider/creditor settlements;
                (3) A monthly accounting of Member Grievances and Provider Claim Disputes and their disposition;
                (4) Additional reporting as requested in the termination letter issued by AHCCCS.

c.     Quarterly and Audited Financial Statements up to the date of contract termination.  The financial statement requirement will not be absolved without an official release from AHCCCS.

d.     Encounter reporting until all services rendered prior to contract termination have reached adjudicated status and data validation of the information has been completed, as communicated by a letter of release from AHCCCS.

e.     Cooperation with reinsurance audit activities on prior contract years until release has been granted by AHCCCS.

f.      Cooperation with any open reconciliation activities including, but not limited to, PPC, or MED Prospective until release has been granted by AHCCCS.

g.     Quarterly Quality Management and Medical Management reports will be submitted as required by Section D,
        Paragraphs 23, Quality Management, and 24, Medical Management, as appropriate to provide AHCCCS with information on services rendered up to the date of Contract termination.  This will include quality of care (QOC)
        concern reporting based on the date of service, as opposed to the date of reporting, for a period of 3 months after contract termination.

h.     Performance Bond will be required until remaining AHCCCS liabilities are less than $50,000.

i.      In the event of termination or suspension of the contract by AHCCCS, such termination or suspension shall not affect the obligation of the Contractor to indemnify AHCCCS for any claim by any third party  against the State or
        AHCCCS arising from the Contractor's performance of this contract and for which the Contractor would otherwise be liable under this contract.

j.      Any dispute by the Contractor, with respect to termination or suspension of this contract by AHCCCS, shall be exclusively governed by the provisions of Section E, Paragraph 26, Disputes.

k.     Any funds advanced to the Contractor for coverage of members for periods after the date of termination shall be returned to AHCCCS within 30 days of termination of the contract.

l.      Record retention requirements, as described in Section D Paragraph 63; Section E, Paragraph 40 and Attachment
        A, Paragraph 20, will apply.

2.             ELIGIBILITY CATEGORIES

AHCCCS is Arizona’s Title XIX  Medicaid program operating under an 1115 Waiver and Title XXI  program operating under Title XXI State Plan authority.  Arizona has the authority to require mandatory enrollment in managed care.  All Acute Care Program members eligible for AHCCCS benefits, with exceptions as identified below, are enrolled with Acute Care Contractors that are paid on a capitated basis.  AHCCCS pays for health care expenses on a fee-for-service (FFS) basis for Title XIX- and Title XXI- eligible members who receive services through the Indian Health Service; for Title XIX eligible members who are entitled to emergency services  under the Federal Emergency Services (FES) program; and for Medicare cost sharing  beneficiaries under QMB programs.

The following describes the eligibility groups enrolled in the managed care program and covered under this contract [42 CFR 434.6(a)(2)].

Title XIX

1931 (Also referred to as TANF-related):  Eligible individuals and families under the 1931 provision of the Social Security Act, with household income levels at or below 100% of the FPL.

SSI  and SSI Related Groups:  Eligible individuals receiving income through federal cash assistance programs under Title XVI of the Social Security Act who are aged, blind or disabled and have household income levels at or below 100% of the FPL.

Freedom to Work  (Ticket to Work):  Eligible individuals under the Title XIX  expansion program that extends eligibility to individuals 16 through 64 years old who meet SSI  disability criteria, and whose earned income after allowable deductions is at or below 250% of the FPL, and who are not eligible for any other Medicaid program.  These members must pay a premium to AHCCCS, depending on income.

SOBRA:  Under the Sixth Omnibus Budget Reconciliation Act of 1986, eligible pregnant women, with individually budgeted income at or below 150% of the FPL, and children in families with individually budgeted incomes ranging from below 100% to 140% of the FPL, depending on the age of the child.

SOBRA  Family Planning:  Family planning  extension program that covers the costs for family planning services only, for a maximum of two consecutive 12-month periods following the loss of SOBRA eligibility.

Breast and Cervical Cancer  Treatment Program (BCCTP):Eligible individuals under the Title XIX  expansion program for women with incomes up to 250% of the FPL, who are diagnosed with and need treatment for breast and/or cervical cancer or cervical lesions and are not eligible for other Title XIX programs.  Eligible members cannot have other creditable health insurance coverage, including Medicare.

Young Adult Transitional Insurance (YATI):  Former foster care children between 18 and 21 years of age.

Title XIX  Waiver  Group

AHCCCS Care (Non-MED):  Eligible individuals and couples whose income is at or below 100% of the FPL, and who are not categorically linked to another Title XIX  program.  Also known as Non-MED members.

MED:  Title XIX waiver member whose family income exceeds the limits of all other Title XIX categories (except ALTCS) and has family medical expenses that reduce income to at or below 40% of the FPL.  MED members may or may not have a categorical link to Title XIX.

Title XXI

KidsCare:  Individuals under the age of 19 years, eligible under the SCHIP program, who are in households with incomes at or below 200% FPL.  All members except Native American members are required to pay a premium amount based on the number of children in the family and the gross family income.  Also referred to as Title XXI.

State-Only

State-Only Transplants:  Title XIX individuals, for whom medical necessity for a transplant has been established and who subsequently lose Title XIX eligibility may become eligible for and select one of two extended eligibility options as specified in A.R.S. 36-2907.10 and A.R.S. 36-2907.11.  The extended eligibility is authorized only for those individuals who have met all of the following conditions:

                1.             The individual has been determined ineligible for Title XIX due to excess income;
                2.             The individual has been placed on a donor waiting list before eligibility expired;
                3.             The individual has entered into a contractual arrangement with the transplant facility to pay the amount of income which is in excess of the eligibility income standards (referred to as transplant share of cost).

The following options for extended eligibility are available to these members:

Option 1:  Extended eligibility is for one 12-month period immediately following the loss of AHCCCS eligibility.  The member is eligible for all AHCCCS covered services as long as they continue to be medically eligible for a transplant.  If determined medically ineligible for a transplant at any time during the period, eligibility will terminate at the end of the calendar month in which the determination is made.

Option 2:  As long as medical eligibility for a transplant (status on a transplant waiting list) is maintained, at the time that the transplant is scheduled to be performed the transplant candidate will be re-enrolled with his/her previous Contractor to receive all covered transplant services.  Option 2-eligible individuals are not eligible for any non-transplant related health care services from AHCCCS.

3.             ENROLLMENT  AND DISENROLLMENT

AHCCCS has the exclusive authority to enroll and disenroll members.  The Contractor shall not disenroll any member for any reason unless directed to do so by AHCCCS.   The Contractor may request AHCCCS to change the member’s enrollment in accordance with the ACOM Enrollment Choice and Change of Contractor Policy.  The Contractor may not request disenrollment because of an adverse change in the member’s health status nor because of the member’s utilization of medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from his or her special needs.  An AHCCCS member may request disenrollment from the Contractor for cause at any time.  Requests due to situations defined in Section A (1) of the ACOM Change of Plan Policy should be referred to AHCCCS Member Services via mail or at (602) 417-4000 or (800) 962-6690.  For medical continuity requests, the Contractor shall follow the procedures outlined in the ACOM Change of Plan Policy, before notifying AHCCCS.  AHCCCS will disenroll the member through the ACOMChange of Plan Policy when the member:

                1.             Becomes ineligible for the AHCCCS program;
                2.             Moves out of the Contractor’s service areas;
                3.             Changes contractors during the member’s open enrollment/annual enrollment  choice period;
                4.             The Contractor does not, because of moral or religious objections, cover the service the member seeks; or
                5.             When approved for a Contractor change [42 CFR 438.56].

Members may submit plan change requests to the Contractor or the AHCCCS Administration.  A denial of any plan change request must include a description of the member’s right to appeal the denial.

Eligibility for the various AHCCCS coverage groups is determined by one of the following agencies:

Social Security Administration (SSA)	SSA determines eligibility for the Supplemental Security Income (SSI) cash program. SSI cash recipients are automatically eligible for AHCCCS coverage.

Department of Economic Security (DES)

DES determines eligibility for families with children under section 1931 of the Social Security Act, pregnant women and children under SOBRA, the Adoption Subsidy Program, Title IV-E foster care children, Young Adult Transitional Insurance Program, the Federal Emergency Services program (FES) and Title XIX  Waiver  Members.

AHCCCS

AHCCCS determines eligibility for the SSI/Medical Assistance Only groups, including the FES program for this population (aged, disabled, blind), the Arizona Long Term Care System (ALTCS), the Qualified Medicare Beneficiary  program and other Medicare cost sharing  programs, BCCTP, the Freedom to Work  program, the Title XXI  KidsCare  program and the State-Only Transplant program.

AHCCCS Acute Care members are enrolled with Contractors in accordance with the rules set forth in A.A.C R9-22, Article 17, A.A.C. R9-31, Articles 3 and 17.

Member Choice of Contractor

All AHCCCS members eligible for services covered under this contract have a choice of available Contractors.  Information about these Contractors will be given to each applicant during the application process for AHCCCS benefits.  If there is only one Contractor available for the applicant’s Geographic Service Area, no choice is offered as long as the Contractor offers the member a choice of PCPs.  Members who do not choose a Contractor prior to AHCCCS being notified of their eligibility are automatically assigned to a Contractor based on family continuity or the auto-assignment  algorithm.  Once assigned, AHCCCS sends a Freedom of Choice notice to the member and gives them 30 days to choose a different Contractor from the auto-assigned Contractor.  See Section D, Paragraph 6, Auto-Assignment Algorithm, for further explanation.

The Contractor will share with AHCCCS the cost of providing information about the Acute Care Contractors to potential members and to those eligible for annual enrollment choice.

Exceptions to the above enrollment policies for Title XIX  members include previously enrolled members who have been disenrolled for less than 90 days.  These members will be automatically enrolled with the same Contractor, if still available.  Women who become eligible for the Family Planning  Services Extension Program, will remain assigned to their current Contractor.

The effective date of enrollment for a new Title XIX  member with the Contractor is the day AHCCCS takes the enrollment action.  The Contractor is responsible for payment of medically necessary covered services retroactive to the member’s beginning date of eligibility, as reflected in PMMIS.

KidsCare  Title XXI  members must select a Contractor prior to being determined eligible, and therefore will not be auto-assigned.

When a member is transferred from Title XIX  to Title XXI and has not made a Contractor choice for Title XXI, the member will remain with his/her current Contractor and a Freedom of Choice notice will be sent to the member.  The member may then change plans no later than 30 days from the date the Freedom of Choice notice is sent.

The effective date of enrollment for a Title XXI  member will be the first day of the month following notification to the Contractor.  In the event that eligibility is determined on or after the 25th day of the month, eligibility will begin on the 1st day of the second month following the determination.

Prior Period Coverage:  AHCCCS provides prior period coverage for the period of time prior to the Title XIX member’s enrollment during which the member is eligible for covered services.  The time frame is from the effective date of eligibility to the day the member is enrolled with the Contractor.  The Contractor receives notification from the Administration of the member’s enrollment.  The Contractor is responsible for payment of all claims for medically necessary covered services, including all behavioral health services, provided to members during prior period coverage.  This may include services provided prior to the contract year (See Section D, Paragraph 53, Compensation, for a description of the Contractor’s reimbursement from AHCCCS for this eligibility time period).

For behavioral health services, the 72-hour maximum liability period specified in A.A.C. R9-22-210.01 does NOT apply to services provided during prior period coverage.  Additionally, behavioral health services provided during the PPC period are not considered in the calculation of the maximum of 72 hours of inpatient emergency behavioral health services as described in the rule.  Pursuant to A.R.S. 36-545 et seq., court-ordered behavioral health screening and evaluation services are the responsibility of the county.  Refer also to Section D, Paragraph 12, Behavioral Health Services.

Newborns:  Newborns born to AHCCCS eligible mothers  enrolled at the time of the child's birth will be enrolled with the mother's Contractor, when newborn notification is received by AHCCCS.  The Contractor is responsible for notifying AHCCCS of a child’s birth to an enrolled member.  Capitation  for the newborn will begin on the date notification is received by AHCCCS.  The effective date of AHCCCS eligibility will be the newborn’s date of birth, and the Contractor is responsible for all covered services to the newborn, whether or not AHCCCS has received notification of the child’s birth.  AHCCCS is currently available to receive notification 24 hours a day, 7 days a week via phone or the AHCCCS website.  Each eligible mother of a newborn is sent a letter advising her of her right to choose a different Contractor for her child; the date of the change will be the date of processing the request from the mother.  If the mother does not request a change, the child will remain with the mother's Contractor.

Newborns of FES mothers are auto-assigned to a Contractor and mothers of these newborns sent letters advising them of their right to choose a different Contractor for their children.  In the event the FES mother chooses a different Contractor, AHCCCS will recoup all capitation  paid to the originally assigned Contractor and the baby will be enrolled retroactive to the date of birth with the second Contractor.  The second Contractor will receive prior period  capitation from the date of birth to the day before assignment and prospective capitation from the date of assignment forward.  The second Contractor will be responsible for all covered services to the newborn from date of birth.

Enrollment Guarantees:  Upon initial capitated enrollment as a Title XIX-eligible member, the member is guaranteed a minimum of five full months of continuous enrollment.  Upon initial capitated enrollment as a Title XXI-eligible member, the member is guaranteed a minimum of 12 full months of continuous enrollment.  The enrollment guarantee is a one-time benefit.  If a member changes from one Contractor to another within the enrollment guarantee period, the remainder of the guarantee period applies to the new Contractor.  The enrollment guarantee may not be granted or may be terminated if the member is incarcerated, or if a minor child is adopted.  AHCCCS Rules R9-22, Article 17, and R9-31, Article 3, describes other reasons for which the enrollment guarantee may not apply.

Native Americans:  Native Americans, on- or off-reservation, may choose to receive services from Indian Health Service  (IHS), a P.L. 93-638 tribal facility or any available Contractor.  If a choice is not made within the specified time limit, Native American Title XIX  members living on-reservation will be assigned to the AHCCCS American Indian Health Program (AIHP) as FFS members.  The designation of a zip code as a ‘reservation zip code’, not the physical location of the residence, is the factor that determines whether a member is considered on or off-reservation for these purposes.  Further, if the member resides in a zip code that contains land on both sides of a reservation boundary and the zip code is assigned as off-reservation, the physical location of the residence does not change the off-reservation designation for the member.  Native American Title XIX members living off-reservation who do not make a Contractor choice will be assigned to an available Contractor using the AHCCCSprotocol for family continuity and the auto-assignment  algorithm.  Native American Title XXI  members must make a choice prior to being determined eligible.  Native Americans may change from AHCCCS AIHP FFS to a Contractor or from a Contractor to AHCCCS AIHP FFS at any time.

4.             ANNUAL ENROLLMENT  CHOICE

AHCCCS conducts an Annual Enrollment  Choice (AEC) for members on their annual anniversary date [42 CFR 438.56(c)(2)(ii)].  AHCCCS may hold an open enrollment in any GSA or combination of GSAs,  as deemed necessary.  During AEC, members may change Contractors subject to the availability of other Contractors within their Geographic Service Area.  A members is mailed a printed enrollment form and other information required by the Balanced Budget Act  of 1997 (BBA) 60 days prior to his/her AEC date and may choose a new Contractor by contacting AHCCCS to complete the enrollment process.  If the member does not participate in the AEC, no change of Contractor will be made (except for approved changes under the ACOM Change of Plan Policy) during the new anniversary year.  This holds true if a Contractor’s contract is renewed and the member continues to live in a Contractor’s service area.  The Contractor shall comply with the ACOM Member Transition for Annual Enrollment Choice Policy, Open Enrollment and Other Plan Changes Policy, and the AMPM.

5.         ENROLLMENT AFTER CONTRACT AWARD

In the event that AHCCCS does not award a CYE ’09 contract to an incumbent contractor, AHCCCS will direct enrollment  effective October 1, 2008, for those members enrolled with an exiting Contractor.  Members will be auto assigned to all or select Contractors utilizing the auto assignment algorithm found in the Conversion Group Assignment section of Attachment G, Auto-Assignment Algorithm.  The members in the Conversion Group will have the opportunity to choose an alternate Contractor, according to the details in Attachment G, Auto-Assignment Algorithm.

AHCCCS will also use an enhanced auto-assignment algorithm in certain GSAs for new Contractors or those incumbent Contractors defined as small Contractors.  This enhanced algorithm may be in effect beginning October 1, 2008, for a period of no less than three months and no more than six months.  Those Contractors not defined as new or small Contractors in a GSA may not receive auto-assigned members during the enhanced algorithm period.  See Attachment G, Auto-Assignment Algorithm, for details.

In addition to auto-assignment, AHCCCS will make changes to both annual enrollment  choice materials and new enrollee materials prior to October 1, 2008, to reflect the change in available contractors.   The auto assignment algorithm will be adjusted to exclude auto assignment of new enrollees to exiting Contractor(s) effective August 1, 2008.

6.             AUTO-ASSIGNMENT  ALGORITHM

Members who do not exercise their right to choose and do not have family continuity are assigned to a Contractor through an auto-assignment  algorithm.  Once auto-assigned, AHCCCS sends a Freedom of Choice notice to the member and gives him/her 30 days to choose a different Contractor from the auto-assigned Contractor.  The algorithm is a mathematical formula used to distribute members to the various Contractors in a manner that is predictable and consistent with AHCCCS goals.  The algorithm favors those Contractors with lower capitation  rates and higher Program scores in this procurement and as described below.  For further details on the AHCCCS Auto-Assignment Algorithm, refer to Attachment G.  AHCCCS may change the algorithm at any time during the term of the contract in response to Contractor-specific issues (e.g. imposition of an enrollment cap).

In future contract years, AHCCCS may adjust the auto-assignment algorithm in consideration of Contractors’ clinical performance measure results when calculating target percentages.  Ranking in the algorithm may be weighted, based on the number of Performance Measures for which a Contractor is meeting the current AHCCCS Minimum Performance Standard (MPS) as a percentage of the total number of measures utilized in the calculation.  AHCCCS will determine and communicate the Performance Measures to be used to evaluate Contractor performance prior to the beginning of the contract year to be measured.

7.             AHCCCS MEMBER IDENTIFICATION CARDS

The Contractor is responsible for paying the costs of producing AHCCCS member identification cards.  The Contractor will receive an invoice the month following the issue date of the identification card.

8.             MAINSTREAMING OF AHCCCS MEMBERS

To ensure mainstreaming  of AHCCCS members, the Contractor shall take affirmative action so that members are provided covered services without regard to payer source, race, color, creed, gender, religion, age, national origin (to include those with limited English proficiency), ancestry, marital status, sexual preference, genetic information, or physical or mental handicap, except where medically indicated.  The Contractor must take into account a member’s literacy and culture when addressing members and their concerns, and must take reasonable steps to encourage subcontractors to do the same.  The Contractor must make interpreters, including assistance for the vision- or hearing- impaired, available free of charge for all members to ensure appropriate delivery of covered services.  The Contractor must provide members with information instructing them how to access these services.

Prohibited practices include, but are not limited to, the following, in accordance with Title VI of the US Civil Rights Act of 1964, 42 USC, Section 2001, Executive Order 13166, and rules and regulation promulgated according to, or as otherwise provided by law:

a.             Denying or not providing a member any covered service or access to an available facility.
b.             Providing to a member any covered service which is different, or is provided in a different manner or at a different time from that provided to other members, other public or private patients or the public at large, except where medically necessary.
c.             Subjecting a member to segregation or separate treatment in any manner related to the receipt of any covered service; restricting a member in any way in his or her enjoyment of any advantage or privilege enjoyed by others receiving any covered service.
d.             The assignment of times or places for the provision of services on the basis of the race, color, creed, religion, age, sex, national origin, ancestry, marital status, sexual preference, income status, AHCCCS membership, or physical or mental handicap of the participants to be served.

If the Contractor knowingly executes a subcontract  with a provider with the intent of allowing or permitting the subcontractor  to implement barriers to care (i.e., the terms of the subcontract act to discourage the full utilization of services by some members); the Contractor will be in default of its contract.

If the Contractor identifies a problem involving discrimination by one of its providers, it shall promptly intervene and implement a corrective action plan.  Failure to take prompt corrective measures may place the Contractor in default of its contract.

9.             TRANSITION OF MEMBERS

The Contractor shall comply with the AMPM and the ACOMMember Transition for Annual Enrollment Choice, Open Enrollment and Other Plan Changes Policy standards for member transitions between Contractors or GSAs, participation in or discharge from CRS or CMDP, to or from an ALTCS Contractor,  and upon termination or expiration of a contract.  AHCCCS may discontinue enrollment of members with the Contractor three months prior to the contract termination date.  The Contractor shall develop and implement policies and procedures which comply with these policies to address transition of:

a.             Members with significant medical conditions such as a high-risk pregnancy  or pregnancy within the last 30 days, the need for organ or tissue transplantation, chronic illness resulting in hospitalization or nursing facility  placement, etc.;
b.             Members who are receiving ongoing services such as dialysis, home health, chemotherapy and/or radiation therapy, or who are hospitalized at the time of transition;
c.             Members who have conditions requiring ongoing monitoring or screening such as elevated blood lead levels and members who were in the NICU after birth;
d.             Members who frequently contact AHCCCS, state and local officials, the Governor’s Office and/or the media;
e.             Members who have received prior authorization  for services such as scheduled surgeries, out-of-area specialty services, or nursing home admission;
f.              Prescriptions, DME  and medically necessary transportation  ordered for the transitioning member by the relinquishing Contractor; and
g.             Medical records of the transitioning member (the cost, if any, of reproducing and forwarding medical records shall be the responsibility of the relinquishing AHCCCS Contractor).
h.             Any members transitioning to CMDP.

When relinquishing members, the Contractor is responsible for timely notification to the receiving Contractor regarding pertinent information related to any special needs of transitioning members.  The Contractor, when receiving a transitioning member with special needs, is responsible for coordinating care with the relinquishing Contractor in order that services are not interrupted, and for providing the new member with Contractor and service information, emergency numbers and instructions about how to obtain services.

10.        SCOPE OF SERVICES

The Contractor shall provide covered services to AHCCCS members in accordance with all applicable federal and state laws regulations and policies, including those listed by reference in attachments and this contract.  The services are described in detail in AHCCCS Rules R9-22, Article 2, the AHCCCS Medical Policy Manual (AMPM) and the AHCCCS Contractor Operations Manual (ACOM), all of which are incorporated herein by reference, except for provisions specific to the Fee-for-Service  program, and may be found on the AHCCCS website (http://www.azahcccs.gov/) [42 CFR 438.210(a)(1)]. To be covered, services must be medically necessary and cost effective.  The covered services are briefly described below.  Except for annual well woman exams, behavioral health  and children’s dental  services, covered services must be provided by or coordinated with a primary care provider.

The Contractor shall coordinate all services it provides to a member with any services the member receives from other entities, including behavioral health services the member receives through an ADHS/RBHA provider and Children’s Rehabilitative Services (CRS) provided through ADHS/CRSA.  The Contractor shall ensure that, in the process of coordinating care, each member’s privacy is protected in accordance with the privacy requirements in 45 CFR Parts 160 and 164, Subparts A and E, to the extent that they are applicable [42 CFR 438.208(b)(4) and 438.224].

Services must be rendered by providers that are appropriately licensed or certified, operating within their scope of practice, and registered as an AHCCCS provider.  The Contractor shall provide the same standard of care for all members, regardless of the member's eligibility category.  The Contractor shall ensure that the services are sufficient in amount, duration and scope to reasonably be expected to achieve the purpose for which the services are furnished.  The Contractor shall not arbitrarily deny or reduce the amount, duration, or scope of a required service solely because of diagnosis, type of illness, or condition of the member.  The Contractor may place appropriate limits on a service on the basis of criteria such as medical necessity; or for utilization control, provided the services furnished can reasonably be expected to achieve their purpose [42 CFR 438.210(a)(3)].

If the Contractor does not, because of a moral or religious objection, cover one or more of the services listed in this contract, it must notify AHCCCS of the objection.  The Contractor must arrange for those services to be provided by another entity.  Any alternative arrangement must be approved in advance by AHCCCS.  Requests for approval must be submitted to the Division of Health Care Management, Acute Care Operations Unit, 90 days prior to implementation.

Authorization of Services:  For the processing of requests for initial and continuing authorizations of services, the Contractor shall have in place and follow written policies and procedures.  The Contractor shall have mechanisms in place to ensure consistent application of review criteria for authorization decisions.  Any decision to deny a service authorization request or to authorize a service in an amount, duration or scope that is less than requested, shall be made by a health care professional who has appropriate clinical expertise in treating the member’s condition or disease [42 CFR 438.210(b)].

Notice of Action:  The Contractor shall notify the requesting provider and give the member written notice of any decision by the Contractor to deny, reduce, suspend or terminate a service authorization request, or to authorize a service in an amount, duration, or scope that is less than requested.  The notice shall meet the requirements of 42 CFR 438.404, AHCCCS Rules and ACOM Notice of Action Policy.  The notice to the provider must also be in writing as specified in Attachment H(1) of this contract.  See Attachment F, Periodic Report Requirements, for information regarding the reporting of service provision and grievance tracking for specific items covered under this paragraph.

The Contractor shall ensure that its providers are not restricted or inhibited in any way from communicating freely with members regarding their health care, medical needs and treatment options, even if needed services are not covered by the Contractor.

Ambulatory  Surgery:  The Contractor shall provide surgical services for either emergency or scheduled surgeries when provided in an ambulatory or outpatient  setting, such as a freestanding surgical center or a hospital-based outpatient surgical setting.

American Indian Health Program  (AIHP):  AHCCCS will reimburse claims on a FFS basis for acute care services that are medically necessary, eligible for 100% Federal reimbursement, and are provided to Title XIX  members enrolled with the Contractor in an IHS or a 638 tribal facility.  Encounters for Title XIX services in IHS or tribal facilities will not be accepted by AHCCCS or considered in capitation rate development.

The Contractor is responsible for reimbursement to IHS or tribal facilities for services  provided to Title XXI  Native American members enrolled with the Contractor.  The Contractor may choose to subcontract  with an IHS or 638 tribal facility as part of its provider network for the delivery of Title XXI covered services.  Expenses incurred by the Contractor for Title XXI services delivered in an IHS or 638 tribal facility shall be encountered and considered in capitation rate development.

Anti-hemophilic Agents and Related Services:  The Contractor shall provide services for the treatment of hemophilia and Von Willebrand’s disease (See Section D, Paragraph 57, Reinsurance, Catastrophic Reinsurance).

Audiology:  The Contractor shall provide audiology services to members under the age of 21 years, including the identification and evaluation of hearing loss and rehabilitation  of the hearing loss through medical or surgical means.  Only the identification and evaluation of hearing loss are covered for members 21 years of age and older unless the hearing loss is due to an accident or injury-related emergent condition.  Pursuant to A.A.C. R9-22-212, hearing aids are not covered for members 21 and older.

Behavioral Health:  The Contractor shall provide behavioral health services as described in Section D, Paragraph 12, Behavioral Health Services.  Also refer to Prior Period Coverage in Section D, Paragraph 3, Enrollment and Disenrollment.

Children's Rehabilitative Services (CRS):   The program for children with CRS-covered conditions is administered by the Arizona Department of Health Services (ADHS) for children who meet CRS eligibility  criteria.  The Contractor shall refer children to the CRS program who are potentially eligible for services related to CRS-covered conditions, as specified in R9-22, Article 2, and A.R.S. Title 36, Chapter 2, Article 3.  The Contractor is responsible for care of members until Children’s Rehabilitative Services Administration (CRSA) determines those members eligible.  In addition, the Contractor is responsible for covered services for CRS-eligible members unless and until the Contractor has received written confirmation from CRSA that CRSA will provide the requested service.  The Contractor shall require the member’s Primary Care Provider (PCP) to coordinate the member’s care with the CRS Program.  For more detailed information regarding eligibility criteria, referral practices, and Contractor-CRS coordination issues, refer to the CRS Policy and Procedures Manual located on the Arizona Department of Health Services website at http://www.azdhs.gov/ and the related ACOM policy.

The Contractor shall respond to requests for services potentially covered by CRSA in accordance with the related ACOM policy.  The Contractor is responsible for addressing prior authorization requests if CRSA fails to comply with the timeframes specified in the related ACOM policy.  The Contractor remains ultimately responsible for the provision of all covered services to its members, including all emergency services (in or out of network), and AHCCCS-covered services denied by CRSA for the reason that it is not a service related to a CRS condition.

Referral to CRSA does not relieve the Contractor of the responsibility for providing timely medically necessary AHCCCS services not covered by CRSA.  In the event that CRSA denies a medically necessary AHCCCS service for the reason that it is not related to a CRS condition, the Contractor must promptly respond to the service authorization request and authorize the provision of medically necessary services.  CRSA cannot contest the Contractor prior authorization determination if CRSA fails to timely respond to a service authorization request.  The Contractor, through its Medical Director, may request review from the CRS Regional Medical Director when it denies a service for the reason that it is not covered by the CRS Program.  The Contractor may also request a hearing with the Administration if it is dissatisfied with the CRSA determination.  If the AHCCCS Hearing Decision determines that the service should have been provided by CRSA, CRSA shall be financially responsible for the costs incurred by the Contractor in providing the service.

A member with private insurance is not required to utilize CRSA.  This includes members with Medicare whether they are enrolled in Medicare FFS or a Medicare Managed Care plan.  If a member uses the private insurance network or Medicare for a CRS-covered condition, the Contractor is responsible for all applicable deductibles and copayments.  If the member is on Medicare, the ACOM Medicare Cost Sharing for Members in Traditional Fee for Service Medicare Policy and Medicare Cost Sharing for Members in Medicare Managed Care Plans Policy shall apply.  When the private insurance or Medicare is exhausted, or certain annual or lifetime limits are reached with respect to CRS-covered conditions, the Contractor shall refer the member to CRSA for determination of eligibility for CRS services.  If the member with private insurance or Medicare chooses to enroll with CRS, CRS becomes the secondary payer responsible for all applicable deductibles and copayments.  The Contractor is not responsible to provide services in instances when the CRS-eligible member who has no primary insurance or Medicare refuses to receive CRS-covered services through the CRS program.  If the Contractor becomes aware that a member with a CRS-covered condition refuses to participate in the CRS application process or refuses to receive services through the CRS Program, the member may be billed by the provider in accordance with AHCCCS regulations regarding billing for unauthorized services.

Chiropractic  Services:  The Contractor shall provide chiropractic services to members under age 21 when prescribed by the member’s PCP  and approved by the Contractor in order to ameliorate the member’s medical condition.  Medicare approved chiropractic services for any member shall also be covered, subject to limitations specified in 42 CFR 410.22, for Qualified Medicare Beneficiaries if prescribed by the member’s PCP and approved by the Contractor.

Dialysis:  The Contractor shall provide medically necessary dialysis, supplies, diagnostic testing and medication  for all members when provided by Medicare-certified hospitals or Medicare-certified end stage renal disease (ESRD) providers.  Services may be provided on an outpatient  basis or on an inpatient  basis if the hospital admission is not solely to provide chronic dialysis services.

Early and Periodic Screening, Diagnosis and Treatment  (EPSDT):  The Contractor shall provide comprehensive health care services through primary prevention, early intervention, diagnosis and medically necessary treatment to correct or ameliorate defects and physical or mental illness discovered by the screenings for members under age 21.  The Contractor shall ensure that these members receive required health screenings, including those for developmental/behavioral health, in compliance with the AHCCCS periodicity schedule.   The Contractor shall submit all EPSDT reports to the AHCCCS Division of Health Care Management, as required by the AMPM.  The Contractor is required to meet specific participation/utilization rates for members as described in Section D, Paragraph 23, Quality Management.

The Contractor shall ensure the initiation and coordination of a referral  to the ADHS/RBHA system for members in need of behavioral health services.  The Contractor shall follow up with the RBHA to monitor whether members have received these health services.

The Contractor is encouraged to assign EPSDT-aged members to providers that are trained on and who use AHCCCS-approved developmental screening tools.

Early Detection Health Risk Assessment, Screening, Treatment and Primary Prevention:  The Contractor shall provide primary prevention education to adult members.  The Contractor shall provide health care services through screening, diagnosis and medically necessary treatment for members 21 years of age and older.  These services include, but are not limited to, screening and treatment for hypertension; elevated cholesterol; colon cancer; sexually transmitted diseases; tuberculosis; HIV/AIDS; breast and cervical cancer; and prostate cancer.  Nutritional assessment and treatment are covered when medically necessary to meet the nutritional needs of members who may have a chronic debilitating disease.  Physical examinations, diagnostic work-ups and medically necessary immunizations are also covered as found in Arizona Administrative Code Section R9-22-205.  Required assessment and screening services for members under age 21 are specified in the AHCCCS EPSDT periodicity schedule.

Emergency Services:  The Contractor shall have and/or provide the following as a minimum:

a.             Emergency services  facilities adequately staffed by qualified medical professionals to provide pre-hospital, emergency care on a 24-hour-a-day, 7-day-a-week basis, for the sudden onset of a medically emergent condition.  Emergency medical services are covered without prior authorization.  The Contractor is encouraged to contract with emergency service facilities for the provision of emergency services.  The Contractor shall be responsible for educating members and providers regarding appropriate utilization of emergency room services including behavioral health emergencies.  The Contractor shall monitor emergency service utilization (by both provider and member) and shall have guidelines for implementing corrective action for inappropriate utilization;
b.             All medical services necessary to rule out an emergency condition; and
c.             Emergency  transportation.

Per the Balanced Budget Act  of 1997, 42 CFR 438.114, the following conditions apply with respect to coverage and payment of emergency services:

The Contractor must cover and pay for emergency services  regardless of whether the provider that furnishes the service has a contract with the Contractor.

The Contractor may not deny payment for treatment obtained under either of the following circumstances:

1.             A member had an emergency medical condition, including cases in which the absence of medical attention would not have resulted in the outcomes identified in the definition of emergency medical condition under 42 CFR 438.114.
2.             A representative of the Contractor (an employee or subcontracting provider) instructs the member to seek emergency medical services.

Additionally, the Contractor may not:

1.             Limit what constitutes an emergency medical condition as defined in 42 CFR 438.114, on the basis of lists of diagnoses or symptoms.
2.             Refuse to cover emergency services  based on the failure of the emergency room provider, hospital, or fiscal agent to notify the Contractor of the member’s screening and treatment within 10 calendar days of presentation for emergency services.  Claims submission by the hospital within 10 calendar days of presentation for the emergency services constitutes notice to the Contractor.
                This notification stipulation is only related to the provision of emergency services.
3.             Require notification of Emergency Department treat and release visits as a condition of payment unless the plan has prior approval of the AHCCCS Administration.

A member who has an emergency medical condition may not be held liable for payment of subsequent screening and treatment needed to diagnose the specific condition or stabilize the patient.

The attending emergency physician, or the provider actually treating the member, is responsible for determining when the member is sufficiently stabilized for transfer or discharge, and such determination is binding on the Contractor responsible for coverage and payment.  The Contractor shall comply with BBA  guidelines regarding the coordination of post-stabilization  care.

For additional information and requirements regarding emergency services, refer to AHCCCS Rules R9-22-201 et seq. and 42 CFR 438.114.

Family Planning:  The Contractor shall provide family planning services in accordance with the AMPM, for all members who choose to delay or prevent pregnancy.  These include medical, surgical, pharmacological and laboratory  services, as well as contraceptive  devices.  Information and counseling, which allow members to make informed decisions regarding family planning methods, shall also be included.  If the Contractor does not provide family planning services, it must contract for these services through another health care delivery system.

The Contractor shall provide services to members enrolled in the Family Planning  Services Extension Program, a program that provides family planning services only, for a maximum of two consecutive 12-month periods, to women whose SOBRA  eligibility has terminated.  The Contractor is also responsible for notifying AHCCCS when a SOBRA woman is sterilized  to prevent inappropriate enrollment in the SOBRA Family Planning  Services Extension Program.  Notification should be made at the time the newborn is reported or after the sterilization procedure is completed.

Home and Community Based Services (HCBS):  Assisted living facility, alternative residential setting, or home and community based services (HCBS) as defined in R9-22, Article 2, and R9-28, Article 2 that meet the provider standards described in R9-28, Article 5, and subject to the limitations set forth in the AMPM.  These services are covered in lieu of a nursing facility.

Home Health:  This service shall be provided under the direction of a physician to prevent hospitalization or institutionalization and may include nursing, therapies, supplies  and home health aide services.  It shall be provided on a part-time or intermittent basis.

Hospice:  These services are covered for members who are certified by a physician as being terminally ill and having six months or less to live.  See theAMPM for details on covered hospice services.

Hospital:  Inpatient  services include semi-private accommodations for routine care, intensive and coronary care, surgical care, obstetrics and newborn nurseries, and behavioral health  emergency/crisis services.  If the member’s medical condition requires isolation, private inpatient accommodations are covered.  Nursing services, dietary services and ancillary services such as laboratory, radiology, pharmaceuticals, medical supplies, blood and blood derivatives, etc. are also covered.  Outpatient  hospital services include any of the above, which may be appropriately provided on an outpatient or ambulatory  basis (i.e., laboratory, radiology, therapies, ambulatory surgery, etc.).   Observation  services may be provided on an outpatient basis, if determined reasonable and necessary, when deciding whether the member should be admitted for inpatient care.  Observation services include the use of a bed and periodic monitoring by hospital nursing staff and/or other staff to evaluate, stabilize or treat medical conditions of a significant degree of instability and/or disability.

Immunizations:  The Contractor shall provide immunizations for adults (21 years of age and older) to include but not limited to: diphtheria-tetanus, influenza, pneumococcus, rubella, measles and hepatitis-B and others as medically indicated.  For all members under the age of 21, immunization requirements include but are not limited to: diphtheria, tetanus, pertussis vaccine (DTaP), inactivated polio vaccine (IPV), measles, mumps, rubella (MMR) vaccine, H. influenza, type B (HIB) vaccine, hepatitis B (Hep B) vaccine, varicella zoster virus (VZV) vaccine and pneumococcal conjugate vaccine (PCV) (see Section D, Paragraph 15, Pediatric Immunizations and the Vaccines for Children Program).  The Contractor is required to meet specific immunization rates for members under the age of 21, which are described in Section D, Paragraph 23, Quality Management. (Please refer to the AMPM for current immunization requirements.)

Incontinence Supplies:  The Contractor shall cover incontinence supplies as specified in AHCCCS Rule A.A.C. R9-22-212 and the AMPM.

Laboratory:  Laboratory services for diagnostic, screening and monitoring purposes are covered when provided by a CLIA (Clinical Laboratory Improvement Act) approved free-standing laboratory, hospital, clinic, physician office or other health care facility laboratory.

Upon written request, the Contractor may obtain laboratory  test data on members from a freestanding laboratory or hospital- based laboratory subject to the requirements specified in A.R.S. § 36-2903(Q) and (R).  The data shall be used exclusively for quality improvement activities and health care outcome studies required and/or approved by the Administration.

Maternity:  The Contractor shall provide pre-conception counseling, pregnancy  identification, prenatal  care, treatment of pregnancy related conditions, labor and delivery services, and postpartum  care for members.  Services may be provided by physicians, physician assistants, nurse practitioners, certified nurse midwives, or licensed midwives.  Members may select or be assigned to a PCP  specializing in obstetrics.  All members, anticipated to have a low-risk delivery, may elect to receive labor and delivery services in their home, if this setting is included in the allowable settings of the Contractor and the Contractor has providers in its network that offer home labor and delivery services.  All members anticipated to have a low-risk prenatal course and delivery may elect to receive prenatal care, labor and delivery and postpartum care provided by certified nurse midwives or licensed midwives, if these providers are in the Contractor’s network.  Members receiving maternity services from a certified nurse midwife or a licensed midwife must also be assigned to a PCP for other health care and medical services.  A certified nurse midwife may provide those primary care services that s/he is willing to provide and that the member elects to receive from the certified nurse midwife.  Members receiving care from a certified nurse midwife may also elect to receive some or all her primary care from the assigned PCP.  Licensed midwives may not provide any additional medical services as primary care is not within their scope of practice.  The Contractor shall allow women and their newborns to receive up to 48 hours of inpatient  hospital care after a routine vaginal delivery and up to 96 hours of inpatient care after a cesarean delivery.  The attending health care provider, in consultation with the mother, may discharge the mother or newborn prior to the minimum length of stay.  A normal newborn may be granted an extended stay in the hospital of birth when the mother’s continued stay in the hospital is beyond the 48 or 96 hour stay.

The Contractor shall inform all assigned AHCCCS pregnant women of voluntary prenatal  HIV  testing and the availability of medical counseling if the test is positive.  The Contractor shall provide information in the member handbook and annually in the member newsletter, which encourages pregnant women to be tested and provides instructions about where testing is available.  Semi-annually, the Contractor shall report to AHCCCS the number of pregnant women who have been identified as HIV/AIDS-positive.  This report is due no later than 30 days after the end of the second and fourth quarters of the contract year.

Medical Foods:  Medical foods are covered within limitations defined in the AMPM for members diagnosed with a metabolic condition included under the ADHS Newborn Screening Program and specified in the AMPM.  The medical foods, including metabolic formula and modified low protein foods, must be prescribed or ordered under the supervision of a physician.

Medical Supplies, Durable Medical Equipment  (DME), Orthotic and Prosthetic Devices:  These services are covered when prescribed by the member’s PCP, attending physician, practitioner, or by a dentist.  Medical equipment may be rented or purchased only if other sources, which provide the items at no cost, are not available.  The total cost of the rental must not exceed the purchase price of the item.  Reasonable repairs or adjustments of purchased equipment are covered to make the equipment serviceable and/or when the repair cost is less than renting or purchasing another unit.

Nursing Facility:  The Contractor shall provide services in nursing facilities, including religious non-medical health care institutions, for members who require short-term convalescent care  not to exceed 90 days per contract year.  In lieu of a nursing facility, the member may be placed in an assisted living facility, an alternative residential setting, or receive home and community based services (HCBS) as defined in R9-22, Article 2 and R9-28, Article 2 that meet the provider standards described in R9-28, Article 5, and subject to the limitations set forth in the AMPM.

Nursing facility  services must be provided in a dually-certified Medicare/Medicaid nursing facility, which includes in the per-diem rate: nursing services; basic patient care equipment and sickroom supplies; dietary services; administrative physician visits; non-customized DME; necessary maintenance and rehabilitation  therapies; over-the-counter medications; social, recreational and spiritual activities; and administrative, operational medical direction services.  See Section D, Paragraph 41, Responsibility for Nursing Facility Reimbursement, for further details.

The Contractor shall notify the Assistant Director of the Division of Member Services, by Email, when a member has been residing in a nursing facility  for 75 days.  This will allow AHCCCS time to follow-up on the status of the ALTCS application and to consider potential fee-for-service  coverage, if the stay goes beyond the 90-day per contract year maximum.  The notice should be sent via e-mail to HealthPlan75DayNotice@azahcccs.gov.

Notifications must include:

1.             Member Name
2.             AHCCCS ID
3.             Date of Birth
4.             Name of Facility
5.             Admission Date to the Facility
6.             Date they reach the 75 days
7.             Name of Contractor of enrollment

Nutrition:  Nutritional assessments may be conducted as a part of the EPSDT  screenings for members under age 21, and to assist members 21 years of age and older whose health status may improve with nutritional intervention.  Assessment of nutritional status on a periodic basis may be provided as determined necessary, and as a part of the health risk assessment and screening services provided by the member’s PCP.  AHCCCS covers nutritional therapy on an enteral, parenteral or oral basis, when determined medically necessary to provide either complete daily dietary requirements or to supplement a member’s daily nutritional and caloric intake and when AHCCCS criteria specified in the AMPM are met.

Oral Health:  The Contractor shall provide all members under the age of 21 years with all medically necessary dental services including emergency dental services, dental screening and preventive services in accordance with the AHCCCS periodicity schedule, as well as therapeutic dental services, dentures, and pre-transplantation  dental services.  The Contractor shall monitor compliance with the EPSDT  periodicity schedule for dental screening services.  The Contractor is required to meet specific utilization rates for members as described in Section D, Paragraph 23, Quality Management.  The Contractor shall ensure that members are notified when dental screenings are due if the member has not been scheduled for a visit.  If a dental screening is not received by the member, a second notice must be sent.  Members under the age of 21 may request dental services without referral  and may choose a dental provider from the Contractor’s provider network.  For members who are 21 years of age and older, the Contractor shall provide emergency dental care, medically necessary dentures and dental services for transplantation services as specified in the AMPM.

Physician:  The Contractor shall provide physician services to include medical assessment, treatments and surgical services provided by licensed allopathic or osteopathic physicians.

Podiatry:  The Contractor shall provide podiatry services to include bunionectomies, casting for the purpose of constructing or accommodating orthotics, medically necessary orthopedic shoes that are an integral part of a brace, and medically necessary routine foot care for patients with a severe systemic disease that prohibits care by a nonprofessional person.

Post-stabilization Care Services Coverage and Payment:  Pursuant to AHCCCS Rule A.A.C. R9-22-210 and 42 CFR 438.114, 422.113(c) and 422.133, the following conditions apply with respect to coverage and payment of emergency and of post-stabilization  care services, except where otherwise noted in the contract:

The Contractor must cover and pay for post-stabilization  care services without authorization, regardless of whether the provider that furnishes the service has a contract with the Contractor, for the following situations:

1.             Post-stabilization care services that were pre-approved by the Contractor; or
2.             Post-stabilization care services were not pre-approved by the Contractor because the Contractor did not respond to the treating provider’s request for pre-approval within one hour after being requested to approve such care or could not be contacted for pre-approval.
3.             The Contractor representative and the treating physician cannot reach agreement concerning the member’s care and a Contractor physician is not available for consultation.  In this situation, the Contractor must give the treating physician the opportunity to consult with a Contractor physician and the treating physician may continue with care of the patient until a Contractor physician is reached or one of the criteria in 42 CFR 422.113(c)(3) is met.

Pursuant to 42 CFR 422.113(c)(3), the Contractor’s financial responsibility for post-stabilization  care services that have not been pre-approved ends when:

1.             A Contractor physician with privileges at the treating hospital assumes responsibility for the member’s care;
2.             A Contractor physician assumes responsibility for the member’s care through transfer;
3.             A Contractor representative and the treating physician reach an agreement concerning the member’s care; or
4.             The member is discharged.

Pregnancy  Terminations:  AHCCCS covers pregnancy termination if the pregnant member suffers from a physical disorder, physical injury, or physical illness, including a life endangering physical condition caused by or arising from the pregnancy itself, that would, as certified by a physician, place the member in danger of death unless the pregnancy is terminated, or the pregnancy is a result of rape or incest.

The attending physician must acknowledge that a pregnancy termination has been determined medically necessary by submitting the Certificate of Necessity for Pregnancy Termination.  This certificate must be submitted to the Contractor’s Medical Director.  The Certificate must certify that, in the physician's professional judgment, one or more of the previously mentioned criteria have been met.

Prescription Drugs:  Medications ordered by a PCP, attending physician, dentist or other authorized prescriber and dispensed under the direction of a licensed pharmacist are covered subject to limitations related to prescription supply amounts, Contractor formularies and prior authorization  requirements.  The Contractor may include over-the-counter medications in the formulary, as defined in the AMPM.  An appropriate over-the-counter medication may be prescribed, when it is determined to be a lower-cost alternative to prescription drugs.

Medicare Part D:  AHCCCS covers those drugs ordered by a PCP, attending physician, dentist or other authorized prescriber and dispensed under the direction of a licensed pharmacist subject to limitations related to prescription supply amounts, and the Contractor’s prior authorization requirements if they are excluded from Medicare Part D coverage.  Medications that are covered by Part D, but are not on a specific Part D Health Plan’s formulary are not considered excluded drugs and will not be covered by AHCCCS.

Primary Care Provider (PCP):  PCP services are covered when provided by a physician, physician assistant or nurse practitioner selected by, or assigned to, the member.  The PCP provides primary health care and serves as a coordinator in referring the member for specialty medical services [42 CFR 438.208(b)].  The PCP is responsible for maintaining the member’s primary medical record, which contains documentation of all health risk assessments and health care services of which they are aware whether or not they were provided by the PCP.

Radiology  and Medical Imaging:  These services are covered when ordered by the member’s PCP, attending physician or dentist and are provided for diagnosis, prevention, treatment or assessment of a medical condition.  Services are generally provided in hospitals, clinics, physician offices and other health care facilities.

Rehabilitation  Therapy:  The Contractor shall provide occupational, physical and speech therapies.  Therapies must be prescribed by the member’s PCP  or attending physician for an acute condition and the member must have the potential for improvement due to the rehabilitation.  Physical therapy for all members, and occupational and speech therapies for members under the age of 21, are covered in both inpatient and outpatient  settings.  For those members who are 21 and over, occupational and speech therapies are covered in inpatient  settings only.

Respiratory  Therapy:  This therapy is covered in inpatient  and outpatient  settings when prescribed by the member’s PCP  or attending physician, and is necessary to restore, maintain or improve respiratory functioning.

Transplantation  of Organs and Tissue, and Related Immunosuppressant Drugs:  These services are covered within limitations defined in theAMPM for members diagnosed with specified medical conditions.  Services include pre-transplant inpatient  or outpatient  evaluation; donor search; organ/tissue harvesting or procurement; preparation and transplantation services; and convalescent care.  In addition, if a member receives, or has received, a transplant covered by a source other than AHCCCS, medically necessary non-experimental services are provided, within limitations, after the discharge from the acute care hospitalization for the transplantation.  AHCCCS has contracted with transplantation providers for the Contractor’s use or the Contractor may select its own transplantation provider.

Transportation:  These services include emergency and non-emergency medically necessary transportation.  Emergency transportation, including transportation initiated by an emergency response system such as 911, may be provided by ground, air or water ambulance to manage an AHCCCS member’s emergency medical condition at an emergency scene and transport the member to the nearest appropriate medical facility.  Non-emergency transportation shall be provided for members who are unable to provide their own transportation for medically necessary services.  The Contractor shall ensure that members have coordinated, reliable, medically necessary transportation to ensure members arrive on-time for regularly scheduled appointments and are picked up upon completion of the entire scheduled treatment.

Triage/Screening and Evaluation:  These are covered services when provided by acute care hospitals, IHS  facilities, a PL 93-638 tribal facility and after-hours settings to determine whether or not an emergency  exists, assess the severity of the member’s medical condition and determine what services are necessary to alleviate or stabilize the emergent condition.  Triage/screening services must be reasonable, cost effective and meet the criteria for severity of illness and intensity of service.

Vision Services/Ophthalmology/Optometry:  The Contractor shall provide all medically necessary emergency eye care, vision  examinations, prescriptive lenses, and treatments for conditions of the eye for all members under the age of 21.  For members who are 21 years of age and older, the Contractor shall provide emergency care for eye conditions which meet the definition of an emergency medical condition.  Also covered for this population are cataract removal, and medically necessary vision examinations and prescriptive lenses, if required, following cataract removal and other eye conditions as specified in the AMPM.

Members shall have full freedom to choose, within the Contractor’s network, a practitioner in the field of eye care, acting within the scope of their practice, to provide the examination, care or treatment for which the member is eligible.  A “practitioner in the field of eye care” is defined to be either an ophthalmologist or an optometrist.

11.          SPECIAL HEALTH CARE NEEDS

The Contractor shall have in place a mechanism to identify all members with special health care needs [42 CFR 438.240(b)(4)].  The Contractor shall implement mechanisms to assess each member identified as having special health care needs, in order to identify any ongoing special conditions of the member which require a course of treatment or regular care monitoring.  The assessment mechanisms shall use appropriate health care professionals [42 CFR 438.208(c)(2)].  The Contractor shall share with other entities providing services to that member the results of its identification and assessment of that member’s needs so that those activities need not be duplicated [42 CFR 438.208(b)(3)].

For members with special health care needs determined to need a specialized course of treatment or regular care monitoring, the Contractor must have procedures in place to allow members to directly access a specialist (for example through a standing referral  or an approved number of visits) as appropriate for the member’s condition and identified needs [42 CFR 438.208(c)(4)].

The Contractor shall have a methodology to identify providers willing to provide medical home services and make reasonable efforts to offer access to these providers.

The American Academy of Pediatrics (AAP) describes care from a medical home as:

                —             Accessible
                —             Continuous
                —             Coordinated
                —             Family-centered
                —             Comprehensive
                —             Compassionate
                —             Culturally effective

The Contractor shall ensure that populations with ongoing medical needs, including but not limited to dialysis, radiation and chemotherapy, have coordinated, reliable, medically necessary transportation to ensure members arrive on-time for regularly scheduled appointments and are picked up upon completion of the entire scheduled treatment.

12.          BEHAVIORAL HEALTH SERVICES

AHCCCS members, except for SOBRA Family Planning members, are eligible for comprehensive behavioral health services.  For SOBRA Family Planning members, there is no behavioral health coverage.  With the exception of the Contractor’s providers’ medical management of certain behavioral health conditions as described under “Medication Management Services”, the behavioral health benefit for these members is provided through the ADHS - Regional Behavioral Health Authority (RBHA) system.  The Contractor shall be responsible for member education regarding these benefits; provision of limited emergency inpatient services; and screening and referral to the RBHA system of members identified as requiring behavioral health services.

Member Education:  The Contractor shall be responsible for educating members in the member handbook and other printed documents about covered behavioral health  services and where and how to access services.  Covered services include:

a.             Behavior Management (behavioral health personal care, family support/home care training, self-help/peer support)
b.             Behavioral Health Case Management Services (limited)
c.             Behavioral Health Nursing Services
d.             Emergency Behavioral Health Care
e.             Emergency and Non-Emergency Transportation
f.              Evaluation and Assessment
g.             Individual, Group and Family Therapy and Counseling
h.             Inpatient Hospital Services (the Contractor may provide services in alternative inpatient settings that are licensed by the Arizona Department of Health Services, Division of Assurance
                and Licensure, the Office of Behavioral Health Licensure, in lieu of services in an inpatient hospital.  These alternative settings must be lower cost than traditional inpatient settings.  The cost of the alternative settings will be considered in capitation rate development)
i.              Non-Hospital Inpatient Psychiatric Facilities Services (Level I residential treatment centers and sub-acute facilities)
j.              Laboratory and Radiology Services for Psychotropic Medication Regulation and Diagnosis
k.             Opioid Agonist Treatment
l.              Partial Care (Supervised day program, therapeutic day program and medical day program)
m.            Psychosocial Rehabilitation (living skills training; health promotion; supportive employment services)
n.             Psychotropic Medication
o.             Psychotropic Medication Adjustment and Monitoring
p.             Respite Care (with limitations)
q.             Rural Substance Abuse Transitional Agency Services
r.              Screening
s.             Behavioral Health Therapeutic Home Care Services

Referrals:  As specified in Section D, Paragraph 10, Scope of Services, EPSDT, the Contractor must provide developmental/behavioral health  screenings for members up to 21 years of age in compliance with the AHCCCS periodicity schedule.  The Contractor shall ensure the initiation and coordination of behavioral health referrals of these members to the RBHA  when determined necessary through the screening process.

The Contractor is responsible for RBHA  referral  and follow-up collaboration, as necessary, for other  members identified as needing behavioral health  evaluation and treatment.  Members may also access the RBHA system for evaluation by self-referral or be referred by schools, State agencies or other service providers.  The Contractor is responsible for providing transportation  to a member’s first RBHA evaluation appointment if a member is unable to provide his/her own transportation.

Emergency Services:  Once a member is enrolled, the Contractor is responsible for providing up to 72 hours inpatient emergency behavioral health services to members with psychiatric or substance abuse diagnoses who are not behavioral health recipients in accordance with AHCCCS Rule R9-22-210.01.  These emergency inpatient behavioral health services are in addition to a Contractor’s responsibility to reimburse all medically necessary behavioral health services received during prior period coverage.  Reimbursement for court ordered screening and evaluation services is not the responsibility of the Contractor and instead falls to the county pursuant to A.R.S. 36-545.  For additional information regarding behavioral health services refer to Title 9 Chapter 22 Articles 2 and 12.  It is expected that the Contractor initiate a referral to the RBHA for evaluation and behavioral health recipient eligibility as soon as possible after admission.

When members present in an emergency room setting, the Contractor is responsible for all emergency medical services including triage, physician assessment and diagnostic tests.  For members who are not ADHS behavioral health  recipients, the Contractor is responsible to provide medically necessary psychiatric consultations or psychological consultations in emergency room settings to help stabilize the member or determine the need for inpatient  behavioral health services.  ADHS is responsible for medically necessary psychiatric consultations provided to ADHS behavioral health recipients in emergency room settings.

Comorbidities: The Contractor must ensure that members with diabetes who are being discharged from the Arizona State Hospital (AzSH) are issued the same brand and model of both glucometer and supplies they were trained to use while in the facility.  Care must be coordinated with the AzSH prior to discharge to ensure that all supplies are authorized and available to the member upon discharge.

In the event that a member’s mental health status renders them incapable or unwilling to manage their medical condition and the member has a skilled medical need, the Contractor must arrange ongoing medically necessary nursing services.  The Contractor shall also have a mechanism in place for tracking members for whom ongoing medically necessary services are required.

Coordination of Care:  The Contractor is responsible for ensuring that a medical record is established by the PCP  when behavioral health  information is received from the RBHA  or provider about an assigned member even if the PCP has not yet seen the assigned member.  In lieu of actually establishing a medical record, such information may be kept in an appropriately labeled file but must be associated with the member’s medical record as soon as one is established.  The Contractor shall require the PCP to respond to RBHA/provider information requests pertaining to ADHS behavioral health recipient members within 10 business days of receiving the request.  The response should include all pertinent information, including, but not limited to, current diagnoses, medications, laboratory  results, last PCP visit, and recent hospitalizations.  The Contractor shall require the PCP to document or initial signifying review of member behavioral health information received from a RBHA behavioral health provider who is also treating the member.  For prior period  coverage, the Contractor is responsible for payment of all claims for medically necessary covered behavioral health services.

Medication  Management Services:  The Contractor shall allow PCPs to provide medication management services (prescriptions, medication monitoring visits, laboratory  and other diagnostic tests necessary for diagnosis and treatment of behavioral disorders) to members with diagnoses of depression, anxiety and attention deficit hyperactivity disorder.  The Contractor shall make available, on the Contractor’s formulary, medications for the treatment of these disorders.  AHCCCS has facilitated the development of Clinical tool kits for the treatment of anxiety, depression, and ADHD.  These tool kits are a resource only and may not apply to all patients and all clinical situations.  They are not intended to replace clinical judgment.  The Contractor shall ensure that PCPs and Pediatricians who have an interest or are actively treating members with these disorders are aware of these resources and/or are utilizing other recognized tools/evidence-based guidelines.  The Contractor shall develop a monitoring process to ensure that PCPs utilize evidence-based guidelines/recognized clinical tools when prescribing medications to treat depression, anxiety, and ADHD.

The Contractor may implement step therapy for behavioral health medications used for treating anxiety, depression and ADHD disorders.  The Contractor shall provide education and training for providers regarding the concept of step therapy.  If the RBHA/behavioral health provider provides documentation to the Contractor that step therapy has already been completed, or is medically contraindicated, the Contractor shall continue to provide the medication at the dosage at which the member has been stabilized, unless there is subsequently a change in medical condition of the member.  The Contractor shall monitor PCPs to ensure that they prescribe medication at the dosage at which the member has been stabilized.

The Contractor shall ensure that training and education are available to PCPs regarding behavioral health  referral  and consultation procedures.  The Contractor shall establish policies and procedures for referral and consultation and shall describe them in its provider manual.  Policies for referral must include, at a minimum, criteria, processes, responsible parties and minimum requirements no less stringent than those specified in this contract for the forwarding of member medical information.

Transfer of Care:  When a PCP has initiated medication management services for a member to treat a behavioral health disorder, and it is subsequently determined by the PCP or Contractor that the member should be transferred to a RBHA prescriber for evaluation and/or continued medication management services, the Contractor will require and ensure that the PCP or Contractor coordinates the transfer of care.  All affected subcontracts shall include this provision.  The Contractor shall establish policies and procedures for the transition of members who are referred to the RBHA for ongoing treatment.  The Contractor shall ensure that PCPs maintain continuity of care for these members.  The policies and procedures must address, at a minimum, the following:

1.             Guidelines for when a transition of the member to the RBHA for ongoing treatment is indicated.
2.             Protocols for notifying the RBHA of the member’s transfer, including reason for transfer, diagnostic information, and medication history.
3.             Protocols and guidelines for the transfer of medical records, including but not limited to which parts of the medical record are to be copied, timeline for making the medical record available to the RBHA, observance of confidentiality of the member’s medical record, and protocols for responding to RBHA requests for additional medical record information.
4.             Protocols for transition of prescription services, including but not limited to notification to the RBHA of the member’s current medications and timeframes for dispensing and refilling medications during the transition period.  This coordination must ensure at a minimum, that the member does not run out of prescribed medications prior to the first appointment with a RBHA prescriber and that all relevant member pertinent medical information as outlined above and including the reason for transfer is forwarded to the receiving RBHA prescriber prior to the member’s first scheduled appointment with the RBHA prescriber.
5.             Contractor activities to monitor to ensure that members are appropriately transitioned to the RBHA for care.

The Contractor shall ensure that its quality management program incorporates monitoring of the PCP’s management of behavioral health  disorders and referral to, coordination of care with and transfer of care to RBHA providers as required under this contract.

13.          AHCCCS GUIDELINES, POLICIES AND MANUALS

All AHCCCS guidelines, policies and manuals are hereby incorporated by reference into this contract.  All guidelines, policies and manuals are available on the AHCCCS internet website, located at www.azahcccs.gov.  The Contractor is responsible for complying with the requirements set forth within.  In addition, linkages to AHCCCS Rules (Arizona Administrative Code), Statutes and other resources are also available to all interested parties through the AHCCCS website.  Upon adoption by AHCCCS, updates will be made available to the Contractor.  The Contractor shall be responsible for implementing these requirements and maintaining current copies of updates.

14.          MEDICAID SCHOOL BASED CLAIMING PROGRAM (MSBC)

Pursuant to an Intergovernmental Agreement with the Department of Education, and a contract with a Third Party  Administrator, AHCCCS reimburses participating school districts for specifically identified Medicaid services when provided to Medicaid eligible children who are included under the Individuals with Disabilities Education Act (IDEA).  The Medicaid services must be identified in the member’s Individual Education Plan (IEP) as medically necessary for the child to obtain a public school education.

MSBC  services are provided in a school setting or other approved setting specifically to allow children to receive a public school education.  They do not replace medically necessary services provided outside the school setting or other MSBC approved alternative setting.  Currently, services include audiology, therapies (OT, PT and speech/language); behavioral health  evaluation and counseling; nursing and attendant care; and specialized transportation.  The Contractor’s evaluations and determinations of medical necessity shall be made independent of the fact that the child is receiving MSBC services.

The Contractor and its providers must coordinate with schools and school districts that provide MSBC  services to the Contractor’s enrolled members.  Services should not be duplicative.  Contractor case managers, working with special needs children, should coordinate with the appropriate school staff working with these members.  Transfer of member medical information and progress toward treatment goals between the Contractor and the member’s school or school district is required as appropriate and should be used to enhance the services provided to members.

15.          PEDIATRIC IMMUNIZATIONS AND THE VACCINES FOR CHILDREN   PROGRAM

Through the Vaccines for Children Program, the Federal and State governments purchase, and make available to providers free of charge, vaccines for AHCCCS children under age 19.  The Contractor shall not utilize AHCCCS funding to purchase vaccines for members under the age of 19.  If vaccines are not available through the VFC Program, the Contractor shall contact the AHCCCS Division of Health Care Management, Clinical Quality Management  Unit.  Any provider, licensed by the State to administer immunizations, may register with ADHS as a "VFC provider" and receive free vaccines.  The Contractor shall not reimburse providers for the administration of the vaccines in excess of the maximum allowable as set by CMS, found in the AHCCCS fee schedule.  The Contractor shall comply with all VFC requirements and monitor its providers to ensure that, a physician if acting as primary care physician (PCP) to AHCCCS members under the age of 19 is registered with ADHS/VFC.

In some GSAs, providers may choose not to provide vaccinations due to low numbers of children in their panels, etc.  The Contractor must develop processes to ensure that vaccinations are available through a VFC enrolled provider or through the county Health Department.  In all instances, the antigens are to be provided through the VFC program.  The Contractor must develop processes to pay the administration fee to whoever administers the vaccine regardless of their contract status with the Contractor.

Arizona State law requires the reporting of all immunizations  given to children under the age of 19.  Immunizations must be reported at least monthly to the ADHS.  Reported immunizations are held in a central database known as ASIIS (Arizona State Immunization Information System), which can be accessed by providers to obtain complete, accurate immunization records.  Software is available from ADHS to assist providers in meeting this reporting requirement.  The Contractor must educate its provider network about these reporting requirements and the use of this resource and monitor to ensure compliance.

16.          STAFF REQUIREMENTS  AND SUPPORT SERVICES

The Contractor shall have in place the organizational, operational, managerial and administrative systems capable of fulfilling all contract requirements.  For the purposes of this contract, the Contractor shall not employ or contract with any individual who has been debarred, suspended or otherwise lawfully prohibited from participating in any public procurement activity or from participating in non-procurement activities under regulations issued under Executive Order No. 12549 or under guidelines implementing Executive Order 12549 [42 CFR 438.610 (a) & (b)].

The Contractor is responsible for maintaining a significant local (within the State of Arizona) presence.  This presence includes staff designated below with an asterisk (*).  All staff or functions designated with an asterisk must be located within the State of Arizona at all times throughout the term of the Contract.  The Contractor must obtain approval from AHCCCS prior to moving any functions not designated with an asterisk outside the State of Arizona after Contract initiation.  Such a request for approval must be submitted to the Division of Health Care Management at least 60 days prior to the proposed change in operations and must include a description of the processes in place that assure rapid responsiveness to effect changes for contract compliance.   The Contractor shall be responsible for any additional costs associated with on-site audits or other oversight activities of required functions located outside of the State of Arizona.  At the beginning of each contract year the Contractor must provide, to the Division of Health Care Management, a listing of all functions and their locations.

The Contractor must employ sufficient staffing and utilize appropriate resources to achieve contractual compliance.  The Contractor’s resource allocation must be adequate to achieve outcomes in all functional areas within the organization.  Adequacy will be evaluated based on outcomes and compliance with contractual and AHCCCS policy requirements, including the requirement for providing culturally competent services.  If the Contractor does not achieve the desired outcomes or maintain compliance with contractual obligations, additional monitoring and regulatory action may be employed by AHCCCS, up to and including actions specified in Section D, Paragraph 72, Sanctions, of the Contract.

An individual staff member shall be limited to occupying a maximum of two of the Key Staff positions listed below.  The Contractor shall inform AHCCCS, Division of Health Care Management, in writing within seven days, when an employee leaves one of the Key Staff positions listed below (this requirement does not apply to Additional Required Staff, also listed below).  The name of the interim contact person should be included with the notification.  The name and resume of the permanent employee should be submitted as soon as the new hire has taken place.  Each year on October 15th, the Contractor must provide the name, Social Security Number and date of birth of the staff members performing the duties of the Key Staff listed as a, b and c below.  AHCCCS will compare this information against federal databases to confirm that those individuals have not been banned or debarred from participating in Federal programs [42 CFR 455.104].  At a minimum, the following staff is required:

Key Staff

a.             *Administrator/CEO/COO or designee must be available, full time, to fulfill the responsibilities of the position andto oversee the entire operation of the Contractor.  The Administrator shall devote sufficient time to the Contractor’s operations to ensure adherence to program requirements and timely responses to AHCCCS Administration.
b.             *Medical Director/CMOwho shall be an Arizona-licensed physician.  The Medical Director shall be actively involved in all-major clinical programs and QM and MM components of the Contractor.  The Medical Director shall devote sufficient time to the Contractor to ensure timely medical decisions, including after-hours consultation as needed.
c.             Chief Financial Officer/CFO who is available, full time, to fulfill the responsibilities of the position and to oversee the budget and accounting systems implemented by the Contractor.
d.             Pharmacy Director/Coordinator who is an Arizona licensed pharmacist or physician who oversees and administers the prescription drug and pharmacy benefits.  The Pharmacy Coordinator/
                Director may be an employee or Contractor of the Plan.
e.             Dental Director/Coordinator who is responsible for coordinating dental activities of the health plan and providing required communication between the plan and AHCCCS.  The Dental
                Director/Coordinator may be an employee or Contractor of the plan and must be licensed in Arizona if they are required to review or deny dental services.
f.              *Compliance Officer who will implement and oversee the Contractor’s compliance program.  The compliance officer shall be an on-site management official, available to all employees, with designated and recognized authority to access records and make independent referrals  to the AHCCCS Office of Program Integrity.  See Section D, Paragraph 62, Corporate Compliance.
g.             *Grievance Managerwho will manage and adjudicate member and provider disputes arising under the Grievance System including member grievances, appeals, and requests for hearing and provider claim disputes.
h.             Business Continuity Planning Coordinator as noted in the ACOM Business Continuity and Recovery Plan Policy.
i.              *Contract Compliance Officer who will serve as the primary point-of-contact for all Contractor operational issues.
                The primary functions of the Contract Compliance Officer are:
                –Coordinate the tracking and submission of all contract deliverables
                –Field and coordinate responses to AHCCCS inquiries
                –Coordinate the preparation and execution of contract requirements such as OFRS, random and periodic audits and ad hoc visits
j.              *Quality Management  Coordinatorwho is an Arizona-licensed registered nurse, physician or physician's assistant or a Certified Professional in Healthcare Quality (CPHQ).  The QM
                Coordinator must have experience in quality management and quality improvement.
                The primary functions of the Quality Management Coordinator position are:
                –Ensure individual and systemic quality of care
                –Integrate quality throughout the organization
                –Implement process improvement
                –Resolve, track and trend quality of care grievances
                –Ensure a credentialed provider network
k.             Performance/Quality Improvement Coordinator  The Performance/Quality Improvement Coordinator will have a minimum qualification as a Certified Professional in Healthcare Quality (CPHQ)
                or comparable education and experience in data and outcomes measurement.
                The primary functions of the Performance/Quality Improvement Coordinator are:
                –Focus organizational efforts on improving clinical quality performance measures
                –Develop and implement performance improvement projects
                –Utilize data to develop intervention strategies to improve outcomes
                –Report quality improvement/performance outcomes
l.              *Maternal Health/EPSDT  (child health) Coordinatorwho shall be an Arizona licensed nurse, physician or physician's assistant; or have a Master's degree in health services, public health, health care administration or other related field, and/or a Certified Professional in Health Care Quality (CPHQ).  Staffing under this position should be sufficient to meet quality and performance measure goals.
                The primary functions of the MCH/EPSDT Coordinator are:
                –Ensuring receipt of EPSDT services
                –Ensuring receipt of maternal and postpartum care
                –Promoting family planning services
                –Promoting preventive health strategies
                –Identification and coordination assistance for identified member needs
                –Interface  with community partners
m.            *Medical Management Coordinator who is an Arizona licensed registered nurse, physician or physician’s assistant if required to make medical necessity determinations; or have a Master’s degree in health services, health care administration, or business administration if not required to make medical necessity determination.
                The primary functions of the Medical Management Coordinator are:
                –Ensure adoption and consistent application of appropriate inpatient and outpatient medical necessity criteria
                –Ensure appropriate concurrent review and discharge planning of inpatient stays is conducted
                –Develop, implement and monitor the provision of care coordination, disease management and case management functions
                –Monitor, analyze and implement appropriate interventions based on utilization data, including identifying and correcting over or under utilization of services
n.             *Behavioral Health  Coordinator who shall be a behavioral health professional as described in Health Services Rule R9-20.  The Behavioral Health Coordinator shall devote sufficient time to ensure that the Contractor’s behavioral health referral  and coordination activities are implemented per AHCCCS requirements.
                The primary functions of the Behavioral Health Coordinator are:
                –Coordinate member behavioral care needs with the RBHA system
                –Develop processes to coordinate behavioral health care between PCPs and RBHAs
                –Participate in the identification of best practices for behavioral health in a primary care setting
                –Coordinate behavioral care with medically necessary services
o.             Member Services Manager who shall coordinate communications with members; serve in the role of member advocate; coordinate issues with appropriate areas within the organization;
                resolve member inquiries/problems and meet standards for resolution, telephone abandonment rates and telephone hold times.
p.             *Provider Services Manager who shall coordinate communications between the Contractor, its subcontractors, IHS and tribally-operated health programs under P.L. 93-638 (Indian
                Self-Determination and Education Assistance Act); provide assistance to providers in resolving problems; respond to provider inquiries; educate providers about participation in the AHCCCS program and maintain a sufficient provider network.
q.             Claims Administrator
                The primary functions of the Claims Administrator are:
                –Develop and implement claims processing systems capable of paying claims in accordance with state and federal requirements
                –Develop processes for cost avoidance
                –Ensure minimization of claims recoupments
                –Meet claims processing timelines
                –Meet AHCCCS encounter reporting requirements
r.              *Provider Claims Educator (full-time equivalent employee for a Contractor with over 100,000 members)  The position is fully integrated with the Contractor’s grievance, claims processing, and provider relations systems and facilitates the exchange of information between these systems and providers.
                The primary functions of the Provider Claims Educator are:
                –Educate contracted and non-contracted providers (i.e.: professional and institutional) regarding appropriate claims submission requirements, coding updates, electronic claims transactions and electronic fund transfer, and available Contractor resources such as provider manuals, website, fee schedules, etc.
                –Interfaces with the Contractor’s call center to compile, analyze, and disseminate information from provider calls
                –identifies trends and guides the development and implementation of strategies to improve provider satisfaction
                –Frequently communicates (i.e.: telephonic and on-site) with providers to assure the effective exchange of information and gain feedback regarding the extent to which providers are informed about appropriate claims submission practices

Additional Required Staff

s.             Prior Authorization staff to authorize health care 24 hours per day, 7 days per week.  This staff shall include an Arizona-licensed nurse, physician or physician's assistant.  The staff will work under the direction of an Arizona-licensed registered nurse, physician, or physician’s assistant.
t.              *Concurrent Review staff to conduct inpatient  concurrent review.  This staff shall consist of an Arizona-licensed nurse, physician, or physician's assistant.  The staff will work under the direction of an Arizona-licensed nurse.
u.             *Clerical and Support staffto ensure appropriate functioning of the Contractor's operation.
v.             Member Services staff  There shall be sufficient Member Service staff to enable members to receive prompt resolution of their inquiries/problems.
w.            *Provider Services staff  There shall be sufficient Provider Services staff to enable providers to receive prompt responses and assistance (See Section D, Paragraph 29, Network Management, for more information).
x.             Claims Processing staff  There shall be sufficient, appropriately trained, Claim Processing staff to ensure the timely and accurate processing of original claims, resubmissions and overall adjudication of claims.
y.             Encounter  Processingstaff   There shall be sufficient, appropriately trained, Encounter Processing staff to ensure the timely and accurate processing and submission to AHCCCS of encounter data and reports.

Staff Training and Meeting Attendance

The Contractor shall ensure that all staff members have appropriate training, education, experience and orientation to fulfill the requirements of the position.  AHCCCS may require additional staffing for a Contractor that has substantially failed to maintain compliance with any provision of this contract and/or AHCCCS policies.

The Contractor must provide initial and ongoing staff training that includes an overview of AHCCCS; AHCCCS Policy and Procedure Manuals; Contract requirements and State and Federal requirements specific to individual job functions.  The Contractor shall ensure that all staff members having contact with members or providers receive initial and ongoing training with regard to the appropriate identification and handling of quality of care/service concerns.

New and existing transportation, prior authorization and member services representatives must be trained in the geography of any/all GSA(s) in which the Contractor holds a contract and have access to mapping search engines (e.g. MapQuest, Yahoo Maps, Google Maps, etc) for the purposes of authorizing services in; recommending providers in; and transporting members to, the most geographically appropriate location.

The Contractor shall provide the appropriate staff representation for attendance and participation in meetings and/or events scheduled by AHCCCS. All meetings shall be considered mandatory unless otherwise indicated.

17.          WRITTEN POLICIES, PROCEDURES AND JOB DESCRIPTIONS

The Contractor shall develop and maintain written policies, procedures and job descriptions for each functional area of its plan, consistent in format and style.  The Contractor shall maintain written guidelines for developing, reviewing and approving all policies, procedures and job descriptions.  All policies and procedures shall be reviewed at least annually to ensure that the Contractor's written policies reflect current practices.  Reviewed policies shall be dated and signed by the Contractor's appropriate manager, coordinator, director or administrator.  Minutes reflecting the review and approval of the policies by an appropriate committee are also acceptable documentation.  All medical and quality management policies must be approved and signed by the Contractor's Medical Director.  Job descriptions shall be reviewed at least annually to ensure that current duties performed by the employee reflect written requirements.

Based on provider or member feedback, if AHCCCS deems a Contractor policy or process to be inefficient and/or place unnecessary burden on the members or providers, the Contractor will be required to work with AHCCCS to change the policy or procedure within a time period specified by AHCCCS.

18.          MEMBER INFORMATION

The Contractor shall be accessible by phone for general member information during normal business hours.  All enrolled members will have access to a toll free phone number.  All informational materials, prepared by the Contractor, shall be approved by AHCCCS prior to distribution to members.  The reading level and name of the evaluation methodology used should be included.  The Contractor should refer to the ACOM Member Information Policy for further information and requirements.

All materials shall be translated when the Contractor is aware that a language is spoken by 3,000 or 10%, whichever is less, of the Contractor’s members, who also have limited English proficiency  (LEP).

All vital materials shall be translated when the Contractor is aware that a language is spoken by 1,000 or 5%, whichever is less, of the Contractor’s members, who also have LEP.  Vital materials must include, at a minimum, Notices of Action, vital information from the member handbooks and consent forms.

All written notices informing members of their right to interpretation and translation services in a language shall be translated when the Contractor is aware that 1,000 or 5%, whichever is less, of the Contractor’s members speak that language and have LEP [42 CFR 438.10(c)(3)].

Oral interpretation services must be available and free of charge to all members regardless of the prevalence of the language.  The Contractor must notify all members of their right to access oral interpretation services and how to access them.  Refer to the ACOM Member Information  Policy[42 CFR 438.10(c)(4) and (5)].

The Contractor shall make every effort to ensure that all information prepared for distribution to members is written using an easily understood language and format and as further described in the AHCCCS Member Information Policy. Regardless of the format chosen by the Contractor, the member information must be printed in a type, style and size, which can easily be read by members with varying degrees of visual impairment.  The Contractor must notify its members that alternative formats are available and how to access them [42 CFR 438.10(d)].

When there are program changes, notification shall be provided to the affected members at least 30 days before implementation.

The Contractor shall produce and provide the following printed information to each member or family within 10 days of receipt of notification of the enrollment date [42 CFR 438.10(f)(3)]:

I.              A member handbookwhich, at a minimum, shall include the items listed in the ACOM Member Information  Policy.

The Contractor shall review and update the Member Handbook  at least once a year.  The handbook must be submitted to AHCCCS, Division of Health Care Management for approval within four weeks of receiving the annual renewal amendment and upon any changes prior to distribution.

II.            A description of the Contractor’s provider network, which at a minimum, includes those items listed in the ACOM Member Information  Policy.

The Contractor must give written notice about termination of a contracted provider, within 15 days after receipt or issuance of the termination notice, to each member who received their primary care from, or is seen on a regular basis by, the terminated provider.  Affected members must be informed of any other changes in the network 30 days prior to the implementation date of the change [42 CFR 438.10(f)(4) and (5)].  The Contractor shall have information available for potential enrollees as described in the ACOM Member Information  Policy.

The Contractor must develop and distribute, at a minimum, semi-annual newsletters during the contract year.  The following types of information are to be contained in the newsletter:

                – Educational information on chronic illnesses and ways to self-manage care
                • Reminders of flu shots and other prevention measures at appropriate times
                • Medicare Part D issues
                • Cultural Competency
                • Contractor specific issues
                • Tobacco cessation information
                • HIV/AIDS testing for pregnant women
                • Other information as required by the Administration

The Contractor will, on an annual basis, inform all members of their right to request the following information [42 CFR 438.10(f)(6) and 42 CFR 438.100(a)(1) and (2)]:

An updated member handbook at no cost to the member

The network description as described in the ACOM Member Information Policy

This information may be sent in a separate written communication or included with other written information such as in a member newsletter.

19.          SURVEYS

The Contractor may be required to perform its own annual general or focused member survey.  All such Contractor surveys, along with a timeline for the project, shall be approved in advance by AHCCCS DHCM.  The results and the analysis of the results shall be submitted to the Acute Care Operations Unit within 45 days of the completion of the project.  AHCCCS may require inclusion of certain questions.

For non AHCCCS required surveys, the Contractor shall provide AHCCCS notification 15 days prior to conducting any Contractor initiated member or provider survey.  The notification must include a project scope statement, project timeline and a copy of the survey.  The results and the analysis of the results of any Contractor initiated surveys shall be submitted to the Acute Care Operations Unit within 45 days of the completion of the project.

AHCCCS may periodically conduct surveys of a representative sample of the Contractor's membership and providers.  AHCCCS will consider suggestions from the Contractor for questions to be included in each survey.  The results of these surveys, conducted by AHCCCS, will become public information and available to all interested parties upon request.  The draft reports from the surveys will be shared with the Contractor prior to finalization.  The Contractor will be responsible for the cost of these surveys based on its share of AHCCCS enrollment.

At least quarterly, the Contractor is required to survey a sample of its membership that have received services to verify that services the Contractor paid for were delivered as outlined in the ACOM [42 CFR 455.201].

20.          CULTURAL COMPETENCY

The Contractor shall have a Cultural Competency Plan that meets the requirements of the ACOM Cultural Competency Policy.  An annual assessment of the effectiveness of the plan, along with any modifications to the plan, must be submitted to the Division of Health Care Management, no later than 45 days after the start of each contract year.  This plan should address all services and settings [42 CFR 438.206(c)(2)].

21.          MEDICAL RECORDS

The member's medical record is the property of the provider who generates the record.  Each member is entitled to one copy of his or her medical record free of charge.  The Contractor shall have written policies and procedures to maintain the confidentiality of all medical records.

The Contractor is responsible for ensuring that a medical record is established when information is received about a member.  If the PCP  has not yet seen the member, such information may be kept temporarily in an appropriately labeled file, in lieu of establishing a medical record, but must be associated with the member’s medical record as soon as one is established.

The Contractor shall have written policies and procedures for the maintenance of medical records so that those records are documented accurately and in a timely manner, are readily accessible, and permit prompt and systematic retrieval of information.

The Contractor shall have written standards for documentation on the medical record for legibility, accuracy and plan of care, which comply with the AMPM.

The Contractor shall have written plans for providing training and evaluating providers' compliance with the Contractor's medical records standards.  Medical records shall be maintained in a detailed and comprehensive manner, which conforms to good professional medical practice, permits effective professional medical review and medical audit processes, and which facilitates an adequate system for follow‑up treatment.  Medical records must be legible, signed and dated.

When a member changes PCPs, his or her medical records or copies of medical records must be forwarded to the new PCP  within 10 business days from receipt of the request for transfer of the medical records.

AHCCCS is not required to obtain written approval from a member, before requesting the member's medical record from the PCP  or any other agency.  The Contractor may obtain a copy of a member's medical records without written approval of the member, if the reason for such request is directly related to the administration of the AHCCCS program.  AHCCCS shall be afforded access to all members' medical records whether electronic or paper within 20 business days of receipt of request.

Information related to fraud and abuse  may be released so long as protected HIV-related information is not disclosed (A.R.S. §36-664(I)).

22.          ADVANCE DIRECTIVES

In accordance with 42 CFR 422.128, the Contractor shall maintain policies and procedures addressing advanced directives for adult members that specify:

1.             Each contract or agreement with a hospital, nursing facility, home health agency, hospice or organization responsible for providing personal care, must comply with Federal and State law regarding advance directives for adult members [42 CFR 438.6(i)(1)]. Requirements include:

a)             Maintaining written policies that address the rights of adult members to make decisions about medical care, including the right to accept or refuse medical care, and the right to execute an advance directive.
                If the agency/organization has a conscientious objection to carrying out an advance directive, it must be explained in policies. (A health care provider is not prohibited from making such objection when made pursuant to A.R.S. § 36-3205.C.1.)
b)            Provide written information to adult members regarding each individual’s rights under State law to make decisions regarding medical care, and the health care provider's written policies concerning advance directives (including any conscientious objections) [42 CFR 438.6(i)(3)].
c)             Documenting in the member’s medical record whether or not the adult member has been provided the information and whether an advance directive has been executed.
d)            Not discriminating against a member because of his or her decision to execute or not execute an advance directive, and not making it a condition for the provision of care.
e)             Providing education to staff on issues concerning advance directives including notification of direct care providers of services, such as home health care and personal care, of any advanced directives executed by members to whom they are assigned to provide services.

2.             The Contractor shall require subcontracted PCPs, which have agreements with the entities described in paragraph 1 above, to comply with the requirements of subparagraphs 1 (a) through
                (e) above. The Contractor shall also encourage health care providers specified in subparagraph a. to provide a copy of the member’s executed advanced directive, or documentation of refusal, to the member’s PCP for inclusion in the member’s medical record.

3.             The Contractor shall provide written information to adult members that describe the following:

a)             A member’s rights under State law, including a description of the applicable State law.
b)            The organization’s policies respecting the implementation of those rights, including a statement of any limitation regarding the implementation of advance directives as a matter of conscience.
c)             The member’s right to file complaints directly with AHCCCS.
d)            Changes to State law as soon as possible, but no later than 90 days after the effective date of the change [42 CFR 438.6(i)(4)].

Each contract or agreement with a hospital, nursing facility, home health  agency, hospice  or organization responsible for providing personal care, must comply with Federal and State law regarding advance directives for adult members [42 CFR 438.6(i)(1)].  Requirements include:

Maintaining written policies that address the rights of adult members to make decisions about medical care, including the right to accept or refuse medical care, and the right to execute an advance directive.  If the agency/organization has a conscientious objection to carrying out an advance directive, it must be explained in policies.  (A health care provider is not prohibited from making such objection when made pursuant to A.R.S. § 36-3205.C.1.)

Provide written information to adult members regarding each individual’s rights under State law to make decisions regarding medical care, and the health care provider's written policies concerning advance directives (including any conscientious objections) [42 CFR 438.6(i)(3)].

Documenting in the member’s medical record whether or not the adult member has been provided the information and whether an advance directive has been executed.

Not discriminating against a member because of his or her decision to execute or not execute an advance directive, and not making it a condition for the provision of care.

Providing education to staff on issues concerning advance directives including notification of direct care providers of services, such as home health  care and personal care, of any advanced directives executed by members to whom they are assigned to provide services.

The Contractor shall require subcontracted PCPs, which have agreements with the entities described in paragraph 1 above, to comply with the requirements of subparagraphs 1 (a) through (e) above.  The Contractor shall also encourage health care providers specified in subparagraph a. to provide a copy of the member’s executed advanced directive, or documentation of refusal, to the member’s PCP  for inclusion in the member’s medical record.

The Contractor shall provide written information to adult members that describe the following:

a)             A member’s rights under State law, including a description of the applicable State law.
b)            The organization’s policies respecting the implementation of those rights, including a statement of any limitation regarding the implementation of advance directives as a matter of conscience.
c)             The member’s right to file complaints directly with AHCCCS.
d)            Changes to State law as soon as possible, but no later than 90 days after the effective date of the change
                [42 CFR 438.6(i)(4)].

23.          QUALITY MANAGEMENT (QM)

The Contractor shall provide quality medical care and services to members, regardless of payer source or eligibility category.  The Contractor shall promote improvement in the quality of care provided to enrolled members through established quality management and performance improvement processes.  The Contractor shall execute processes to assess, plan, implement and evaluate quality management and performance improvement activities, as specified in the AMPM [42 CFR 438.240(a)(1) and (e)(2)].

The Contractor quality assessment and performance improvement programs, at a minimum, shall comply with the requirements outlined in the AMPM and this Paragraph.

A.  Quality Management Program:

The Contractor shall have an ongoing quality management program for the services it furnishes to members that includes the requirements listed in AMPM Chapter 900 and the following:

1.             A written Quality Assessment and Performance Improvement (QA/PI) plan, an evaluation of the previous year’s QA/PI program, and Quarterly QA/PI reports that address its strategies for performance improvement and conducting the quality management activities.
2.             QM/PI Program monitoring and evaluation activities that includes Peer Review and Quality
                Management Committees chaired by the Contractor’s Chief Medical Officer.
3.             Protection of medical records and any other personal health and enrollment information that identifies a particular member or subset of members in accordance with Federal and State privacy requirements.
4.             Member rights and responsibilities.
5.             Uniform provisional credentialing, initial credentialing, re-credentialing and organizational credential verification [42 CFR 438.206(b)(6)]. The Contractor shall demonstrate that its providers are credentialed and reviewed through the Contractor’s Credentialing Committee that is chaired by the
                Contractor’s Medical Director [42 CFR 438.214]. The Contractor should refer to Section D,
                Paragraph 25, Administrative Performance Standards, and Attachment F, Periodic Report
                Requirements, for reporting requirements. The process:
                a.             Shall follow a documented process for provisional credentialing, initial credentialing, recredentialing and organizational credential verification of providers who have signed contracts or participation agreements with the Contractor;
                b.             Shall not discriminate against particular providers that serve high-risk populations or specialize in conditions that require costly treatment;
                c.             Shall not employ or contract with providers excluded from participation in Federal health care programs.
6.             Tracking and trending of member and provider issues, which includes investigation and analysis of quality of care issues, abuse, neglect and unexpected deaths. The resolution process must include:
                a.             Acknowledgement letter to the originator of the concern;
                b.             Documentation of all steps utilized during the investigation and resolution process;
                c.             Follow-up with the member to assist in ensuring immediate health care needs are met;
                d.             Closure/resolution letter that provides sufficient detail to ensure that the member has an understanding of the resolution of their issue, any responsibilities they have in ensuring all covered, medically necessary care needs are met, and a Contractor contact name/telephone number to call for assistance or to express any unresolved concerns;
                e.             Documentation of implemented corrective action plan(s) or action(s) taken to resolve the concern;
                f.              Analysis of the effectiveness of the interventions taken.
7.             Mechanisms to assess the quality and appropriateness of care furnished to members with special health care needs.
8.             Participation in community initiatives including applicable activities of the Medicare Quality
                Improvement Organization (QIO).
9.             Performance improvement programs including performance measures and performance improvement projects.

B.            Performance Improvement:

The Contractor’s quality management program shall be designed to achieve, through ongoing measurements and intervention, significant improvement, sustained over time, in the areas of clinical care and non-clinical care that are expected to have a favorable effect on health outcomes and member satisfaction.  The Contractor must [42 CFR 438.240(b)(2) and (c)]:
1.             Measure and report to the State its performance, using standard measures required by the State, or as required by CMS;

2.             Submit to the State data specified by the State, that enables the State to measure the Contractor’s performance; or
3.             Perform a combination of the activities.

I.              Performance Measures:

The Contractor shall comply with AHCCCS quality management requirements to improve performance for all AHCCCS established performance measures.  Complete descriptions of the AHCCCS clinical quality Performance Measure can be found in the most recently published reports of acute-care performance measures located on the AHCCCS website.  AHCCCS uses Healthcare Effectiveness Data and Information Set (also known as the Health Plan Employer Data and Information Set, or HEDIS) technical specifications from the National Committee for Quality Assurance (NCQA) for all clinical quality performance Measures.  The only exception to AHCCCS’ use of the HEDIS methodology is in the performance measure titled “EPSDT Participation”.  AHCCCS bases the measurement of EPSDT Participation on the methodology established in CMS “Form 416” which can be found on the CMS website (www.cms.hhs.gov).

Contractors must comply with national performance measures and levels that may be identified and developed by the Centers for Medicare and Medicaid Services in consultation with AHCCCS and/or other relevant stakeholders.  CMS has been working in partnership with states in developing core performance measures for Medicaid and SCHIP programs.  The current AHCCCS-established performance measures may be subject to change when these core measures are finalized and implemented.

AHCCCS intends to implement a hybrid methodology for collecting and reporting Performance Measure rates, as allowed by NCQA, for selected HEDIS measures.  Contractors shall collect data from medical records and provide these data with supporting documentation, as instructed by AHCCCS, for each hybrid measure as requested.  The number of records that each Contractor will be required to collect will be based on HEDIS sampling guidelines and may be affected by the Contractor’s previous rate for the measure being collected.  AHCCCS may begin implementation of the hybrid methodology with the following measures:  Adolescent Immunizations, Cervical Cancer Screening and Timeliness of Prenatal Care.  AHCCCS may implement hybrid methodology for collecting and reporting additional measures in this, or future, contract years.

In addition, the Contractor must have in place a process for internal monitoring of Performance Measure rates, using a standard methodology established or adopted by AHCCCS, for each required Performance Measure.  The Contractor’s Quality Assessment/Performance Improvement Program will report its performance on an ongoing basis to its Administration.  It also will report this Performance Measure data to AHCCCS in conjunction with its Quarterly EPSDT and Adult Quarterly Monitoring Report.

The Contractor must meet AHCCCS stated Minimum Performance Standards for each population/eligibility category for which AHCCCS reports results.  However, it is equally important that the Contractor continually improve performance measure outcomes from year to year.  The Contractor shall strive to meet the goal established by AHCCCS.

                Minimum Performance Standard– A Minimum Performance Standard (MPS) is the minimal expected level of performance by the Contractor.  If a Contractor does not achieve this standard, the Contractor will be required to submit a corrective action plan and may be subject to a sanction of up to $100,000 dollars for each deficient measure.

                Goal– If the Contractor has already met or exceeded the AHCCCS Minimum Performance Standard for any measure, the Contractor must strive to meet the established Goal for the measure(s).

A Contractor must show demonstrable and sustained improvement toward meeting AHCCCS Performance Standards.  AHCCCS may impose sanctions on Contractors that do not show statistically significant improvement in a measure rate and require the Contractor to demonstrate that they are allocating increased administrative resources to improving rates for a particular measure or service area.  AHCCCS also may require a corrective action plan and may sanction any Contractor that shows a statistically significant decrease in its rate, even if it meets or exceeds the Minimum Performance Standard.

An evidence-based corrective action plan must be received by AHCCCS within 30 days of receipt of notification of the deficiency from AHCCCS.  This plan must be approved by AHCCCS prior to implementation.  AHCCCS may conduct one or more follow-up on-site reviews to verify compliance with a corrective action plan.

All Performance Measures apply to all member populations [42 CFR 438.240(a)(2), (b)(2) and (c)].  AHCCCS may analyze and report results by line of business, by GSA or county, and/or applicable demographic factors.

AHCCCS has established standards for the measures listed below.

The following table identifies the Minimum Performance Standards (MPS)  and Goals for each measure:

Acute-care Contractor Performance Standards

Performance
Measure	Minimum Performance Standard	Goal (Healthy People Goals)
Immunization of Two-year-olds
4:3:1:3:3:1 Series	71%	80%
4:3:1:3:3:1:4 Series	66%	80%
DTaP - 4 doses	85%	90%
Polio - 3 doses (*)	90%	90%
MMR - 1 dose (*)	90%	90%
Hib - 3 doses (*)	86%	90%
HBV - 3 doses (*)	90%	90%
Varicella - 1 dose (*)	86%	90%
PCV – 4 doses (*)	47%	90%
Adolescent Immunizations(1)	TBD	90%
Children’s Dental Visits 2 to 21 Years	55%	57%
Well-child Visits 15 Months	65%	90%
Well-child Visits 3 - 6 Years	64%	80%
Adolescent Well-care Visits	41%	50%
EPSDT Participation	68%	80%
Children's Access to PCPs 12-24 Months	93%	97%
Children's Access to PCPs 25 months-6 Years	83%	97%
Children's Access to PCPs 7-11 Years	83%	97%
Children's Access to PCPs 12-19 Years	81%	97%
Cervical Cancer Screening	65%	90%
Breast Cancer Screening	50%	70%
Adult Preventive/Ambulatory Care 20-44 Years	78%	96%
Adult Preventive/Ambulatory Care 45-64 Years	85%	96%
Timeliness of Prenatal Care	80%	90%
Chlamydia Screening	51%	62%
Appropriate Medications for Asthma	86%	93%
Diabetes Care: Hb A1c Testing	77%	89%
Diabetes Care: Eye Exam	49%	68%
Diabetes Care: LDL-C Screening	70%	91%

Notes:

Contractor Performance is evaluated annually on the AHCCCS-reported rate for each measure.  Rates for measures that include only members less than 21 years of age are reported and evaluated separately for Title XIX and Title XXI eligibility groups.

The MPS is based on the national HEDIS Medicaid mean for 2006 as reported by NCQA or, if the most recent AHCCCS statewide average is greater than the national Medicaid mean, the MPS is based on the AHCCCS statewide average for Medicaid members.

Goals are based on Healthy People 2010 Objectives; if there was no comparable objective set for a particular measure, the most recent HEDIS 90th percentile rate for Medicaid plans nationally was used as the benchmark.

(*) AHCCCS will continue to measure and report results of these individual antigens; however, a Contractor may not be held accountable for specific Performance Standards unless AHCCCS determines that completion of a specific antigen or antigens is affecting overall completion of the childhood immunization series.

(1) NCQA is in the process of making revisions to the measure, and current AHCCCS data is not yet available.

The Contractor shall participate in immunization audits, at intervals specified by AHCCCS, based on random sampling to verify the immunization status of members at 24 months of age.  If records are missing for more than 5 percent of the Contractor’s final sample, the Contractor is subject to sanctions by AHCCCS.  An External Quality Review Organization (EQRO) may conduct a study to validate the Contractor’s reported rates.

In addition, AHCCCS shall measure and report the Contractor’s EPSDT Participation Rate, utilizing the CMS 416 methodology.  The Contractor must take affirmative steps to increase member participation in the EPSDT program.  The EPSDT participation rate is the number of children younger than 21 years receiving at least one medical screen during the contract year, compared to the number of children expected to receive at least one medical screen.  The number of children expected to receive at least one medical screen is based on the AHCCCS EPSDT periodicity schedule and the average period of eligibility.

The Contractor must monitor rates for postpartum visits and low/very low birth weight deliveries and implement interventions as necessary to improve or sustain these rates.  These activities will be monitored by AHCCCS during the Operational and Financial Review.

II.            Performance Improvement Program:

The Contractor shall have an ongoing program of performance improvement projects that focus on clinical and non-clinical areas as specified in the AMPM, and that involve the following [42 CFR 438.240(b)(1) and (d)(1)]:

1.             Measurement of performance using objective quality indicators
2.             Implementation of system interventions to achieve improvement in quality
3.             Evaluation of the effectiveness of the interventions
4.             Planning and initiation of activities for increasing or sustaining improvement

The Contractor shall report the status and results of each project to AHCCCCS as requested.  Each performance improvement project must be completed in a reasonable time period so as to generally allow information on the success of performance improvement projects in the aggregate to produce new information on quality of care every year [42 CFR 438.240(d)(2)].

III.  Data Collection Procedures:

When requested, the Contractor must submit data for standardized Performance Measures and/or Performance Improvement Projects as required by AHCCCS within specified timelines and according to AHCCCS procedures for collecting and reporting the data.  Contractor is responsible for collecting valid and reliable data and using qualified staff and personnel to collect the data.  Data collected for Performance Measures and/or Performance Improvement Projects must be returned by the Contractor in the format and according to instructions from AHCCCS, by the due date specified.  Any extension for additional time to collect and report data must be made in writing in advance of the initial due date and is subject to approval by AHCCCS.  Failure to follow the data collection and reporting instructions that accompany the data request may result in sanctions imposed on the Contractor.

24.          MEDICAL MANAGEMENT (MM)

The Contractor shall execute processes to assess, plan, implement and evaluate medical management activities, as specified in the AMPM Chapter 1000, Utilization Management, that include at least the following:

1.             Pharmacy  Management; including the evaluation, reporting, analysis and interventions based on the data and reported through the MM Committee.
2.             Prior authorization  and Referral Management.
                For the processing of requests for initial and continuing authorizations of services the Contractor shall:
                a)             Have in effect mechanisms to ensure consistent application of review criteria for authorization decisions;
                b)            Consult with the requesting provider when appropriate [42 CFR 438.210(b)(2)];
                c)             Monitor and ensure that all enrollees with special health care needs have direct access to care.
3.             Development and/or Adoption of Practice Guidelines [42 CFR 438.236(b)]: that
                a)             Are based on valid and reliable clinical evidence or a consensus of health care professionals in the particular field;
                b)            Consider the needs of the Contractor’s members;
                c)             Are adopted in consultation with contracting health care professionals;
                d)            Are reviewed and updated periodically as appropriate;
                e)             Are disseminated by the Contractor to all affected providers and, upon request, to enrollees and potential enrollees [42 CFR 438.236(c)];
                f)             Provide a basis for consistent decisions for utilization management, member education, coverage of services, and other areas to which the guidelines apply [42 CFR 438.236(d)].
4.             Concurrent review:
                a)             Consistent application of review criteria; Provide a basis for consistent decisions for utilization management, coverage of services, and other areas to which the guidelines apply;
                b)            Discharge planning.
5.             Continuity and coordination of care;
6.             Monitoring and evaluation of over and/or under utilization of services [42 CFR 438-240(b)(3)];
7.             Evaluation of new medical technologies, and new uses of existing technologies;
8.             Disease Management or Chronic Care Program that reports results and provides for analysis of the program through the MM Committee; and
9.             Quarterly Utilization Management Report (details in the AMPM).
10.           Within the first two years of the contract term, the Contractor must review all prior authorization requirements for services, items or medications and submit a report to AHCCCS providing the rationale for the requirements.  AHCCCS shall determine and provide a format for the report.

The Contractor shall have a process to report MM data and management activities through a MM Committee.  The Contractor’s MM committee will analyze the data, make recommendations for action, monitor the effectiveness of actions and report these findings to the committee.  The Contractor shall have in effect mechanisms to assess the quality and appropriateness of care furnished to members with special health care needs [42 CFR 438.240(b)(4)].

The Contractor will assess, monitor and report quarterly through the MM Committee medical decisions to assure compliance with Notice of Action timeliness, language and content, and that the decisions comply with all Contractor coverage criteria.  This includes quarterly evaluation of all Notice of Action decisions that are made by a subcontracted entity.

The Contractor shall maintain a written MM plan that addresses its plan for monitoring MM activities described in this section.  The plan must be submitted for review by AHCCCS Division of Health Care Management within timelines specified in Attachment F.

In addition to care coordination as specified in this contract, the Contractor must proactively provide care coordination for members who have multiple complaints regarding services or the AHCCCS Program.  This includes, but is not limited to,members who do not meet the Contractor's criteria for case management as well as members who contact governmental entities for assistance, including AHCCCS.

25.          ADMINISTRATIVE PERFORMANCE STANDARDS

This paragraph contains requirements for the Contractor’s Member Services, Provider Services and Claims Services telephonic performance; as well as the measurement of credentialing timeliness.  All reported data is subject to validation through periodic audit and/or Operational and Financial Review.

Telephone Standards

The maximum allowable speed of answer (SOA) is 45 seconds.  The SOA is defined as the on line wait time in seconds that the member/provider waits from the moment the call is connected in the Contractor’s phone switch until the call is picked up by a Contractor representative or Interactive Voice Recognition System (IVR).  If the Contractor has IVR capabilities, callers must be given the choice of completing their call by IVR or by Contractor representative.

The Contractor shall meet the following standards for its member services and centralized provider telephone line statistics.  All calls to the line shall be included in the measure.

                a.             The Monthly Average Abandonment Rate shall be 5% or less;
                b.             First Contact Call Resolution shall be 70% or better; and
                c.             The Monthly Average Service Level shall be 75% or better.

The Monthly Average Abandonment Rate (AR) is:

Number of calls abandoned in a 24-hour period
Total number of calls received in a 24-hour period

The ARs are then summed and divided by the number of days in the reporting period.

First Contact Call Resolution Rate (FCCR) is:

Number of calls received in 24-hour period for which no follow up communication or internal phone transfer is needed, divided by Total number of calls received in 24-hour period

The daily FCCRs are then summed and divided by the number of days in the reporting period.

The Monthly Average Service Level (MASL) is:

Calls answered within 45 seconds for the month reported
      Total of month’s answered calls + month’s abandoned calls + (if available) month’s calls receiving a busy signal

Note: Do not use average daily service levels divided by the days in the reporting period.

On a monthly basis the measures are to be reported for both the Member Services and Provider telephone lines.  For each of the Administrative Measures a. through c., the Contractor shall also report the number of days in the reporting period that the standard was not met.  The Contractor shall include in the report the instances of down time for the centralized telephone lines, the dates of occurrence and the length of time they were out of service.  The reports should be sent to the Contractor’s assigned Operations and Compliance Officer in the Acute Care Operations Unit of the Division of Health Care Management.  The deadline for submission of the reports is the 15th day of the month following the reporting period (or the first business day following the 15th).  Back up documentation for the report, to the level of measured segments in the 24-hour period, shall be retained for a rolling 12-month period.  AHCCCS will review the performance measure calculation procedures and source data for this report.

Credentialing Timeliness

The Contractor is required to process credentialing applications in a timely manner.  To assess the timeliness of provisional and initial credentialing a Contractor will divide the number of complete applications processed (approved/denied) during the time period by the number of complete applications that were received during the time period, as follows:

Complete applications processed
Complete applications received

The standards for processing are listed by category below:

Type of Credentialing	14 days	90 days	120 days	180 days
Provisional	100%
Initial		90%	95%	100%

The Contractor will also report the following information with regard to all credentialing applications on a quarterly basis, as specified in Attachment F, Periodic Report Requirements:

                1.             Number of applications received
                2.             Number of completed applications received (separated by type: provisional, initial)
                3.             Number of completed provisional credentialing applications approved
                4.             Number of completed provisional credentialing applications denied
                5.             Number of initial credentialing applications approved
                6.             Number of initial credentialing applications denied
                7.             Number of initial (include provisional in this number) applications processed within 90, 120, 180 days

26.          GRIEVANCE  SYSTEM

The Contractor shall have in place a written grievance system process for subcontractors, enrollees and non-contracted providers, which define their rights regarding disputed matters with the Contractor.  The Contractor’s grievance system for enrollees includes a grievance process (the procedures for addressing enrollee grievances), an appeals process and access to the state’s fair hearing process.  The Contractor shall provide the appropriate personnel to establish implement and maintain the necessary functions related to the grievance systems process.  Refer to Attachments H (1) and H (2) for Enrollee Grievance System and Provider Grievance System Standards and Policy, respectively.

The Contractor may delegate the grievance system process to subcontractors, however, the Contractor must ensure that the delegated entity complies with applicable Federal and State laws, regulations and policies, including, but not limited to 42 CFR Part 438 Subpart F.   The Contractor shall remain responsible for compliance with all requirements.  The Contractor shall also ensure that it timely provides written information to both enrollees and providers, which clearly explains the grievance system requirements.  This information must include a description of: the right to a state fair hearing, the method for obtaining a state fair hearing, the rules that govern representation at the hearing, the right to file grievances, appeals and claim disputes, the requirements and timeframes for filing grievances, appeals and claim disputes, the availability of assistance in the filing process, the toll-free numbers that the enrollee can use to file a grievance or appeal by phone, that benefits will continue when requested by the enrollee in an appeal or state fair hearing request concerning certain actions which are timely filed, that the enrollee may be required to pay the cost of services furnished during the appeal/hearing process if the final decision is adverse to the enrollee, and that a provider may file an appeal on behalf of an enrollee with the enrollee’s written consent.  Information to enrollees must meet cultural competency and limited English proficiency requirements as specified in Section D, Paragraph 18, Member Information, and Section D, Paragraph 20, Cultural Competency.

The Contractor shall be responsible to provide the necessary professional, paraprofessional and clerical services for the representation of the Contractor in all issues relating to the grievance system and any other matters arising under this contract which rise to the level of administrative hearing or a judicial proceeding.  Unless there is an agreement with the State in advance, the Contractor shall be responsible for all attorney fees and costs awarded to the claimant in a judicial proceeding.

The Contractor will provide reports on the Grievance System as required in the Grievance System Reporting Guide available on the AHCCCS website.

27.          NETWORK DEVELOPMENT

The Contractor shall develop and maintain a provider network that is designed to support a medical home for members and sufficient to provide all covered services to AHCCCS members [42 CFR 438.206(b)(1)].  It shall ensure covered services are provided promptly and are reasonably accessible in terms of location and hours of operation [42 CFR 438.206(c)(1)(i) and (ii)].  There shall be sufficient personnel for the provision of covered services, including emergency medical care on a 24-hour-a-day, 7-days-a-week basis [42 CFR 438.206(c)(1)(iii)].

The network shall be sufficient to provide covered services within designated time and distance limits.  For Maricopa and Pima Counties only, this includes a network such that 95% of its members residing within the boundary area of metropolitan Phoenix and Tucson do not have to travel more than 5 miles to visit a PCP, dentist or pharmacy.  Additionally, a Contractor in Maricopa and/or Pima counties must have at least one contracted hospital in each of the service districts specified in Attachment B.  In rural counties the contractor must have a sufficient network of physicians to provide adequate inpatient  and outpatient services to the Contractor’s members.  For inpatient services Hospitalists may satisfy this requirement.  See Attachment B for GSA specific requirements.

The Contractor is expected to design a network that provides a geographically convenient flow of patients among network providers.  The provider network shall be designed to reflect the needs and service requirements of AHCCCS’s culturally and linguistically diverse member population.  The Contractor shall design their provider networks to maximize the availability of community based primary care and specialty care access and that reduces utilization of emergency services, one day hospital admissions, hospital based outpatient surgeries when lower cost surgery centers are available, and hospitalization for preventable medical problems.  The Contractor must provide a comprehensive provider network that ensures its membership has access at least equal to community norms.  Services shall be as accessible to AHCCCS members in terms of timeliness, amount, duration and scope as those services are available to non-AHCCCS persons within the same service area [42 CFR 438.210(a)(2)].  The Contractor is expected to consider the full spectrum of care when developing its network.  The Contractor is encouraged to have available non-emergent after-hours physician or primary care services within its network.  The Contractor must also consider communities whose residents typically receive care in neighboring states/border communities.  If the Contractor is unable to provide any services locally, it must notify AHCCCS and shall provide reasonable alternatives for members to access care.  These alternatives must be approved by AHCCCS.  If the Contractor’s network is unable to provide medically necessary services required under contract, the Contractor must adequately and timely cover these services through an out of network provider until a network provider is contracted.  The Contractor and out of network provider must coordinate with respect to authorization and payment issues in these circumstances [42 CFR 438.206(b)(4) and (5)].

The Contractor must pay all AHCCCS registered Arizona Early Intervention Program (AzEIP) providers, regardless of their contract status with the Contractor, when Individual Family Service Plans identify and meet the requirement for medically necessary EPSDT covered services.

The Contractor is also encouraged to develop non-financial incentive programs to increase participation in its provider network.

AHCCCS is committed to workforce development and support of the medical residency and dental student training programs in the state of Arizona.  AHCCCS expects the Contractor to support these efforts.  AHCCCS encourages plans to contract with or otherwise support the many Graduate Medical Education (GME) Residency Training Programs currently operating in the state and to investigate opportunities for resident participation in Contractor medical management and committee activities.  In the event of a contract termination between the Contractor and a Graduate Medical Education Residency Training Program or training site, the Contractor may not remove members from that program in such a manner as to harm the stability of the program.  AHCCCS reserves the right to determine what constitutes risk to the program.  If a Residency Training Program is in need of patients in order to maintain accreditation, AHCCCS may require a Contractor within the program’s GSA to make members available to the program.  Further, the Contractor must attempt to contract with graduating residents and providers that are opening new practices in, or relocating to, Arizona, especially in rural or underserved areas.

The Contractor shall not discriminate with respect to participation in the AHCCCS program, reimbursement or indemnification against any provider based solely on the provider’s type of licensure or certification [42 CFR 438.12(a)(1)].  In addition, the Contractor must not discriminate against particular providers that service high-risk populations or specialize in conditions that require costly treatment [42 CFR 438.214(c)].  This provision, however, does not prohibit the Contractor from limiting provider participation to the extent necessary to meet the needs of the Contractor’s members.  This provision also does not interfere with measures established by the Contractor to control costs consistent with its responsibilities under this contract [42 CFR 438.12(b)(1)].  If a Contractor declines to include individual or groups of providers in its network, it must give the affected providers timely written notice of the reason for its decision [42 CFR 438.12(a)(1)].  The Contractor may not include providers excluded from participation in Federal health care programs, under either section 1128 or section 1128A of the Social Security Act [42 CFR 438.214(d)].

See Attachment B, Minimum Network Requirements, for details on network requirements by Geographic Service Area.

Provider Network Development and Management Plan:  The Contractor shall develop and maintain a provider network development and management plan, which ensures that the provision of covered services will occur as stated above.  The requirements for the Network Development and Management Plan are found in the ACOM Provider Network Development and Management Plan Policy [42 CFR 438.207(b)].  This plan shall be updated annually and submitted to AHCCCS, Division of Health Care Management, 45 days from the start of each contract year.

28.          PROVIDER  AFFILIATION TRANSMISSION

The Contractor shall submit information quarterly regarding its provider network.  This information shall be submitted in the format described in the Provider Affiliation Transmission User Manual on October 15, January 15, April 15, and July 15 of each contract year.  The manualmay be found on the AHCCCS website.  If the provider affiliation transmission is not timely, accurate and complete, the Contractor may be required to submit a corrective action plan and may be subject to sanction.

29.          NETWORK MANAGEMENT

The Contractor shall have policies on how the Contractor will [42 CFR 438.214(a)]:

a.             Communicate with the network regarding contractual and/or program changes and requirements;
b.             Monitor network compliance with policies and rules of AHCCCS and the Contractor, including compliance with all policies and procedures related to the grievance process and ensuring the member’s care is not compromised during the grievance process;
c.             Evaluate the quality of services delivered by the network;
d.             Provide or arrange for medically necessary covered services should the network become temporarily insufficient within the contracted service area;
e.             Monitor the adequacy, accessibility and availability of its provider network to meet the needs of its members, including the provision of care to members with limited proficiency in English;
f.              Process expedited and temporary credentials;
g.             Recruit, select, credential, re-credential and contract with providers in a manner that incorporate quality management, utilization, office audits and provider profiling;
h.             Provide training for its providers and maintain records of such training;
i.              Track and trend provider inquiries/complaints/requests for information and take systemic action as necessary and appropriate;
j.              Ensure that provider calls are acknowledged within 3 business days of receipt; resolved and the result communicated to the provider within 30 business days of receipt.

Contractor policies shall be subject to approval by AHCCCS, Division of Health Care Management, and shall be monitored through operational audits.

The Contractor is required to obtain prior approval from AHCCCS, DHCM regarding material changes to operations.  A material change to operations is defined as any change in overall business operations (i.e., policy, process, protocol, etc.) that could have an impact on or reasonably be foreseen to have an impact on more than 5% of the members and/or providers.  The Contractor must submit the request for approval of material change, including draft notification to affected members and providers, 60 days prior to the expected implementation of the change.  The request should contain, at a minimum, information regarding the nature of the change; the reason for the change; methods of communication to be used; and the anticipated effective date.  If AHCCCS does not respond to the Contractor within 30 days; the request and the notices are deemed approved.  A material change in Contractor operations requires 30 days advance written notice to affected providers and members.  The requirements regarding material changes do not extend to contract negotiations between the Contractor and a provider.

The Contractor may be required to conduct meetings with providers to address issues (or to provide general information, technical assistance, etc.) related to federal and state requirements, changes in policy, reimbursement matters, prior authorization and other matters as identified or requested by the Administration.

The Contractor shall give hospitals and provider groups 90 days notice prior to a contract termination without cause.  Contracts between the Contractor and single practitioners are exempt from this requirement.

All material changes in the Contractor's provider network must be approved in advance by AHCCCS, Division of Health Care Management [42 CFR 438.207(c)].  A material change to the network is defined as one which affects, or can reasonably be foreseen to affect, the Contractor's ability to meet the performance and network standards as described in this contract.  It also includes any change that would cause more than 5% of members in the GSA to change the location where services are received or rendered.  The Contractor must submit the request for approval of material change, including draft notification to affected members, 60 days prior to the expected implementation of the change.  The request must include a description of any short-term gaps identified as a result of the change and the alternatives that will be used to fill them.  If AHCCCS does not respond within 30 days the request and the notice are deemed approved.  A material change in Contractor network requires 30 days advance written notice to affected members.  For emergency situations, AHCCCS will expedite the approval process.

The Contractor shall notify AHCCCS, Division of Health Care Management, within one business day of any unexpected changes that would impair its provider network.  This notification shall include (1) information about how the change will affect the delivery of covered services, and (2) the Contractor's plans for maintaining the quality of member care, if the provider network change is likely to affect the delivery of covered services.

Homeless Clinics:

A Contractor in Maricopa and Pima County must contract with homeless clinics at the AHCCCS Fee-for-Service rate for Primary Care services.  Contracts must stipulate that:

                1.             Only those members that request a homeless clinic as a PCP may be assigned to them; and
                2.             Members assigned to a homeless clinic may be referred out-of-network for needed specialty services.

The Contractor must make resources available to assist homeless clinics with administrative issues such as obtaining Prior Authorization, and resolving claims issues.

AHCCCS will convene meetings, as necessary, with the Contractor and the homeless clinics to resolve administrative issues and perceived barriers to the homeless members receiving care.  Representatives from the Contractor must attend these meetings.

E-Prescribing:

The Contractor must work in collaboration with the Administration to implement E-Prescribing.

30.          PRIMARY CARE PROVIDER STANDARDS

The Contractor shall include in its provider network a sufficient number of PCPs to meet the requirements of this contract.  Health care providers designated by the Contractor as PCPs shall be licensed in Arizona as allopathic or osteopathic physicians who generally specialize in family practice, internal medicine, obstetrics, gynecology, or pediatrics; certified nurse practitioners  or certified nurse midwives; or physician’s assistants [42 CFR 438.206(b)(2)].

The Contractor shall assess the PCP’s ability to meet AHCCCS appointment availability and other standards when determining the appropriate number of its members to be assigned to a PCP.  The Contractor should also consider the PCP’s total panel size (i.e., AHCCCS and non-AHCCCS patients) when making this determination.  AHCCCS members shall not comprise the majority of a PCP’s panel of patients.  AHCCCS shall inform the Contractor when a PCP has a panel of more than 1,800 AHCCCS members (assigned by a single Contractor or multiple Contractors), to assist in the assessment of the size of their panel.  This information will be provided on a quarterly basis.  The Contractor will adjust the size of a PCP’s panel, as needed, for the PCP to meet AHCCCS appointment and clinical performance standards.

The Contractor shall have a system in place to monitor and ensure that each member is assigned to an individual PCP  and that the Contractor’s data regarding PCP assignments is current.  The Contractor is encouraged to assign members with complex medical conditions, who are age 12 and younger, to board certified pediatricians.  PCP’s, with assigned members diagnosed with AIDS  or as HIV positive, shall meet criteria and standards set forth in the AMPM.

The Contractor shall ensure that providers serving EPSDT-aged members utilize AHCCCS-approved standard developmental screening tools and are trained in the use of the tools.  The Contractor is encouraged to assign EPSDT-aged members to providers that are trained in the use of, and have expressed willingness to use, AHCCCS-approved developmental screening tools.

To the extent required by this contract, the Contractor shall offer members freedom of choice within its network in selecting a PCP [42 CFR 438.6(m) and 438.52(d)].  The Contractor may restrict this choice when a member has shown an inability to form a relationship with a PCP, as evidenced by frequent changes, or when there is a medically necessary reason.  When a new member has been assigned to the Contractor, the Contractor shall inform the member in writing of his enrollment and of his PCP assignment within 10 days of the Contractor's receipt of notification of assignment by AHCCCS.  The Contractor shall include with the enrollment notification a list of all the Contractor's available PCPs, the process for changing the PCP assignment, should the member desire to do so, as well as the information required in the ACOM Member Information  Policy.  The Contractor shall confirm any PCP change in writing to the member.  Members may make both their initial PCP selection and any subsequent PCP changes either verbally or in writing.

At a minimum, the Contractor shall hold the PCP  responsible for the following activities [42 CFR 438.208(b)(1)]:

a.             Supervision, coordination and provision of care to each assigned member;
b.             Initiation of referrals  for medically necessary specialty care;
c.             Maintaining continuity of care for each assigned member;
d.             Maintaining the member’s medical record, including documentation of all services provided to the member by the PCP, as well as any specialty or referral  services.  Services potentially requiring medical follow up are the only dental services whose documentation must be included in the medical record.

The Contractor shall establish and implement policies and procedures to monitor PCP  activities and to ensure that PCPs are adequately notified of, and receive documentation regarding, specialty and referral  services provided to assigned members by specialty physicians, and other health care professionals.  Contractor policies and procedures shall be subject to approval by AHCCCS, Division of Health Care Management, and shall be monitored through operational audits.

The Contractor will work with AHCCCS to develop a methodology to reimburse school based clinics.  AHCCCS and the Contractor will identify coordination of care processes and reimbursement mechanisms.  The Contractor will be responsible for payment of these services directly to the clinics.

31.          MATERNITY CARE PROVIDER  STANDARDS

The Contractor shall ensure that a maternity  care provider is designated for each pregnant member for the duration of her pregnancy  and postpartum  care and that those maternity services are provided in accordance with the AMPM.  The Contractor may include in its provider network the following maternity care providers:

a.             Arizona licensed allopathic and/or osteopathic physicians who are Obstetricians or general practice/family practice providers who provide maternity care services;
b.             Physician Assistants;
c.             Nurse Practitioners;
d.             Certified Nurse Midwives;
e.             Licensed Midwives.

Pregnant members may choose, or be assigned, a PCP  who provides obstetrical care.  Such assignment shall be consistent with the freedom of choice requirements for selecting health care professionals while ensuring that the continuity of care is not compromised.  Members receiving maternity services from a certified nurse midwife or a licensed midwife must also be assigned to a PCP for other health care and medical services.  A certified nurse midwife may provide those primary care services that s/he is willing to provide and that the member elects to receive from the certified nurse midwife.  Members receiving care from a certified nurse midwife may also elect to receive some or all her primary care from the assigned PCP.  Licensed midwives may not provide any additional medical services as primary care is not within their scope of practice.

All physicians and certified nurse midwives  who perform deliveries shall have OB hospital privileges or a documented hospital coverage agreement for those practitioners performing deliveries in alternate settings.  Certified midwives perform deliveries only in the member’s home.  Labor and delivery services may also be provided in the member’s home by physicians, certified nurse practitioners  and certified nurse midwives who include such services within their practice.

32.          REFERRAL MANAGEMENT PROCEDURES AND STANDARDS

The Contractor shall have adequate written procedures regarding referrals  to specialists, to include, at a minimum, the following:

a.             Use of referral  forms clearly identifying the Contractor.
b.             PCP  referral  shall be required for specialty physician services, except that women shall have direct access to in-network GYN providers, including physicians, physician assistants  and nurse practitioners  within the scope of their practice, without a referral for preventive and routine services [42 CFR 438.206(b)(2)].  In addition, for members with special health care needs determined to need a specialized course of treatment or regular care monitoring, the Contractor must have a mechanism in place to allow such members to directly access a specialist (for example through a standing referral or an approved number of visits) as appropriate for the member’s condition and identified needs.  Any waiver of this requirement by the
                Contractor must be approved in advance by AHCCCS.
c.             Specialty physicians shall not begin a course of treatment for a medical condition other than that for which the member was referred, unless approved by the member’s PCP.
d.             A process in place that ensures the member's PCP  receives all specialist and consulting reports and a process to ensure PCP follow-up of all referrals  including EPSDT  referrals for behavioral health  services.
e.             A referral  plan for any member who is about to lose eligibility and who requests information on low-cost or no-cost health care services.
f.              Referral  to Medicare Managed Care Plan.
g.             Allow for a second opinion from a qualified health care professional within the network, or if one is not available in network, arrange for the member to obtain one outside the network, at no cost to the member
                [42 CFR 438.206(b)(3)].

The Contractor shall comply with all applicable physician referral  requirements and conditions defined in Sections 1903(s) and 1877 of the Social Security Act and their implementing regulations which include, but are not limited to, 42 CFR Part 411, Part 424, Part 435 and Part 455.  Sections 1903(s) and 1877 of the Act prohibits physicians from making referrals for designated health services to health care entities with which the physician or a member of the physician’s family has a financial relationship.  Designated health services include:

a.             Clinical laboratory  services
b.             Physical therapy services
c.             Occupational therapy services
d.             Radiology  services
e.             Radiation therapy services and supplies
f.              Durable medical equipment and supplies
g.             Parenteral and enteral nutrients, equipment and supplies
h.             Prosthetics, orthotics and prosthetic devices and supplies
i.              Home health  services
j.              Outpatient  prescription  drugs
k.             Inpatient  and outpatient  hospital services

33.          APPOINTMENT STANDARDS

The Contractor shall monitor appointment availability utilizing the methodology found in the ACOM Appointment Availability Monitoring and Reporting Policy to ensure that the following standards are met:

Wait time for Appointment:

For Primary Care Appointments, the Contractor shall be able to provide:

a.             Emergency PCP  appointments - same day of request
b.             Urgent care PCP  appointments - within 2 days of request
c.             Routine care PCP  appointments - within 21 days of request

For specialty referrals, the Contractor shall be able to provide:

a.             Emergency  appointments -   within 24 hours of referral
b.             Urgent care appointments -   within 3 days of referral
c.             Routine care appointments -  within 45 days of referral

For dental  appointments, the Contractor shall be able to provide:

a.             Emergency  appointments -   within 24 hours of request
b.             Urgent care appointments -  within 3 days of request
c.             Routine care appointments - within 45 days of request

For maternity  care, the Contractor shall be able to provide initial prenatal  care appointments for enrolled pregnant members as follows:

a.             First trimester - within 14 days of request
b.             Second trimester - within 7 days of request
c.             Third trimester - within 3 days of request
d.             High risk pregnancies - within 3 days of identification of high risk by the Contractor or maternity  care provider, or immediately if an emergency  exists

For purposes of the sections above, “urgent” is defined as an acute, but not necessarily life-threatening condition which, if not attended to, could endanger the patient’s health.

Wait time in Office:
The Contractor shall actively monitor and ensure that a member's waiting time for a scheduled appointment at the PCP’s or specialist’s office is no more than 45 minutes, except when the provider is unavailable due to an emergency.

Wait time for Transportation:
If a member needs non-emergent medically necessary transportation, the Contractor shall require its transportation provider to schedule the transportation so that the member arrives on time for the appointment, but no sooner than one hour before the appointment; does not have to wait more than one hour after calling for transportation after the conclusion of the appointment to be picked up; nor have to wait for more than one hour after conclusion of the treatment for transportation home; nor be picked up prior to the completion of treatment.  The Contractor must develop and implement a quarterly performance auditing protocol to evaluate compliance with the standards above for all subcontracted transportation vendors/brokers and require corrective action if standards are not met.

The Contractor must use the results of appointment availability monitoring to assure adequate appointment availability in order to reduce unnecessary emergency department utilization.  The Contractor is also encouraged to contract with or employ the services of non-emergency facilities to address member non-emergency care issues occurring after regular office hours or on weekends.

The Contractor shall establish processes to monitor and reduce the appointment “no-show” rate by provider and service type.  As best practices are identified, AHCCCS may require implementation by the Contractor.

The Contractor shall have written policies and procedures about educating its provider network regarding appointment time requirements.  The Contractor must assign a specific staff member or unit within its organization to monitor compliance with appointment standards.  The Contractor must develop a corrective action plan when appointment standards are not met; if appropriate, the corrective action plan should be developed in conjunction with the provider [42 CFR 438.206(c)(1)(iv), (v) and (vi)].  Appointment standards shall be included in the Provider Manual.  The Contractor is encouraged to include the standards in the provider subcontract.

34.          FEDERALLY QUALIFIED HEALTH CENTERS AND RURAL HEALTH CLINICS

The Contractor is encouraged to use FQHCs/RHCs in Arizona to provide covered services.  AHCCCS requires the Contractor to negotiate rates of payment with FQHCs/RHCs for non-pharmacy services that are comparable to the rates paid to providers that provide similar services.  AHCCCS reserves the right to review a Contractor’s negotiated rates with an FQHC/RHC for reasonableness and to require adjustments when negotiated rates are found to be substantially less than those being paid to other, non-FQHC/RHC providers for comparable services.

The Contractor is required to submit member information for Title XIX  members for each FQHC/RHC  on a quarterly basis to the AHCCCS Division of Health Care Management.  AHCCCS will perform periodic audits of the member information submitted.  The Contractor should refer to the AHCCCS Reporting Guide for Acute Care Contractors with the Arizona Health Care Cost Containment System for further guidance.  The FQHCs/RHCs registered with AHCCCS are listed on the AHCCCS website (www.azahcccs.gov).

35.          PROVIDER  MANUAL

The Contractor shall develop, distribute and maintain a provider manual as described in the ACOM Provider Information Policy.

36.          PROVIDER   REGISTRATION

The Contractor shall ensure that all of its subcontractors register with AHCCCS as an approved service provider.  A Provider Participation Agreement must be signed by each provider who is not already an AHCCCS registered provider.  The original shall be forwarded to AHCCCS.  The provider registration process must be completed in order for the Contractor to report services a provider renders to enrolled members and for the Contractor to be paid reinsurance.  The National Provider Identifier (NPI) is required on all claim submissions and subsequent encounters (from providers who are eligible for an NPI).  The Contractor shall work with providers to obtain their NPI.

Except as otherwise required by law or as otherwise specified in a contract between a Contractor and a provider, the AHCCCS Administration fee-for-service provisions referenced in the AHCCCS Provider Participation Agreement located on the AHCCCS website (e.g. billing requirements, coding standards, payment rates) are in force between the provider and Contractor.

37.          SUBCONTRACTS

The Contractor shall be legally responsible for contract performance whether or not subcontracts are used [42 CFR 438.230(a) and 434.6(c)].  No subcontract  shall operate to terminate the legal responsibility of the Contractor to assure that all activities carried out by the subcontractor  conform to the provisions of this contract.  Subject to such conditions, any function required to be provided by the Contractor pursuant to this contract may be subcontracted to a qualified person or organization.  All such subcontracts must be in writing [42 CFR 438.6(L)].  See the ACOM Contractor Claims Processing by Health Plan Subcontracted Providers Policy.

All subcontracts entered into by the Contractor are subject to prior review and written approval by AHCCCS, Division of Health Care Management, and shall incorporate by reference the terms and conditions of this contract.  The following types of Administrative Services subcontracts shall be submitted to AHCCCS, Division of Health Care Management for prior approval at least 30 days prior to the beginning date of the subcontract.

Administrative Services Subcontracts:

1.             Delegated agreements that subcontract;
                a)             Any function related to the management of the contract with AHCCCS. Examples include member services, provider relations, quality management, medical management (e.g., prior authorization, concurrent review, medical claims review),
                b)            Claims processing, including pharmacy claims,
                c)             Credentialing including those for only primary source verification.
2.             All Management Service Agreements;
3.             All Service Level Agreements with any Division or Subsidiary of a corporate parent owner.

AHCCCS may, at its discretion, communicate directly with the governing body or Parent Corporation of the Contractor regarding the performance of a subcontractor or Contractor respectively.

The Contractor shall maintain a fully executed original of all subcontracts, which shall be accessible to AHCCCS within two business days of request by AHCCCS.  All requested subcontracts must have full disclosure of all terms and conditions and must fully disclose all financial or other requested information.  Information may be designated as confidential but may not be withheld from AHCCCS as proprietary.  Information designated as confidential may not be disclosed by AHCCCS without the prior written consent of the Contractor except as required by law.  All subcontracts shall comply with the applicable provisions of Federal and State laws, regulations and policies.

Before entering into a subcontract which delegates Contractor duties or responsibilities to a subcontractor, the Contractor must evaluate the prospective subcontractor’s ability to perform the activities to be delegated.  If the Contractor delegates duties or responsibilities such as utilization management or claims processing to a subcontractor, then the Contractor shall establish a written agreement that specifies the activities and reporting responsibilities delegated to the subcontractor.  The written agreement shall also provide for revoking delegation or imposing other sanctions if the subcontractor’s performance is inadequate.  In order to determine adequate performance, the Contractor shall monitor the subcontractor’s performance on an ongoing basis and subject it to formal review according to a periodic schedule.  The schedule for review shall be submitted to AHCCCS, Division of Health Care Management for prior approval.  As a result of the performance review, any deficiencies must be communicated to the subcontractor in order to establish a corrective action plan.  The results of the performance review and the correction plan shall be communicated to AHCCCS upon completion [42 CFR 438.230(b)].

A merger, reorganization or change in ownership of an Administrative Services subcontractor  of the Contractor shall require a contract amendment and prior approval of AHCCCS.

The Contractor must submit the Annual Subcontractor Assignment and Evaluation Report (within 90 days from the start of the contract year) detailing any Contractor duties or responsibilities that have been subcontracted as described under administrative subcontracts previously in this section.  If the Contractor does not assign any duties under the subcontract types listed in the paragraph above, a statement to this effect must be submitted in lieu of the Annual Subcontractor Assignment and Evaluation Report.  The Annual Subcontractor Assignment and Evaluation Reportwill include the following:

–Subcontractor’s name
–Delegated duties and responsibilities
–Most recent review date of the duties, responsibilities and financial position of the subcontractor
–A comprehensive evaluation of the performance (operational and financial) of the subcontractor
–Identified areas of deficiency
–Corrective action plans as necessary
–Next scheduled review date

The Contractor shall promptly inform AHCCCS, Division of Health Care Management, in writing if a subcontractor is in significant non-compliance that would affect their abilities to perform the duties and responsibilities of the subcontract.

The Contractor shall not include covenant-not-to-compete requirements in its provider agreements.  Specifically, the Contractor shall not contract with a provider and require that the provider not provide services for any other AHCCCS Contractor.  In addition, except for cost sharing requirements, the Contractor shall not enter into subcontracts that contain compensation terms that discourage providers from serving any specific eligibility category.

The Contractor must enter into a written agreement with any provider (including out-of-state providers) the Contractor reasonably anticipates will be providing services at the request of the Contractor more than 25 times during the contract year [42 CFR 438.206(b)(1)].  Exceptions to this requirement include the following:

1.             If a provider who provides services more than 25 times during the contract year refuses to enter into a written agreement with the Contractor, the Contractor shall submit documentation of such refusal to AHCCCS,
                Division of Health Care Management within seven days of its final attempt to gain such agreement.
2.             If a provider performs emergency  services such as an emergency room physician or an ambulance company, a written agreement is not required.
3.             Individual providers as detailed in the AMPM.
4.             Hospitals, as discussed in Section D, Paragraph 40, Hospital Subcontracting and Reimbursement.
5.             If a provider primarily performs services in an inpatient setting.
6.             If upon the Medical Director’s review, it is determined that the Contractor or members would not benefit by adding the provider to the contracted network.

Any other exceptions to this requirement must be approved by AHCCCS, Division of Health Care Management.  If AHCCCS does not respond within 30 days; the requested exception is deemed approved.  The Contractor may request an expedited review and approval.

For all subcontracts in which the Contractor and Subcontractor have a capitated arrangement/risk sharing arrangement, the following provision must be included verbatim in every contract:
                If the Subcontractor does not bill the Contractor (e.g., Subcontractor is capitated), the Subcontractor’s encounter data that is required to be submitted to the Contractor pursuant to contract is defined for these purposes as a “claim for payment”.  The Subcontractor’s provision of any service results in a “claim for payment” regardless of whether there is any intention of payment.  All said claims shall be subject to review under any and all fraud and abuse statutes, rules and regulations, including but not limited to Arizona Revised
                Statute (A.R.S.) §36-2918.

All subcontracts  must contain verbatim all the provisions of Attachment A, Minimum Subcontract Provisions.  In addition, each provider subcontract must contain the following [42 CFR 438.206(b)(1)]:

1.             Full disclosure of the method and amount of compensation or other consideration to be received by the subcontractor.
2.             Identification of the name and address of the subcontractor.
3.             Identification of the population, to include patient capacity, to be covered by the subcontractor.
4.             The amount, duration and scope of medical services to be provided, and for which compensation will be paid.
5.             The term of the subcontract  including beginning and ending dates, methods of extension, termination and re-
                negotiation.
6.             The specific duties of the subcontractor  relating to coordination of benefits and determination of third‑party liability.
7.             A provision that the subcontractor  agrees to identify Medicare and other third‑party liability coverage and to seek such Medicare or third party  liability payment before submitting claims to the Contractor.
8.             A description of the subcontractor's patient, medical, dental and cost record keeping system.
9.             Specification that the subcontractor  shall cooperate with quality management/quality improvement programs, and comply with the utilization management and review procedures specified in 42 CFR Part 456, as specified in the AMPM.
10.           A provision stating that a merger, reorganization or change in ownership of an Administrative Services subcontractor  of the Contractor shall require a contract amendment and prior approval of AHCCCS.
11.           A provision that indicates that AHCCCS is responsible for enrollment, re‑enrollment and disenrollment of the covered population.
12.           A provision that the subcontractor  shall be fully responsible for all tax obligations, Worker's Compensation
                Insurance, and all other applicable insurance coverage obligations which arise under this subcontract, for itself and its employees, and that AHCCCS shall have no responsibility or liability for any such taxes or insurance coverage.
13.           A provision that the subcontractor  must obtain any necessary authorization from the Contractor or AHCCCS for services provided to eligible and/or enrolled members.
14.           A provision that the subcontractor  must comply with encounter  reporting and claims submission requirements as described in the subcontract.
15.           Provision(s) that allow the Contractor to suspend, deny, refuse to renew or terminate any subcontractor in accordance with the terms of this contract and applicable law and regulation.
16.           A provision that the subcontractor may provide the member with factual information, but is prohibited from recommending or steering a member in the member’s selection of a Contractor.
17.           A provision that compensation to individuals or entities that conduct utilization management and concurrent review activities is not structured so as to provide incentives for the individual or entity to deny, limit or discontinue medically necessary services to any enrollee [42 CFR 438.210(e)].

38.          CLAIMS PAYMENT/HEALTH INFORMATION SYSTEM

The Contractor shall develop and maintain a health information system that collects, analyzes, integrates, and reports data.  The system shall provide information on areas including, but not limited to, service utilization, claim disputes and appeals [42 CFR 438.242(a)].

The Contractor will ensure that changing or making major upgrades to the information systems affecting claims processing, or any other major business component, will be accompanied by a plan which includes a timeline, milestones, and adequate testing before implementation.  At least six months before the anticipated implementation date, the Contractor shall provide the system change plan to AHCCCS for review and comment.

The Contractor must have a health information system that integrates member demographic data, provider information, service provision, claims submission and reimbursement.  This system must be capable of collecting, storing and producing information for the purposes of financial, medical and operational management.

In support of this requirement, the Contractor will be required to have an independent audit of the Claims Payment/Health Information System completed within two (2) calendar years of the initiation of the Contract; or by September 30, 2010 (CYE10).  The Contractor must submit a signed agreement on or before December 31st 2008, with a schedule for completion, entered into with an independent auditing firm of their selection to be approved by the AHCCCS Division of Health Care Management.  The Division of Health Care Management will monitor the scope of this audit, to include no less than a verification of contract information management (contract loading and auditing), claims processing and encounter submission processes.  In addition to this requirement, the Contractor may be required in future contract years to initiate additional independent Claim System/Health Information System audit at the direction of the AHCCCS Administration.  In the event of a system change or upgrade, the Contractor will be required to initiate an independent Claim System/Health Information System audit.

In addition to the above required audit, the Contractor shall develop and implement an internal claims audit function that will include the following:

                –Verification that provider contracts are loaded correctly
                –Accuracy of payments against provider contract terms

Audits of provider contract terms should be performed on a regular and periodic basis and consist of a random, statistically significant sampling of all contracts in effect at the time of the audit.  The audit sampling methodology should be documented in policy and attempt to review the contract loading of both large groups and individual practitioners at least once every 5 year period in addition to any time a contract change is initiated during that timeframe.  The findings of the audits described above must be documented and any deficiencies noted in the resulting reports must be met with corrective action.

The Contractor shall develop and maintain a HIPAA compliant claims processing and payment  system capable of processing, cost avoiding and paying claims in accordance with A.R.S. §§ 36-2903 and 2904 and  AHCCCS Rules R9-22 Article 7.  The system must be adaptable to updates in order to support future AHCCCS claims related Policy requirements as needed.

The contractor must include nationally recognized methodologies to correctly pay claims including but not limited to:

                –Correct Coding Initiative (CCI) for Professional and Outpatient services;
                –Multiple Surgical Reductions;
                –Global Day E & M Bundling;
                –Multi Channel Lab Test Bundling.

The Contractor claims payment system must be able to assess and/or apply the following data related edits:

                –Benefit Package Variations;
                –Timeliness Standards;
                –Data Accuracy;
                –Adherence to AHCCCS Policy;
                –Provider Qualifications;
                –Member Eligibility and Enrollment;
                –Over-Utilization Standards.

This system must produce a remittance advice related to the Contractor’s payments and/or denials to providers and must include at a minimum:

                –an adequate description of all denials and adjustments;
                –the reasons for such denials and adjustments;
                –the amount billed;
                –the amount paid;
                –application of COB;
                –provider rights for claim disputes.

The related remittance advice must be sent with the payment, unless the payment is made by electronic funds transfer (EFT).  The remittance advice sent related to an EFT must be mailed, or sent to the provider, no later than the date of the EFT.  If the remittance is made through EFT, a notice of the provider’s right for claim dispute must be sent to the provider concurrently.

The Contractor’s claims payment system, as well as its prior authorization  and concurrent review process, must minimize the likelihood of having to recoup already-paid claims.  Any individual recoupment in excess of $50,000 per provider within a contract year must be approved in advance by AHCCCS, Division of Health Care Management, Acute Care Operations Unit.  If AHCCCS does not respond within 30 days the recoupment request is deemed approved.  AHCCCS must be notified of any cumulative recoupment greater than $50,000 per provider Tax Identification Number per contract year.  A Contractor shall not recoup monies from a provider later than 12 months after the date of original payment on a clean claim, without prior approval from AHCCCS, as further described in the ACOM Recoupment Request Policy.

The Contractor is required to reimburse providers for previously recouped monies if the provider was subsequently denied payment by the primary insurer based on timely filing limits or lack of prior authorization and the member failed to disclose additional insurance coverage other than AHCCCS.

The Contractor must void encounters for claims that are recouped in full.  For recoupments that result in a reduced claim value or adjustments that result in an increased claim value, replacement encounters must be submitted.  AHCCCS will validate the submission of applicable voids and replacement encounters upon completion of any approved recoupment that meets the qualifications of this section.  All replaced or voided encounters must reach adjudicated status within 120 days of the approval of the recoupment.  The Contractor should refer to the ACOM Recoupment Request Policy and AHCCCSEncounter Reporting User Manual for further guidance.

Unless a subcontract  specifies otherwise, a Contractor with 50,000 or more members at the end of the month that is being reported shall ensure that for each form type (Dental/Professional/Institutional), 95% of all clean claims are adjudicated within 30 days of receipt of the clean claim and 99% are adjudicated within 60 days of receipt of the clean claim.  Unless a subcontract specifies otherwise, a Contractor with fewer than 50,000 members at the end of the month that is being reported shall ensure that for each form type (Dental/Professional/Institutional), 90% of all clean claims are adjudicated within 30 days of receipt of the clean claim and 99% are adjudicated within 60 days of receipt of the clean claim.  Additionally, unless a shorter time period is specified in contract, the Contractor shall not pay a claim initially submitted more than 6 months after date of service or pay a clean claim submitted more than 12 months after date of service; except as directed by AHCCCS or otherwise noted in this contract.  Claim payment requirements pertain to both contracted and non-contracted providers.  The receipt date of the claim is the date stamp on the claim or the date electronically received.  The receipt date is the day the claim is received at the Contractor’s specified claim mailing address.  The paid date of the claim is the date on the check or other form of payment [42 CFR 447.45(d)].  Claims submission deadlines shall be calculated from the claim end date or the effective date of eligibility posting, whichever is later as stated in A.R.S. 36-2904.H.

Effective for all non-hospital clean claims, in the absence of a contract specifying other late payment terms, a Contractor is required to pay interest on late payments.  Late claims payments are those that are paid after 45 days of receipt of the clean claim (as defined in this contract).  In grievance situations, interest shall be paid back to the date interest would have started to accrue beyond the applicable 45 day requirement.  Interest shall be at the rate of ten per cent per annum, unless a different rate is stated in a written contract.  In the absence of interest payment terms in a subcontract, interest shall accrue starting on the first day after a clean claim is contracted to be paid.  For hospital clean claims, a slow payment penalty shall be paid in accordance with A.R.S. 2903.01.  When interest is paid, the Contractor must report the interest as directed in the AHCCCSEncounter Reporting User Manual.

If the Contractor or the Director's Decision reverses a decision to deny, limit, or delay authorization of services, and the member received the disputed services while an appeal was pending, the Contractor shall process a claim for payment from the provider in a manner consistent with the Contractor's or Director's Decision and applicable statutes, rules, policies, and contract terms.  The provider shall have 90 days from the date of the reversed decision to submit a clean claim to the Contractor for payment.  For all claims submitted as a result of a reversed decision, the Contractor is prohibited from denying claims for untimeliness if they are submitted within the 90 day timeframe.  Contractors are also prohibited from denying claims submitted as a result of a reversed decision because the member failed to request continuation of services during the appeals/hearing process: a member's failure to request continuation of services during the appeals/hearing process is not a valid basis to deny the claim.

AHCCCS will require the Contractor to participate in an AHCCCS workgroup to develop uniform guidelines for standardizing hospital outpatient and outpatient provider claim requirements, including billing rules and documentation requirements.  The workgroup may be facilitated by an AHCCCS selected consultant.  The Contractor will be held responsible for the cost of this project based on its share of AHCCCS enrollment.

The Contractor is required to accept and generate required HIPAA compliant electronic transactions from/to any provider interested and capable of electronic submission or electronic remittance receipt; and must be able to make claims payments via electronic funds transfer.  In addition, the Contractor shall implement and meet the following milestone in order to make claims processing and payment more efficient and timely:

                –Receive and pay 60% of all claims (based on volume of actual claims excluding claims processed by
                  Pharmacy Benefit Managers (PBMs)) electronically by July 1, 2009

In accordance with the Deficit Reduction Act of 2005, Section 6085, Contractor is required to reimburse non-contracted emergency services providers at no more than the AHCCCS Fee-For-Service rate.  This applies to in state as well as out of state providers.

In accordance with Arizona Revised Statute 36-2903 and 36-2904, in the absence of a written negotiated rate, Contractor is required to reimburse non-contracted non-emergent in state providers at the AHCCCS fee schedule and methodology, or pursuant to 36-2905.01, at ninety-five percent of the AHCCCS Fee-For-Service rates for urban hospital days.  All payments are subject to other limitations that apply, such as provider registration, prior authorization, medical necessity, and covered service.

The Contractor shall submit a monthly Claims Dashboard as specified in the AHCCCS Claims Dashboard Reporting Guide.  The Monthly report must be received by the AHCCCS Division of Healthcare Management, no later than 15 days from the end of each month.

Within the first 6 months of the contract term, the Contractor must review claim requirements, including billing rules and documentation requirements, and submit a report to AHCCCS that will include the rationale for the requirements.  AHCCCS shall determine and provide a format for the report.

39.          SPECIALTY CONTRACTS

AHCCCS may at any time negotiate or contract on behalf of the Contractor and AHCCCS for specialized hospital and medical services.  AHCCCS will consider existing Contractor resources in the development and execution of specialty contracts.  AHCCCS may require the Contractor to modify its delivery network to accommodate the provisions of specialty contracts.  AHCCCS may consider waiving this requirement in particular situations if such action is determined to be in the best interest of the State; however, in no case shall reimbursement exceeding that payable under the relevant AHCCCS specialty contract be considered in capitation rate development or risk sharing arrangements, including reinsurance.

During the term of specialty contracts, AHCCCS may act as an intermediary between the Contractor and specialty Contractors to enhance the cost effectiveness of service delivery.  Adjudication of claims related to payments provided under specialty contracts shall remain the responsibility of the Contractor.  AHCCCS may provide technical assistance prior to the implementation of any specialty contracts.

Currently, AHCCCS only has specialty contracts for transplant services and anti-hemophilic agents and related pharmaceutical services.  AHCCCS shall provide at least 60 days advance written notice to the Contractor prior to the implementation of any specialty contract.  See Section D, Paragraph 57, Reinsurance, for further details.

40.          HOSPITAL SUBCONTRACTING  AND REIMBURSEMENT

Maricopa and Pima counties only:  The Inpatient Hospital Reimbursement Program is defined in the Arizona Revised Statutes (A.R.S.) 36-2905.01, and requires hospital subcontracts to be negotiated between the Contractor and hospitals in Maricopa and Pima counties to establish reimbursement levels, terms and conditions.  Subcontracts shall be negotiated by the Contractor and hospitals to cover operational concerns, such as timeliness of claims submission and payment, payment of discounts or penalties and legal resolution which may, as an option, include establishing arbitration procedures.  These negotiated subcontracts shall remain under close scrutiny by AHCCCS to ensure availability of quality services within specific service districts, equity of related party  interests and reasonableness of rates.  The general provisions of this program encompass acute care hospital services and outpatient  hospital services that result in an admission.  The Contractor, upon request, shall make available to AHCCCS, all hospital subcontracts and amendments.  For non-emergency patient-days, the Contractor shall ensure that at least 65% of its members use contracted hospitals.  AHCCCS reserves the right to subsequently adjust the 65% standard.  Further, if in AHCCCS’s judgment the number of emergency days at a particular non-contracted hospital becomes significant, AHCCCS may require a subcontract  at that hospital.  In accordance with R9-22-718, unless otherwise negotiated by both parties, the reimbursement for inpatient services, including outliers, provided at a non-contracted hospital shall be based on the rates as defined in A.R.S. § 36-2903.01, multiplied by 95%.

All counties EXCEPT Maricopa and Pima:  The Contractor shall reimburse hospitals for member care in accordance with AHCCCS Rule R9-22-705.  The Contractor is encouraged to obtain subcontracts with hospitals in all GSAs.  The Contractor, upon request, shall make available to AHCCCS, all hospital subcontracts and amendments.

Out-of-State Hospitals:  The Contractor shall reimburse out-of-state hospitals in accordance with AHCCCS Rule R9-22-705.  A Contractor serving border communities (excluding Mexico) is strongly encouraged to establish contractual agreements with those out-of-state hospitals that are identified by GSA  in Attachment B.

Outpatient hospital services:  In the absence of a contract, the default payment rate for outpatient hospital services billed on a UB-04 will be based on the AHCCCS outpatient hospital fee schedule, rather than a hospital-specific cost-to-charge ratio (pursuant to ARS 36-2904).

Hospital Recoupments:  The Contractor may conduct prepayment and post-payment medical reviews of all hospital claims including outlier claims.  Erroneously paid claims are subject to recoupment.  If the Contractor fails to identify lack of medical necessity through concurrent review and/or prepayment medical review, lack of medical necessity identified during post-payment medical review shall not constitute a basis for recoupment by the Contractor.  This prohibition does not apply to recoupments that are a result of an AHCCCS reinsurance  audit.  See also Section D, Paragraph 38, Claims Payment/Health Information  System.  For a more complete description of the guidelines for hospital reimbursement, please consult the AHCCCS website for applicable statutes and rules.

41.          RESPONSIBILITY FOR NURSING FACILITY REIMBURSEMENT

The Contractor shall provide medically necessary nursing facility services as outlined in Section D, Paragraph 10, Scope of Services.  The Contractor shall also provide medically necessary nursing facility services for any enrolled member who has a pending ALTCS application who is currently residing in a nursing facility and is eligible for services provided under this contract.  If the member becomes ALTCS eligible and is enrolled with an ALTCS Contractor before the end of the maximum 90 days per contract year of nursing facility coverage, the Contractor is only responsible for nursing facility reimbursement during the time the member is enrolled with the Contractor as shown in the PMMIS.  Nursing facility services covered by another liable party (including Medicare) while the member is enrolled with the Contractor, shall be applied to the 90 day per contract year limitation.

The Contractor shall not deny nursing facility services when the member’s eligibility, including prior period coverage, had not been posted at the time of admission.  In such situations the Contractor shall impose reasonable authorization requirements.  There is no ALTCS enrollment, including prior period coverage, that occurs concurrently with AHCCCS acute enrollment.

The Contractor shall notify the Assistant Director of the Division of Member Services, when a member has been residing in a nursing facility for 75 days as specified in Section D, Paragraph 10, Scope of Services, under the heading Nursing Facility.  This will allow AHCCCS time to follow-up on the status of the ALTCS application and to consider potential fee-for-service coverage if the stay goes beyond the 90 day per contract year maximum.

42.          PHYSICIAN INCENTIVES/PAY FOR PERFORMANCE

Physician Incentives
Reporting of Physician Incentive Plans has been suspended by CMS until further notice.  No reporting is required until suspension is lifted.

The Contractor must comply with all applicable physician incentive requirements and conditions defined in 42 CFR 417.479.  These regulations prohibit physician incentive plans that directly or indirectly make payments to a doctor or a group as an inducement to limit or refuse medically necessary services to a member.  The Contractor is required to disclose all physician incentive agreements to AHCCCS and to AHCCCS members who request them.

The Contractor shall not enter into contractual arrangements that place providers at significant financial risk as defined in 42 CFR 417.479 unless specifically approved in advance by the AHCCCS Division of Health Care Management.  In order to obtain approval, the following must be submitted to the AHCCCS Division of Health Care Management 45 days prior to the implementation of the contract [42 CFR 438.6(g)]:

1.             A complete copy of the contract
2.             A plan for the member satisfaction survey
3.             Details of the stop-loss protection provided
4.             A summary of the compensation arrangement that meets the substantial financial risk definition

The Contractor shall disclose to AHCCCS the information on physician incentive plans listed in 42 CFR 417.479(h)(1) through 417.479(I) upon contract renewal, prior to initiation of a new contract, or upon request from AHCCCS or CMS.

The Contractor shall also provide for compliance with physician incentive plan requirements as set forth in 42 CFR 422.208, 422.210 and 438.6(h).  These regulations apply to contract arrangements with subcontracted entities that provide utilization management services.

Value Driven Healthcare/Pay for Performance
 AHCCCS may explore opportunities to develop and implement system-wide Value Driven Healthcare programs and pay for performance initiatives.  The Contractor shall participate in the development and implementation of such programs as requested by AHCCCS.  Should the Contractor’s individual pay for performance program conflict with AHCCCS programs, the Contractor may be required to close out the individual program.  AHCCCS may require the Contractor to provide PCP assignment information.  The Contractor shall provide this information in a format specified by AHCCCS upon request.

Transparency
AHCCCS programs will be in compliance with Federal and State transparency initiatives.  AHCCCS may publicly report or make available any data, reports, analysis or outcomes related to Contractor activities, operations and/or performance. Public reporting may include, but is not limited to, the following components:

a)             Use of evidence based guidelines (Clinical tool kits)
b)            Identification and publication of top performing Contractors
c)             Identification and publication of top performing providers
d)            Program pay for performance payouts
e)             Mandated publication of guidelines
f)             Mandated publication of outcomes
g)            Identification of Centers of Excellence for specific conditions, procedures or member populations
h)            Establishment of Return on Investment goals

Any Contractor-selected and/or -developed pay for performance initiative that meets the requirements of 42 CFR 417.479 must be approved by AHCCCS Division of Health Care Management prior to implementation.

Public Reporting of Contractor Cost Management, Satisfaction and Quality Performance
AHCCCS is in the process of developing a cost management, satisfaction, and quality score card as part of the AHCCCS value driven decision support initiative.  The score card information will made available to beneficiaries, legislators and the public.  These reports will be posted on the AHCCCS website and made available at enrollment and reenrollment or at any time that beneficiaries are choosing a Contractor.  Contractors are also encouraged to provide quality and cost information on network hospitals and providers to help enrollees choose among high performing value driven providers and hospitals.

43.          MANAGEMENT SERVICES  AGREEMENT AND COST ALLOCATION PLAN

If a Contractor has subcontracted for management services, the management service agreement must be approved in advance by AHCCCS, Division of Health Care Management.  If there is a cost allocation plan as part of the management services agreement, it is subject to review by AHCCCS upon request.  AHCCCS reserves the right to perform a thorough review of actual management fees charged and/or corporate allocations made.

If there is a change in ownership of the entity with which the Contractor has contracted for management services, AHCCCS must review and provide prior approval of the assignment of the subcontract to the new owner.  AHCCCS may offer open enrollment to the members assigned to the Contractor should a change in ownership occur.  AHCCCS will not permit two Contractors to utilize the same management service company in the same GSA.

The performance of management service subcontractors must be evaluated and included in the Annual Subcontractor Assignment and Evaluation Report required by Section D, Paragraph 37, Subcontracts and Attachment F: Periodic Report Requirements.

44.          RESERVED

45.          RESERVED

46.          PERFORMANCE BOND  OR BOND SUBSTITUTE

The Contractor shall be required to provide a performance bond of standard commercial scope issued by a surety company authorized to do business in this State, an irrevocable letter of credit, or a cash deposit ("Performance Bond") to AHCCCS for as long as the Contractor has AHCCCS-related liabilities of $50,000 or more outstanding, or 15 months following the termination date of this contract, whichever is later, to guarantee: (1) payment of the Contractor's obligations to providers, non-contracting providers, and non-providers; and (2) performance by the Contractor of its obligations under this contract [42 CFR 438.116(a)(1) and (b)(1)].  The Performance Bond shall be in a form acceptable to AHCCCS as described in the ACOMPerformance Bond Policy available on the AHCCCS website.

In the event of a default by the Contractor, AHCCCS shall, in addition to any other remedies it may have under this contract, obtain payment under the Performance Bond or substitute security for the purposes of the following:

1.             Paying any damages sustained by providers, non-contracting providers and non-providers by reason of a breach of the Contractor's obligations under this contract;
2.             Reimbursing AHCCCS for any payments made by AHCCCS on behalf of the Contractor; and
3.             Reimbursing AHCCCS for any extraordinary administrative expenses incurred by reason of a breach of the
                Contractor's obligations under this contract, including, but not limited to, expenses incurred after termination of this contract for reasons other than the convenience of the State by AHCCCS.

In the event AHCCCS agrees to accept substitute security in lieu of the Performance Bond, irrevocable letter of credit or cash deposit, the Contractor agrees to execute any and all documents and perform any and all acts necessary to secure and enforce AHCCCS's security interest in such substitute security including, but not limited to, security agreements and necessary UCC filings pursuant to the Arizona Uniform Commercial Code.  The Contractor must request acceptance from AHCCCS when a substitute security in lieu of the performance bond, irrevocable letter of credit or cash deposit is established.  In the event such substitute security is agreed to and accepted by AHCCCS, the Contractor acknowledges that it has granted AHCCCS a security interest in such substitute security to secure performance of its obligations under this contract.  The Contractor is solely responsible for establishing the credit-worthiness of all forms of substitute security.  AHCCCS may, after written notice to the Contractor, withdraw its permission for substitute security, in which case the Contractor shall provide AHCCCS with a form of security described above.

The Contractor may not change the amount, duration or scope of the performance bond without prior written approval from AHCCCS, Division of Health Care Management.  The Contractor shall not leverage the bond for another loan or create other creditors using the bond as security.

47.          AMOUNT OF PERFORMANCE BOND

The initial amount of the Performance Bond shall be equal to 80% of the total capitation  payment expected to be paid to the Contractor in the first month of the contract year, or as determined by AHCCCS.  The total capitation amount (including  delivery supplement) excludes premium tax.  This requirement must be satisfied by the Contractor no later than 30 days after notification by AHCCCS of the amount required.  Thereafter, AHCCCS shall review the adequacy of the Performance Bond on a monthly basis to determine if the Performance Bond must be increased.  The Contractor shall have 30 days following notification by AHCCCS to increase the amount of the Performance Bond.  The Performance Bond amount that must be maintained after the contract term shall be sufficient to cover all outstanding liabilities and will be determined by AHCCCS.  The Contractor may not change the amount of the performance bond without prior written approval from AHCCCS, Division of Health Care Management.  Refer to the ACOM Performance Bond and Equity Per Member Requirements Policy for more details.

48.          ACCUMULATED FUND DEFICIT

The Contractor and its owners must review for accumulated fund deficits on a quarterly basis.  In the event the Contractor has a fund deficit, the Contractor and its owners shall fund the deficit through capital contributions in a form acceptable to AHCCCS within 30 days after the quarterly, draft or final annual financial statements in which the deficit is reported are due to AHCCCS, or in a timeframe otherwise requested by AHCCCS.  AHCCCS may, at its option, impose enrollment caps in any or all GSA’s as a result of an accumulated deficit, even if unaudited.

49.          ADVANCES, DISTRIBUTIONS, LOANS  AND INVESTMENTS

The Contractor shall not, without the prior approval of AHCCCS, make any advances, distributions, loans or loan guarantees to related parties or affiliates including another fund or line of business within its organization.  The Contractor shall not, without prior approval of AHCCCS, make advances to providers in excess of $50,000.  All requests for prior approval are to be submitted to the AHCCCS Division of Health Care Management. Refer to the ACOM Provider and Affiliate Advance Request Policy for further information.

50.          FINANCIAL VIABILITY STANDARDS

The Contractor must comply with the AHCCCS-established financial viability standards.  On a quarterly basis, AHCCCS will review the following ratios with the purpose of monitoring the financial health of the Contractor: Current Ratio; Equity per Member; Medical Expense Ratio; and the Administrative Cost Percentage.

Sanctions may be imposed if the Contractor does not meet these financial viability standards.  AHCCCS will take into account the Contractor’s unique programs for managing care and improving the heath status of members when analyzing medical expense and administrative ratio results.  However, if a critical combination of the Financial Viability Standards are not met, or if the Contractor’s experience differs significantly from other Contractors, additional monitoring, such as monthly reporting, may be required.

FINANCIAL VIABILITY STANDARDS

Current Ratio

Current assets divided by current liabilities. "Current assets" includes any long-term investments that can be converted to cash within 24 hours without significant penalty (i.e., greater than 20%).

Standard: At least 1.00

If current assets include a receivable from a parent company, the parent company must have liquid assets that support the amount of the inter-company loan.

Equity per Member

Unrestricted equity, less on-balance sheet performance bond, divided by the number of non-SOBRA  Family Planning  Extension Services members enrolled at the end of the period.

Standard: At least $150 for Contractors with enrollment < 100,000
                              $100 for Contractors with enrollment of 100,000+

Additional information regarding the Equity per Member requirement may be found in the Performance Bond and Equity per Member Requirements policy in the ACOM.

Medical Expense Ratio	Total medical expenses divided by the sum of total capitation + Delivery Supplement +TPL+ Reinsurance less premium tax Standard: At least 84%

Administrative Cost Percentage	Total administrative expenses divided by the sum of total capitation + Delivery Supplement + TPL + Reinsurance less premium tax Standard: No greater than 10%

The Contractor shall comply with all financial reporting requirements contained in Attachment F, Periodic Report Requirements and the Reporting Guide for Acute Health Care Contractors with the Arizona Health Care Cost Containment System, a copy of which may be found on the AHCCCS website.  The required reports are subject to change during the contract term and are summarized in Attachment F, Periodic Report Requirements.

51.          SEPARATE INCORPORATION

Within 60 days of contract award, a non-governmental Contractor shall have established a separate corporation for the purposes of this contract, whose sole activity is the performance of the requirements of this contract.

52.          MERGER, REORGANIZATION AND CHANGE OF OWNERSHIP

A proposed merger, reorganization or change in ownership of the Contractor shall require prior approval of AHCCCS and may require a contract amendment.  AHCCCS may terminate this contract pursuant to Section D, Paragraph 1, Term of Contract and Option to Renew, if the Contractor does not obtain prior approval or AHCCCS determines that the change in ownership is not in the best interest of the State.  AHCCCS may offer open enrollment to the members assigned to the Contractor should a change in ownership occur.  AHCCCS will not permit one organization to own or manage more than one contract in the same GSA.

The Contractor must submit a detailed merger, reorganization and/or transition plan to AHCCCS, Division of Health Care Management, for review at least 60 days prior to the effective date of the proposed change.  The purpose of the plan review is to ensure uninterrupted services to members, evaluate the new entity's ability to support the provider network, ensure that services to members are not diminished and that major components of the organization and AHCCCS programs are not adversely affected by such merger, reorganization or change in ownership.

53.          COMPENSATION

The method of compensation under this contract will be Prior Period  Coverage (PPC) capitation, prospective capitation, delivery supplement, reinsurance  and third party  liability, as described and defined within this contract and appropriate laws, regulations or policies.

Actuaries establish the capitation rates using practices established by the Actuarial Standards Board.  AHCCCS provides the following data to its actuaries for the purposes of rebasing the capitation rates.

a.             Utilization and unit cost data derived from adjudicated encounters
b.             Both audited and unaudited financial statements reported by the Contractor
c.             Market basket inflation trends
d.             AHCCCS fee-for-service schedule pricing adjustments
e.             Programmatic or Medicaid covered service changes that affect reimbursement
f.              Other changes to medical practices or administrative requirements that affect reimbursement

AHCCCS adjusts its rates to best match payment to risk.  This further ensures the actuarial basis for the capitation rates.  The following are examples of risk factors that may be included.

a.             Reinsurance  (as described in Section D, Paragraph 57)
b.             Age/Gender
c.             Medicare enrollment for SSI  members
d.             Delivery supplemental payment
e.             Geographic Service Area  adjustments
f.              Risk sharing arrangements for specific populations
g.             Member specific statistics, e.g. member acuity, member choice, member diagnosis, etc.

The above information is reviewed by AHCCCS’ actuaries in renewal years to determine if adjustments are necessary.  A Contractor may cover services that are not covered under the State Plan; however those services are not included in the data provided to actuaries for setting capitation rates [42 CFR 438.6(e)].

AHCCCS will be utilizing a national episodic/diagnostic risk adjustment model that will be applied to all Contractor specific capitation rates for all non-reconciled risk groups.  Further methodology details will be shared with the Contractor prior to implementation.

Given anticipated membership changes that may be occurring due to the enhanced auto-assignment discussed in Section I Paragraph 9, Award of Contract, AHCCCS anticipates applying these risk factors by April 1, 2009 retroactively to the October 1, 2008, awarded capitation rates.  For CYE 09, AHCCCS will apply approximately 80% of the capitation rate risk adjustment factor.  For CYE 10, the full impact of the model will be applied.

Prospective Capitation:  The Contractor will be paid capitation for all prospective member months, including partial member months.  This capitation includes the cost of providing medically necessary covered services to members during the prospective period coverage.

Prior Period Coverage (PPC ) Capitation:  Except for SOBRA Family Planning, KidsCare and State Only Transplants,the Contractor will be paid capitation for all PPC member months, including partial member months.  This capitation includes the cost of providing medically necessary covered services, including behavioral health services, to members during prior period coverage.  The PPC capitation rates will be set by AHCCCS and will be paid to the Contractor along with the prospective capitation described above.  The Contractor will not receive PPC capitation for newborns of members who were enrolled at the time of delivery.

Reconciliation of PPC Costs to Reimbursement:  AHCCCS will reconcile the Contractor’s PPC medical cost expenses to PPC capitation paid to the Contractor during the year.  This reconciliation will limit the Contractor’s profits and losses to 2%.  Any losses in excess of 2% will be reimbursed to the Contractor, and likewise, profits in excess of 2% will be recouped.  Adjudicated encounter  data will be used to determine medical expenses.  Refer to the ACOM PPC Reconciliation Policy for further details.

Reconciliation of Prospective MED Costs to Reimbursement:  AHCCCS will reconcile the Contractor’s prospective MED medical cost expenses to prospective MED net capitation paid to the Contractor for dates of service during the contract year being reconciled.  This reconciliation will limit the Contractor’s profits and losses to 3%.  Any losses in excess of 3% will be reimbursed to the Contractor, and likewise, profits in excess of 3% will be recouped.  Encounter data will be used to determine medical expenses.  Refer to the Prospective MED Reconciliation Policy included in the ACOM for further details.

Reconciliation of Prospective non-MED Costs to Reimbursement:  AHCCCS will reconcile the Contractor’s prospective non-MED medical cost expenses to prospective non-MED net capitation paid to the Contractor for dates of service during the contract year being reconciled.  This reconciliation will limit the Contractor’s profits and losses to 3% for the contract year beginning October 1, 2008 and 2% for the contract year beginning October 1, 2009.  Any losses in excess of applicable loss % will be reimbursed to the Contractor, and likewise, profits in excess of the applicable profit % will be recouped.  Adjudicated encounter data will be used to determine medical expenses.  Refer to the Prospective non-MED Reconciliation Policy included in the ACOM for further details.

For all Contractors, the PPC TWG population, both MED and non-MED, will be reconciled with the PPC reconciliation referred to above.

Delivery Supplement:  When the Contractor has an enrolled woman who delivers during a prospective enrollment period, the Contractor will be entitled to a supplemental payment.  Supplemental payments will not apply to women who deliver in a prior period  coverage time period, or State Only Transplant members.  AHCCCS reserves the right at any time during the term of this contract to adjust the amount of this payment for women who deliver at home.

State Only Transplants Option 1 and Option 2:  The Contractor will only be paid capitation for an administrative component for those member months the member is enrolled with the Contractor.  For Option 1 members the Contractor will be paid the administrative component up to a 12-month continuous period of extended eligibility.  For Option 2 members the administrative component will be paid for the period of time the transplant is scheduled or performed.  All medically necessary covered services will be reimbursed 100% with no deductible through Reinsurance payments based on adjudicated encounters.  Delivery supplement payments will not apply to women who deliver during the 12 month continuous period of extended eligibility specified as Option 1.

Liability for Payment:  The Contractor must ensure that members are not held liable for:

a.             The Contractor’s or any subcontractor’s debts in the event of Contractor’s or the subcontractor’s insolvency;
b.             Covered services provided to the member, for which AHCCCS does not pay the Contractor and the
                Contractor does not pay subcontractors; or,
c.             Payments to the Contractor or any subcontractors for covered services furnished under a contract, referral or other arrangement, to the extent that those payments are in excess of the amount the member would owe if the Contractor or any subcontractor provided the services directly.

54.          PAYMENTS TO CONTRACTORS

Subject to the availability of funds, AHCCCS shall make payments to the Contractor in accordance with the terms of this contract provided that the Contractor’s performance is in compliance with the terms and conditions of this contract.  Payment must comply with requirements of A.R.S. Title 36.  AHCCCS reserves the option to make payments to the Contractor by wire or National Automated Clearing House Association (NACHA) transfer and will provide the Contractor at least 30 days notice prior to the effective date of any such change.

Where payments are made by electronic funds transfer, AHCCCS shall not be liable for any error or delay in transfer or indirect or consequential damages arising from the use of the electronic funds transfer process.  Any charges or expenses imposed by the bank for transfers or related actions shall be borne by the Contractor.  Except for adjustments made to correct errors in payment, and as otherwise specified in this section, any savings remaining to the Contractor as a result of favorable claims experience and efficiencies in service delivery at the end of the contract term may be kept by the Contractor.

All funds received by the Contractor pursuant to this contract shall be separately accounted for in accordance with generally accepted accounting principles.

Except for funds received from the collection of permitted copayments  and third-party liabilities, the only source of payment to the Contractor for the services provided hereunder is the Arizona Health Care Cost Containment System Fund.  An error discovered by the State, with or without an audit, in the amount of fees paid to the Contractor will be subject to adjustment or repayment by AHCCCS making a corresponding decrease in a current Contractor’s payment or by making an additional payment to the Contractor.  When the Contractor identifies an overpayment, AHCCCS must be notified and reimbursed within 30 days of identification.

No payment due the Contractor by AHCCCS may be assigned or pledged by the Contractor.  This section shall not prohibit AHCCCS at its sole option from making payment to a fiscal agent hired by the Contractor.

55.          CAPITATION  ADJUSTMENTS

Except for changes made specifically in accordance with this contract, the rates set forth in Section B shall not be subject to re-negotiation or modification during the contract period.  AHCCCS may, at its option, review the effect of a program change and determine if a capitation adjustment is needed.  In these instances the adjustment will be prospective with assumptions discussed with the Contractor prior to modifying capitation rates.  The Contractor may request a review of a program change if it believes the program change was not equitable; AHCCCS will not unreasonably withhold such a review.

If the Contractor is in any manner in default in the performance of any obligation under this contract, AHCCCS may, at its option and in addition to other available remedies, adjust the amount of payment until there is satisfactory resolution of the default.  The Contractor shall reimburse AHCCCS and/or AHCCCS may deduct from future monthly capitation  for any portion of a month during which the Contractor was not at risk due to, for example:

a.             death of a member
b.             inmate of a public institution
c.             duplicate capitation  to the same Contractor
d.             adjustment based on change in member’s contract type
e.             voluntary withdrawal

Upon becoming aware that a member may be an inmate of a public institution, the Contractor must contact AHCCCS for an eligibility determination.

If a member is enrolled twice with the same Contractor, recoupment will be made as soon as the double capitation  is identified.  AHCCCS reserves the right to modify its policy on capitation recoupments at any time during the term of this contract.

56.          RESERVED

57.          REINSURANCE

Reinsurance  is a stop-loss program provided by AHCCCS to the Contractor for the partial reimbursement of covered services, as described below, for a member with an acute medical condition beyond an annual deductible level.  AHCCCS self-insures the reinsurance program through a deduction to capitation rates.  For all reinsurance payments AHCCCS bases reimbursement on adjudicated and approved encounters.  Refer to the AHCCCS Reinsurance Processing Manual for further details on the Reinsurance Program.

Inpatient  Reinsurance

Inpatient  reinsurance  covers partial reimbursement of covered inpatient facility medical services.  See the table below for applicable deductible levels and coinsurance percentages.  The coinsurance percent is the rate at which AHCCCS will reimburse the Contractor for covered inpatient  costs incurred above the deductible.  The deductible is the responsibility of the Contractor.  Per diem rates paid for nursing facility  services provided within 30 days of an acute hospital stay, including room and board, provided in lieu of hospitalization for up to 90 days in any contract year shall be eligible for reinsurance  coverage.  Same-day admit-and-discharge services do not qualify for reinsurance.

The following table represents deductible and coinsurance levels.  See below for details on applicable deductible levels effective October 1, 2009 through September 30, 2010.

	Annual Deductible

Statewide Plan Enrollment	Prospective Reinsurance	Coinsurance

0-34,999	$20,000	75%
35,000-49,999	$35,000	75%
50,000 and over	$50,000	75%

Annual deductible levels apply to all members except for State Only Transplant and SOBRA Family Planning members.  Beginning October 1, 2010, and annually thereafter, each of the deductible levels above will increase by $5,000.

Prospective Reinsurance:This coverage applies to prospective enrollment periods.  The deductible level is based on the Contractor’s statewide AHCCCS acute care enrollment (not including SOBRA  Family Planning  Extension services) as of October 1st each contract year, as shown in the table above.  AHCCCS will adjust the Contractor’s deductible level at the beginning of a contract year if the Contractor’s enrollment changes to the next enrollment level.

For the contract year beginning October 1, 2009, Contractors that were at or above the 35,000 enrollment deductible level for the contract year beginning October 1, 2008 will have their deductible level reduced to the next lowest level.  See the table below for details.

Deductible at October 1, 2008	Deductible for October 1, 2009
$20,000	$20,000
$35,000	$20,000
$50,000	$35,000

These deductible levels are subject to change by AHCCCS during the term of this contract.  Any change in deductible levels will have a corresponding impact on capitation rates.

PPC inpatient expenses are not covered for any members under the reinsurance program unless they qualify under catastrophic or transplant reinsurance.

Catastrophic Reinsurance

The Catastrophic Reinsurance program encompasses members receiving certain biotech drugs (listed below), and those members diagnosed with hemophilia, Von Willebrand’s Disease or Gaucher’s Disease.  For additional detail and restrictions refer to the AHCCCS Reinsurance Processing Manual and the AMPM.  There are no deductibles for catastrophic reinsurance cases.  For member’s receiving Biotech drugs outside of the specific conditions mentioned in this paragraph, AHCCCS will reimburse at 85% of the cost of the drug only.  For those members diagnosed with hemophilia, Von Willebrand’s Disease and Gaucher’s Disease, all medically necessary covered services provided during the contract year shall be eligible for reimbursement at 85% of the AHCCCS allowed amount or the Contractor’s paid amount, whichever is lower, depending on the subcap code.  Reinsurance coverage for anti-hemophilic blood factors will be limited to 85% of the AHCCCS contracted amount or the Contractor’s paid amount, whichever is lower.  All catastrophic claims are subject to medical review by AHCCCS.

AHCCCS holds a single-source specialty contract for anti-hemophilic agents and related services for hemophilia.  Non-hemophilia related services are not covered under this specialty contract.  Non-hemophilia-related care is defined as any care that is provided not related to the hemophilia services.

The Contractor may access anti-hemophilic agents and related pharmaceutical services for hemophilia or Von Willebrand’s under the terms and conditions of the specialty contract for members enrolled in their plans.  In that instance, the Contractor is the authorizing payor.  As such, the Contractor will provide prior authorization, care coordination, and reimbursement for all components covered under the contract for their members.  A Contractor utilizing the contract will comply with the terms and conditions of the contract.  A Contractor may use the AHCCCS contract or contract with a provider of their choice.

The Contractor must notify AHCCCS, Division of Health Care Management, Medical Management  Unit, of cases identified for catastrophic reinsurance coverage within 30 days of initial diagnosis and/or enrollment with the Contractor, and annually 30 days prior to the beginning of each contract year.  Catastrophic reinsurance will be paid for a maximum 30-day retroactive period from the date of notification to AHCCCS.  The determination of whether a case or type of case is catastrophic shall be made by the Director or designee based on the following criteria; 1) severity of medical condition, including prognosis; and 2) the average cost or average length of hospitalization and medical care, or both, in Arizona, for the type of case under consideration.

HEMOPHILIA:  Catastrophic reinsurance  coverage is available for all members diagnosed with Hemophilia (ICD9 codes 286.0, 286.1, 286.2).

VON WILLEBRAND’S DISEASE:  Catastrophic reinsurance  coverage is available for all members diagnosed with von Willebrand’s Disease who are non-DDAVP responders and dependent on Plasma Factor VIII.

GAUCHER’S DISEASE:  Catastrophic reinsurance  is available for members diagnosed with Gaucher’s Disease classified as Type I and are dependent on enzyme replacement therapy.

BIOTECH DRUGS:  Catastrophic reinsurance is available to cover the cost of certain biotech drugs when medically necessary.  These drugs, collectively referred to as Biotech Drugs, are the responsibility of the Contractor unless the members is CRS enrolled, the medications are related to the management of a CRS-covered condition, and CRS is providing coverage.  Catastrophic reinsurance will cover the drug cost only.  The drugs covered are Cerazyme, Aldurazyme, Fabryzyme, Myozyme, Elaprase, and Ceprotin.  The Biotech Drugs covered under reinsurance will be reviewed by AHCCCS at the start of each contract year.  AHCCCS reserves the right to require the use of a generic equivalent where applicable.  AHCCCS will reimburse at the lesser of the Biotech Drug or its generic equivalent for reinsurance purposes.

Transplants

This program covers members who are eligible to receive covered major organ and tissue transplantation  including bone marrow, heart, heart/lung, lung, liver, and other organ transplantation.  Bone grafts, cornea and kidney (beginning October 1, 2009) transplantation services are not eligible for transplant reinsurance  coverage but are eligible under the regular inpatient  reinsurance program.  Refer to the AMPM for covered services for organ and tissue transplants.  Reinsurance coverage for transplants received at an AHCCCS contracted facility is paid at the lesser of 85% of the AHCCCS contract amount for the transplantation services rendered or 85% of the Contractor’s paid amount.  Reinsurance coverage for transplants received at a non-AHCCCS contracted facility is paid the lesser of 85% of the lowest AHCCCS contracted rate, for the same organ or tissue, or the Contractor paid amount.  The AHCCCS contracted transplantation rates may be found on the AHCCCS website.  The Contractor must notify AHCCCS Division of Health Care Management, Medical Management Unit when a member is referred to a transplant facility for evaluation for an AHCCCS-covered organ transplant.  In order to qualify for reinsurance benefits, the notification must be received by AHCCCS Medical Management Unit within 30 days of referral to the transplant facility for evaluation,

Option 1 and Option 2 Transplant Services:  Reinsurance coverage for State Only Option 1 and Option 2 members (as described in Section D, Paragraph 2, Eligibility Categories) for transplants received at an AHCCCS contracted facility is paid at the lesser of 100% of the AHCCCS contract amount for the transplantation services rendered, or the Contractor paid amount, less the transplant share of cost.  For transplants received at a facility not contracted with AHCCCS, payment is made at the lesser of 100% of the lowest AHCCCS contracted amount for the transplantation services rendered, or the Contractor paid amount, less the transplant share of cost.  The AHCCCS contracted transplantation rates may be found on the AHCCCS website.  When a member is referred to a transplant facility for an AHCCCS-covered organ transplant, the Contractor shall notify AHCCCS, Division of Health Care Management, Medical Management Unit as specified in the AMPM Chapter 300, Policy 310 Attachments A and B, Extended Eligibility Process/Procedure for Covered Solid Organ and Tissue Transplants.

Option 1 Non-transplant Reinsurance

All medically necessary covered services provided to Option 1 members, unrelated to the transplant, shall be eligible for reimbursement, with no deductible, at 100% of the Contractor’s paid amount based on adjudicated encounters.

Other

For all reinsurance  case types other than transplants, the Contractor will be reimbursed 100% for all medically necessary covered expenses provided in a contract year, after the Contractor paid amount in the reinsurance case reaches $650,000.  It is the responsibility of the Contractor to notify AHCCCS, Division of Health Care Management, Reinsurance Supervisor, once a reinsurance case reaches $650,000.  The Contractor is required to split encounters as necessary once the reinsurance case reaches $650,000.  Failure to notify AHCCCS or failure to split and adjudicate encounters appropriately within 15 months from the end date or service will disqualify the related encounters for 100% reimbursement consideration.

Encounter  Submission and Payments for Reinsurance

a)  Encounter  Submission:  All reinsurance  associated encounters must reach a clean claim  status within fifteen months from the end date of service, or date of eligibility posting, whichever is later.  Encounters for reinsurance claims that have passed the fifteen month deadline and are being adjusted due to a claim dispute or hearing decision must be submitted and pass all encounter and reinsurance edits within 90 calendar days of the date of the claim dispute decision or hearing decision, or Director’s decision, whichever is applicable.  Failure to submit the encounter within this timeframe will result in the loss of any related reinsurance dollars.

The Contractor must void encounters for any claims that are recouped in full.  For recoupments that result in a reduced claim value or any adjustments that result in an increased claim value, replacement encounters must be submitted.  For replacement encounters resulting in an increased claim value, the replacement encounter must reach adjudicated status within 15 months of end date of service to receive additional reinsurance benefits.  The Contractor should refer to Section D, Paragraph 65, Encounter Data Reporting, for encounter reporting requirements.

b)  Payment of Inpatient  and Catastrophic Reinsurance  Cases:   AHCCCS will reimburse a Contractor for costs incurred in excess of the applicable deductible level, subject to coinsurance percentages and Medicare/TPL payment, less any applicable quick pay discounts, slow payment penalties and interest.  Amounts in excess of the deductible level shall be paid based upon costs paid by the Contractor, minus the coinsurance and Medicare/TPL payment, unless the costs are paid under a subcapitated arrangement.  In subcapitated arrangements, the Administration shall base reimbursement of reinsurance encounters on the lower of the AHCCCS allowed amount or the reported health plan paid amount, minus the coinsurance and Medicare/TPL payment and applicable quick pay discounts, slow payment penalties and interest.

When a member with an annual enrollment  choice changes Contractors within a contract year, for reinsurance  purposes, all eligible inpatient  costs, nursing facility  costs and inpatient psychiatric costs incurred for that member do not follow the member to the receiving Contractor.  Encounters from the Contractor the member is leaving (for dates of service within the current contract year) will not be applied toward the receiving Contractor’s deductible level.  For further details regarding this policy and other reinsurance policies refer to the AHCCCS Reinsurance Processing Manual.

c) Payment of Transplant Reinsurance  Cases:  Reinsurance benefits are based upon the lower of the AHCCCS contract amount or the Contractor’s paid amount, subject to coinsurance percentages.  The Contractor is required to submit all supporting encounters for transplant services.  Reinsurance payments will be linked to transplant encounter submissions.  In order to receive reinsurance payment for transplant stages, billed amounts and health plan paid amounts for adjudicated encounters must agree with related claims and/or invoices.  Timeliness for each stage payment will be calculated based on the latest adjudication date for the complete set of encounters related to the stage.  Please refer to the AHCCCS Reinsurance Processing Manual for the appropriate billing of transplant services.

Reinsurance  Audits

Pre-Audit:  Any medical audits on reinsurance cases will be conducted on a statistically significant random sample selected based on utilization trends.  The Division of Health Care Management will select reinsurance cases based on encounter data received during the contract year to assure timeliness of the audit process.  The Contractor will be notified of the documentation required for the medical audit.  For closed contracts, a 100% audit may be conducted.

Audit:  AHCCCS will give the Contractor at least 45 days advance notice of any audit.  The Contractor shall have all requested medical records and financial documentation available to the nurse auditors.  Any documents not requested in advance by AHCCCS shall be made available upon request of the Audit Team during the course of the audit.  The Contractor representative shall be available to the Audit Team at all times during AHCCCS audit activities.  If an audit should be conducted on-site, the Contractor shall provide the Audit Team with workspace, access to a telephone, electrical outlets and privacy for conferences.

Audits may be completed without an on-site visit.  For these audits, the Contractor will be asked to send the required documentation to AHCCCS.  The documentation will then be reviewed by AHCCCS.

Audit Considerations:  Reinsurance  consideration will be given to inpatient  facility contracts and hearing decisions rendered by the Office of Legal Assistance.  Pre-hearing and/or hearing penalties discoverable during the review process will not be reimbursed under reinsurance.

Per diem rates may be paid for nursing facility  and rehabilitation  services provided the services are rendered within 30 days of an acute hospital stay, including room and board, provided in lieu of hospitalization for up to 90 days in any contract year.  The services rendered in these sub-acute settings must be of an acute nature and, in the case of rehabilitative or restorative services, steady progress must be documented in the medical record.

Audit Determinations:  The Contractor will be furnished a copy of the Reinsurance  Post-Audit Results letter approximately 45 days after the audit and given an opportunity to comment and provide additional medical or financial documentation on any audit findings.  AHCCCS may limit reinsurance reimbursement to a lower or alternative level of care if the Director or designee determines that the less costly alternative could and should have been used by the Contractor.  A recoupment of reinsurance reimbursements made to the Contractor may occur based on the results of the medical audit.

A Contractor whose reinsurance  case is reduced or denied shall be notified in writing by AHCCCS and will be informed of rationale for reduction or denial  determination and the applicable grievance and appeal process available.

58.          COORDINATION OF BENEFITS

Pursuant to federal and state law, AHCCCS is the payer of last resort except under limited situations.  This means AHCCCS shall be used as a source of payment for covered services only after all other sources of payment have been exhausted.  The Contractor shall coordinate benefits in accordance with 42 CFR 433.135 et seq., ARS 36-2903, and A.A.C. R9-22-1001 et seq. so that costs for services otherwise payable by the Contractor are cost avoided or recovered from a liable party.  The term “State” shall be interpreted to mean “Contractor” for purposes of complying with the federal regulations referenced above.  The Contractor may require subcontractors to be responsible for coordination of benefits for services provided pursuant to this contract.

The two methods used in the coordination of benefits are cost avoidance and post payment recovery.  The Contractor shall use these methods as described in A.A.C. R9-22-1001 et seq. and federal and state law.  See also Section D, Paragraph 60, Medicare Services and Cost Sharing.

Cost Avoidance:  The Contractor shall take reasonable measures to determine all legally liable parties.  This refers to any individual, entity or program that is or may be liable to pay all or part of the expenditures for covered services.  The Contractor shall cost-avoid a claim if it has established the probable existence of a liable party at the time the claim is filed.  Establishing liability takes place when the Contractor receives confirmation that another party is, by statute, contract, or agreement, legally responsible for the payment of a claim for a healthcare item or service delivered to a member.  If the probable existence of a party’s liability cannot be established the Contractor must adjudicate the claim.  The Contractor must then utilize post payment recovery which is described in further detail below.  If the Administration determines that the Contractor is not actively engaged in cost avoidance activities the Contractor shall be subject to sanctions in an amount not less than three times the amount that could have been cost avoided.

The Contractor shall not deny a claim for timeliness if the untimely claim submission results from a provider’s efforts to determine the extent of liability.

If a third party insurer other than Medicare requires the member to pay any copayment, coinsurance or deductible, the Contractor is responsible for making these payments under the method described below, even if the services are provided outside of the Contractor network.

A.            If the provider is CONTRACTED with the Contractor:

The Contractor shall pay the lesser of the difference between:
1)             The Primary Insurance Paid amount and the Primary Insurance rate, i.e., the member’s copayment required under the Primary Insurance
OR
2)             The Primary Insurance Paid amount and the Contractor’s Contracted Rate

The lesser of methodology applies unless the Contractor’s contract with the provider requires a different payment scheme.

B.            If the provider is NOT CONTRACTED with the Contractor:

The Contractor shall pay the lesser of the difference between:
1)             The Primary Insurance Paid amount and the Primary Insurance Rate, i.e., the member’s copayment required under the Primary Insurance
OR
2)             The Primary Insurance Paid amount and the AHCCCS Fee for Service Rate

Examples

Scenario 1
AHCCCS FFS Rate $50
Contractor Rate $55
Primary Insurance Rate $45
Primary Paid $30
Contractor Payment to Contracted Provider in this example	$15 (this is calculated from the lesser of: $45-$30 vs. $55 - $30)
Contractor Payment to NonContracted Provider in this example	$15 (this is calculated from the lesser of: $45-30 vs. $50-30)

Scenario 2
AHCCCS FFS Rate $50
Contractor Rate $55
Primary Insurance Rate $60
Primary Paid $40

Contractor Payment to Contracted Provider in this example	$15 (this is calculated from the lesser of: $60 - $40 vs. $55-$40)
Contractor Payment to NonContracted Provider in this example	$10 (this is calculated from the lesser of: $60-$40 vs. $50-$40)

Scenario 3
AHCCCS FFS Rate $50
Contractor Rate $55
Primary Insurance Rate $70
Primary Paid $60

Contractor Payment to Contracted Provider in this example	$0 (this is calculated from the lesser of: $70 - $60 vs. $55-$60)
Contractor Payment to NonContracted Provider in this example?	$0 (this is calculated from the lesser of: $70-$60 vs. $50-$60)

If the Contractor refers the member for services to a third-party insurer, other than Medicare, and the insurer requires payment in advance of all copayments, coinsurance and deductibles, the Contractor must make such payments in advance.

Members with CRS condition:  A member with private insurance or Medicare coverage is not required to utilize CRSA.  This includes members with Medicare whether they are enrolled in Medicare FFS or a Medicare Managed Care Plan.  If the member uses the private insurance network for a CRS-covered condition, the Contractor is responsible for all applicable deductibles and copayments.  However, if the member has Medicare coverage, the AHCCCS Policy 201- Medicare Cost Sharing for Members in Traditional Fee for Service Medicare and Policy 202 - Medicare Cost Sharing for Members in Medicare Managed Care Plans shall apply.  When the private insurance or Medicare is exhausted, or certain annual or lifetime limits are reached with respect to CRS-covered conditions, the Contractor shall refer the member to CRSA for determination for CRS services.  If the member with private insurance or Medicare chooses to enroll with CRS, CRS becomes the secondary payer responsible for all applicable deductibles and copayments.  The Contractor is not responsible to provide services in instances when the CRS-eligible member, who has no primary insurance or Medicare, refuses to receive CRS-covered services through the CRS Program.  If the Contractor becomes aware that a member with a CRS-covered condition refuses to participate in the CRS application process or refuses to receive services through the CRS Program, the member may be billed by the provider in accordance with AHCCCS regulations regarding billing for unauthorized services.

Post-payment Recoveries:  Post-payment recovery is necessary in cases where the Contractor has not established the probable existence of a liable party at the time services were rendered or paid for, or was unable to cost-avoid.  The following sections set forth requirements for Contractor recovery actions including recoupment activities, other recoveries and total plan case requirements.

Recoupments:  The Contractor must follow the protocols established in the ACOM Recoupment Request Policy.  The Contractor must void encounters for claims that are recouped in full.  For recoupments that result in an adjusted claim value, the Contractor must submit replacement encounters.

Other Recoveries:  The Contractor shall identify the existence of potentially liable parties through the use of trauma code edits, utilizing diagnostic codes 799.9 and 800 to 999.9 (excluding code 994.6), and other procedures.  The Contractor shall not pursue recovery in the following circumstances, unless the case has been referred to the Contractor by AHCCCS or AHCCCS’s authorized representative:

Uninsured/underinsured motorist insurance	Restitution Recovery
First-and third-party liability insurance	Worker’s Compensation
Tort feasors, including casualty	Estate Recovery
Special Treatment Trust Recovery

Upon identification of any of the above situations, the Contractor shall promptly report cases to AHCCCS’s authorized representative for determination of a “total plan” case.  The Contractor is responsible for all recovery actions for a “total plan” case.  A total plan case is a case where payments for services rendered to the member are exclusively the responsibility of the Contractor; no reinsurance or fee-for-service payments are involved.  By contrast, a “joint” case is one where fee-for-service payments and/or reinsurance payments are involved.  In joint cases, the Contractor shall notify AHCCCS’s authorized representative within 10 business days of the identification of a liable party.  Failure to report these cases may result in one of the remedies specified in Section D, Paragraph 72, Sanctions.  The Contractor shall cooperate with AHCCCS’s authorized representative in all collection efforts.

Total Plan Case Requirements:  In “total plan” cases, the Contractor is responsible for performing all research, investigation, the mandatory filing of initial liens on cases that exceed $250, lien amendments, lien releases, and payment of other related costs in accordance with A.R.S. 36-2915 and A.R.S. 36-2916.  The Contractor shall use the AHCCCS-approved casualty recovery correspondence when filing liens and when corresponding to others in regard to casualty recovery.  The Contractor may retain up to 100% of its recovery collections if all of the following conditions exist:

                a.             Total collections received do not exceed the total amount of the Contractor’s financial liability for the member;
                b.             There are no payments made by AHCCCS related to fee-for-service, reinsurance  or administrative costs (i.e., lien filing , etc.); and,
                c.             Such recovery is not prohibited by state or Federal law.

Prior to negotiating a settlement on a total plan case, the Contractor shall notify AHCCCS to ensure that there is no reinsurance or fee-for-service payment that has been made by AHCCCS.  Failure to report these cases prior to negotiating a settlement amount may result in one of the remedies specified in Section D, Paragraph 72, Sanctions.

Total Plan Cases:  The Contractor shall report settlement information to AHCCCS, utilizing the AHCCCS-approved casualty recovery Notification of Settlement form, within 10 business days from the settlement date.  Failure to report these cases may result in one of the remedies specified in Section D, Paragraph 72, Sanctions.

Joint Cases:  AHCCCS’s authorized representative is responsible for performing all research, investigation and payment of lien-related costs, subsequent to the referral  of any and all relevant case information to AHCCCS’s authorized representative by the Contractor.  In joint cases, AHCCCS’s authorized representative is also responsible for negotiating and acting in the best interest of all parties to obtain a reasonable settlement in joint cases and may compromise a settlement in order to maximize overall reimbursement, net of legal and other costs.  The Contractor will be responsible for their prorated share of the contingency fee.  The Contractor’s share of the contingency fee will be deducted from the settlement proceeds prior to AHCCCS remitting the settlement to the Contractor.

Other Reporting Requirements:  If a Contractor discovers the probable existence of a liable party that is not known to AHCCCS, the Contractor must report the information to the AHCCCS contracted vendor not later than 10 days from the date of discovery.  In addition, the Contractor shall notify AHCCCS of any known changes in coverage within deadlines and in a format prescribed by AHCCCS in the Technical Interface Guidelines.  Failure to report these cases may result in one of the remedies specified in Section D, Paragraph 72, Sanctions.

At AHCCCS’s request, the Contractor shall provide an electronic extract of the Casualty cases, including open and closed cases.  Data elements include, but are not limited to: the member’s first and last name; AHCCCS ID; date of incident; claimed amount; paid/recovered amount; and case status.  The AHCCCS TPL Section shall provide the format and reporting schedule for this information to the Contractor.  AHCCCS will provide the Contractor with a file of all other coverage information, for the purpose of updating the Contractor’s files, as described in the Technical Interface Guidelines.

Title XXI  (KidsCare), BCCTP, and SOBRA Family Planning:  Eligibility for KidsCare, BCCTP, and SOBRA Family Planning benefits require that the applicant/member not be enrolled with any other creditable health insurance plan.  If the Contractor becomes aware of any such coverage, the Contractor shall notify AHCCCS immediately.   AHCCCS will determine if the other insurance meets the creditable coverage definition in A.R.S. 36-2982(G).

Contract Termination:  Upon termination of this contract, the Contractor will complete the existing third party  liability cases or make any necessary arrangements to transfer the cases to AHCCCS’s authorized TPL representative.

AHCCCS has developed a process and agreement with Blue Cross Blue Shield of Arizona (BCBSAZ) to receive both historic and current BCBSAZ coverage data.

Based on this information, AHCCCS will be submitting claims on behalf of AHCCCS Contractors for services reimbursed for dates of services 1/15/06 through 3/31/08.  From the monies recovered, AHCCCS will disburse 50% to the Agency for recoveries of non-TWG, non-PPC, non-Reinsurance related claims.  For these claims, AHCCCS will withhold 12% of the disbursement to the Contractor to compensate the vendor recovering the funds.  AHCCCS will retain 100% of any BCBSAZ recoveries related to PPC, TWG and Reinsurance-related claims.  The Contractor is restricted from recouping any funds for BCBSAZ liability for the period of 1/15/06-3/31/08.  However, the Contractor is responsible for coordination of benefits from 4/1/08 forward.

59.          COPAYMENTS

Most of the AHCCCS members remain exempt from copayments while others are subject to an optional copayment.  Those populations exempt or subject to optional copayments may not be denied services for the inability to pay the copayment [42 CFR 438.108].  Any copayments collected shall belong to the Contractor or its subcontractors.  Attachment K, Copayments, provides detail of the populations and their related copayment structure.

60.          MEDICARE SERVICES AND COST SHARING

AHCCCS has members enrolled who are eligible for both Medicaid and Medicare.  These members are referred to as “dual eligible”.  Generally, the Contractor is responsible for payment of Medicare coinsurance and/or deductibles for covered services provided to dual eligible members.  However, there are different cost-sharing  responsibilities that apply to dual eligible members based on a variety of factors.  Unless prior approval is obtained from AHCCCS, the Contractor must limit their cost sharing responsibility according to the ACOM Medicare Cost Sharing Policy.  The Contractor shall have no cost sharing obligation if the Medicare payment exceeds what the Contractor would have paid for the same service of a non-Medicare member.  Please refer to Section D, Paragraph 10, Scope of Services, for information regarding prescription medication for Medicare Part D.

When a person with Medicare who is also eligible for Medicaid (dual eligible) is in a medical institution that is funded by Medicaid for a full calendar month, the dual eligible person is not required to pay copayments for their Medicare covered prescription medications for the remainder of the calendar year.  To ensure appropriate information is communicated for these members to the Centers for Medicare and Medicaid Services (CMS), the Contractor must, using the approved form, notify the AHCCCS Member Database Management Administration (MDMA), via fax at (602) 253-4807 as soon as it determines that a dual eligible person is expected to be in a medical institution that is funded by Medicaid for a full calendar month, regardless of the status of the dual eligible person’s Medicare lifetime or annual benefits.  This includes:

                a.             Members who have Medicare part “B” only;
                b.             Members who have used their Medicare part “A” life time inpatient benefit;
                c.             Members who are in a continuous placement in a single medical institution or any combination of continuous placements in a medical institution.

For purposes of the medical institution notification, medical institutions are defined as acute hospitals, psychiatric hospital – Non IMD, psychiatric hospital – IMD, residential treatment center – Non IMD, residential treatment center – IMD, skilled nursing facilities, and Intermediate Care Facilities for the Mentally Retarded.

61.          MARKETING

The Contractor shall submit all proposed marketing and outreach materials and events that will involve the general public to the AHCCCS Marketing Committee for prior approval in accordance with the ACOMMarketing Outreach and Incentives Policy [42 CFR 438.104].  The Contractor must have signed contracts with PCPs, specialists, dentists, and pharmacies in order for them to be included in marketing materials.  Marketing materials that have received prior approval must be resubmitted to the Division of Health Care Management every two years for re-approval.

62.          CORPORATE COMPLIANCE

In accordance with A.R.S. Section 36-2918.01, and AHCCCS Contractor Operation Manual (ACOM), Chapter 100, the Contractor and its subcontractors and providers are required to immediately notify the AHCCCS Office of Program Integrity (OPI) regarding any suspected fraud and report the information within 10 business days of discovery by completing the confidential AHCCCS Referral for Preliminary Investigation form for any and all suspected fraud or abuse [42 CFR 455.1(a)(1)]  This shall include acts of suspected fraud or abuse that were resolved internally but involved AHCCCS members or funds.

As stated in A.R.S. Section 13-2310, incorporated herein by reference, any person who knowingly obtains any benefit by means of false or fraudulent pretenses, representations, promises, or material omissions is guilty of a Class 2 felony.

The Contractor agrees to permit and cooperate with any onsite review.  A review by the AHCCCS Office of Program Integrity may be conducted without notice and for the purpose of ensuring program compliance.  The Contractor also agrees to respond to electronic, telephonic or written requests for information within the timeframe specified by AHCCCS Administration.  The Contractor agrees to provide documents, including original documents, to representatives of the Office of Program Integrity upon request.  The OPI shall allow a reasonable time for the Contractor to copy the requested documents, not to exceed 20 business days from the date of the OPI request.

The Contractor must have a mandatory compliance program, supported by other administrative procedures, that is designed to guard against fraud and abuse [42 CFR 438.608(a) and (b)].  The Contractor shall have written criteria for selecting a Compliance Officer and job description that clearly outlines the responsibilities and authority of the position.  The Compliance Officer shall have the authority to assess records and independently refer suspected member fraud, provider fraud and member abuse cases to AHCCCS, Office of Program Integrity or other duly authorized enforcement agencies [42 CFR 455.17].

The compliance program shall be designed to both prevent and detect suspected fraud or abuse.  The compliance program must include:

1.             The written designation of a compliance officer and a compliance committee that are accountable to the Contractor’s top management.
2.             The Compliance Officer must be an onsite management official who reports directly to top management.
3.             Effective training and education.
4.             Effective lines of communication between the compliance officer and the organization’s employees.
5.             Enforcement of standards through well-publicized disciplinary guidelines.
6.             Provision for internal monitoring and auditing.
7.             Provision for prompt response to problems detected.
8.             Written policies, procedures, and standards of conduct that articulate the organization’s commitment to comply with all applicable Federal and state standards.
9.             A Compliance Committee which shall be made up of, at a minimum, the Compliance Officer, a budgetary official and other executive officials with decision making authority. The Compliance
                Committee will assist the Compliance Officer in monitoring, reviewing and assessing the effectiveness of the compliance program and timeliness of reporting.
10.           Pursuant to the Deficit Reduction Act of 2005 (DRA), the Contractor, as a condition for receiving payments shall establish written policies for employees detailing:
                a.             The federal False Claims Act provisions;
                b.             The administrative remedies for false claims and statements;
                c.             Any state laws relating to civil or criminal penalties for false claims and statements;
                d.             The whistleblower protections under such laws.
11.           The Contractor must establish a process for training existing staff and new hires on the compliance program and on the items in section 10. All training must be conducted in such a manner that can be verified by AHCCCS.
12.           The Contractor must require, through documented policies and subsequent contract amendments, that providers train their staff on the following aspects of the Federal False Claims Act provisions:
                a.             The administrative remedies for false claims and statements;
                b.             Any state laws relating to civil or criminal penalties for false claims and statements;
                c.             The whistleblower protections under such laws.

The Contractor is required to research potential overpayments identified by the AHCCCS Office of Program Integrity [42 CFR 455.1(a)].  After conducting a cost benefit analysis to determine if such action is warranted, the Contractor should attempt to recover any overpayments identified.  The AHCCCS Office of Program Integrity shall be advised of the final disposition of the research and advised of actions, if any, taken by the Contractor.

63.          RECORDS RETENTION

The Contractor shall maintain records relating to covered services and expenditures including reports to AHCCCS and documentation used in the preparation of reports to AHCCCS.  The Contractor shall comply with all specifications for record keeping established by AHCCCS.  All records shall be maintained to the extent and in such detail as required by AHCCCS Rules and policies.   Records shall include but not be limited to financial statements, records relating to the quality of care, medical records, prescription  files and other records specified by AHCCCS.

The Contractor agrees to make available, at all reasonable times during the term of this contract, any of its records for inspection, audit or reproduction by any authorized representative of AHCCCS, State or Federal government.  The Contractor shall be responsible for any costs associated with the reproduction of requested information.

The Contractor shall preserve and make available all records for a period of five years from the date of final payment under this contract.  HIPAA related documents must be retained for a period of six years per 45 CFR 164.530(j)(2).

If this contract is completely or partially terminated, the records relating to the work terminated shall be preserved and made available for a period of five years from the date of any such termination.  Records which relate to grievances, disputes, litigation or the settlement of claims arising out of the performance of this contract, or costs and expenses of this contract to which exception has been taken by AHCCCS, shall be retained by the Contractor for a period of five years after the date of final disposition or resolution thereof.

64.          DATA EXCHANGE  REQUIREMENTS

The Contractor is authorized to exchange data with AHCCCS relating to the information requirements of this contract and as required to support the data elements to be provided to AHCCCS in the formats prescribed by AHCCCS, which include formats prescribed by the Health Insurance Portability and Accountability Act  (HIPAA).  Details for the formats may be found in the HIPAA Transaction Companion Documents & Trading Partner Agreements, the AHCCCS Encounter Reporting User Manual and in the AHCCCS Technical Interface Guidelines, available on the AHCCCS website.

The information so recorded and submitted to AHCCCS shall be in accordance with all procedures, policies, rules, or statutes in effect during the term of this contract.  If any of these procedures, policies, rules, regulations or statutes are hereinafter changed, both parties agree to conform to these changes following appropriate notification by AHCCCS.

The Contractor is responsible for any incorrect data, delayed submission or payment (to the Contractor or its subcontractors), and/or penalty applied due to any error, omission, deletion, or erroneous insert caused by Contractor-submitted data.  Any data that does not meet the standards required by AHCCCS shall not be accepted by AHCCCS.

The Contractor is responsible for identifying any inconsistencies immediately upon receipt of data from AHCCCS.  If any unreported inconsistencies are subsequently discovered, the Contractor shall be responsible for the necessary adjustments to correct its records at its own expense.

The Contractor shall accept from AHCCCS original evidence of eligibility and enrollment in a form appropriate for electronic data exchange.  Upon request by AHCCCS, the Contractor shall provide to AHCCCS updated date-sensitive PCP  assignments in a form appropriate for electronic data exchange.

The Contractor shall be provided with a Contractor-specific security code for use in all data transmissions made in accordance with contract requirements.  Each data transmission by the Contractor shall include the Contractor's security code.  The Contractor agrees that by use of its security code, it certifies that any data transmitted is accurate and truthful, to the best of the Contractor's Chief Executive Officer, Chief Financial Officer or designee’s knowledge [42 CFR 438.606].  The Contractor further agrees to indemnify and hold harmless the State of Arizona and AHCCCS from any and all claims or liabilities, including but not limited to consequential damages, reimbursements or erroneous billings and reimbursements of attorney fees incurred as a consequence of any error, omission, deletion or erroneous insert caused by the Contractor in the submitted input data.  Neither the State of Arizona nor AHCCCS shall be responsible for any incorrect or delayed payment to the Contractor’s AHCCCS services providers (subcontractors) resulting from such error, omission, deletion, or erroneous input data caused by the Contractor in the submission of AHCCCS claims.

The costs of software changes are included in administrative costs paid to the Contractor.   There is no separate payment for software changes.  A PMMIS systems contact will be assigned after contract award.  AHCCCS will work with the contractor as they evaluate Electronic Data Interchange options.

Health Insurance Portability and Accountability Act  (HIPAA):  The Contractor shall comply with the Administrative Simplification requirements of Subpart F of the HIPAA of 1996 (Public Law 107-191, 110 Statutes 1936) and all Federal regulations implementing that Subpart that are applicable to the operations of the Contractor by the dates required by the implementing Federal regulations as well as all subsequent requirements and regulations as published.

65.          ENCOUNTER  DATA REPORTING

Encounter Submissions

The accurate and timely reporting of encounter  data is crucial to the success of the AHCCCS program.  AHCCCS uses encounter data to pay reinsurance  benefits, set fee-for-service  and capitation  rates, determine reconciliation amounts, determine disproportionate share payments to hospitals, and to determine compliance with performance standards.  The Contractor shall submit encounter data to AHCCCS for all services for which the Contractor incurred a financial liability and claims for services eligible for processing by the Contractor where no financial liability was incurred, including services provided during prior period  coverage.  This requirement is a condition of the CMS grant award [42 CFR 438.242(b)(1)].

A Contractor shall prepare, review, verify, certify, and submit, encounters for consideration to AHCCCS.  Upon submission, the Contractor certifies that the services listed were actually rendered [42 CFR 455.1(a)(2)].  The encounters must be submitted in the format prescribed by AHCCCS.

Encounter  data must be provided to AHCCCS as outlined in the HIPAA Transaction Companion Documents & Trading Partner Agreements and theAHCCCS Encounter Reporting User Manual and should be received by AHCCCS no later than 240 days after the end of the month in which the service was rendered, or the effective date of the enrollment with the Contractor, whichever date is later.  Refer to Paragraph 64, Data Exchange Requirements, for further information.

The Contractor will be assessed sanctions for noncompliance with encounter submission requirements.

Encounter Reporting

An Encounter  Submission Tracking Report (ESTR) must be maintained and made available to AHCCCS upon request.  The Tracking Report’s purpose is to link each claim to an adjudicated or pended encounter returned to the Contractor.  Further information regarding the Encounter Submission Tracking Report may be found in theAHCCCS Encounter Reporting User Manual.

In addition to the Encounter Submission Tracking Report, the Contractor must maintain and review a report which reconciles financial fields of a claim (health plan paid, billed amount, health plan allowed, etc.) with the financial fields of adjudicated encounters.  This report shall be available to AHCCCS upon request.

At least twice each month, AHCCCS provides the Contractor with full replacement files containing provider and medical coding information.  These files should be used by the Contractor to ensure accurate Encounter  Reporting.  Refer to the AHCCCS Encounter Reporting User Manual for further information.

Pended Encounter Corrections

The Contractor must resolve all pended encounters within 120 days of the original processing date.  Sanctions  will be imposed according to the following schedule for each encounter  pended for more than 120 days unless the pend is due to AHCCCS error:

0 – 120 days	121 – 180 days	181 – 240 days	241 – 360 days	361 + days
No sanction	$ 5 per month	$ 10 per month	$ 15 per month	$ 20 per month

“AHCCCS error” is defined as a pended encounter, which (1) AHCCCS acknowledges to be the result of its own error, and/or (2) requires a change to the system programming, an update to the database reference table, or further research by AHCCCS.  AHCCCS reserves the right to adjust the sanction amount if circumstances warrant.  Upon completion of any changes to the AHCCCS system programming or updates to the database reference tables, sanctions may be imposed from date of resolution.  AHCCCS reserves the right to adjust the sanction amount if circumstances warrant.

Before imposing sanctions, AHCCCS will notify the Contractor, in writing, of the total number of sanctionable encounters pended more than 120 days.  Pended encounters shall not be voided by the Contractor as a means of avoiding sanctions  for failure to correct encounters within 120 days.  The Contractor shall document voided encounters and shall maintain a record of the voided Claim Reference Number(s) (CRN) with appropriate reasons indicated.  The Contractor shall, upon request, make this documentation available to AHCCCS for review. Refer to the AHCCCS Encounter Reporting User Manual for further information.

Encounter  Corrections

Contractors are required to submit replacement or voided encounters in the event that claims are subsequently corrected following the initial encounter  submission as described below.  This includes corrections as a result of inaccuracies identified by fraud and abuse  audits or investigations conducted by AHCCCS or the Contractor.  The Contractor must void encounters for claims that are recouped in full.  For recoupments that result in a reduced claim value or adjustments that result in an increased claim value, replacement encounters must be submitted.  For those recoupments requiring approval from AHCCCS, replacement encounters must be submitted within 120 days of the recoupment approval from AHCCCS.  Refer to the AHCCCS Encounter Reporting User Manual for instructions regarding the submission of corrected encounters.

Encounter  Validation Studies

Per the CMS requirement, AHCCCS will conduct encounter  validation studies of the Contractor’s encounter submissions, and sanction the Contractor for noncompliance with encounter submission requirements.  The purpose of encounter validation studies is to compare recorded utilization information from a medical record or other source with the Contractor’s submitted encounter data.  Any and all covered services may be validated as part of these studies.  Encounter validation studies will be conducted at least yearly.

AHCCCS may revise study methodology, timelines, and sanction amounts based on agency review or as a result of consultations with CMS.  The Contractor will be notified in writing of any significant change in study methodology.

AHCCCS will notify the Contractor in writing of the sanction amounts and of the selected data needed for encounter  validation studies.  The Contractor will have 90 days to submit the requested data to AHCCCS.  In the case of medical records requests, the Contractor’s failure to provide AHCCCS with the records requested within 90 days may result in a sanction of $1,000 per missing medical record.  If AHCCCS does not receive a sufficient number of medical records from the Contractor to select a statistically valid sample for a study, the Contractor may be sanctioned up to 5% of its annual capitation payment.

The criteria used in encounter  validation studies may include timeliness, correctness, and omission  of encounters.  Refer to the AHCCCS Data Validation User Manual for further information.

AHCCCS may also perform special reviews of encounter data, such as comparing encounter reports to the Contractor’s claims files.  Any findings of incomplete or inaccurate encounter data may result in the imposition of sanctions or requirement of a corrective action plan.

66.          ENROLLMENT  AND CAPITATION  TRANSACTION UPDATES

AHCCCS produces daily enrollment transaction updates identifying new members and changes to existing members' demographic, eligibility and enrollment data, which the Contractor shall use to update its member records.  The daily enrollment transaction update, that is run immediately prior to the monthly enrollment and capitation transaction, is referred to as the "last daily" and will contain all rate code  changes made for the prospective month, as well as any new enrollments and disenrollments as of the 1st of the prospective month.

AHCCCS also produces a daily Manual Payment Transaction, which identifies enrollment or disenrollment  activity that was not included on the daily enrollment transaction update due to internal edits.  The Contractor shall use the Manual Payment Transaction in addition to the daily enrollment transaction update to update its member records.

On a monthly basis AHCCCS provides the Contractor with an electronic file of all Acute members who must complete a review of their eligibility in order to maintain enrollment with the Contractor.  AHCCCS strongly encourages the Contractor to utilize this file to support member retention efforts.

A weekly capitation transaction will be produced to provide the Contractor with member-level capitation payment information.  This file will show changes to the prospective capitation payments, as sent in the monthly file, resulting from enrollment changes that occur after the monthly file is produced.  This file will also identify mass adjustments to and/or manual capitation payments that occurred at AHCCCS after the monthly file is produced.

The monthly enrollment and monthly capitation transaction updates are generally produced two days before the end of every month.  The update will identify the total active population for the Contractor as of the first day of the next month.  These updates contain the information used by AHCCCS to produce the monthly capitation  payment for the next month.  The Contractor must reconcile their member files with the AHCCCS monthly update.  After reconciling the monthly update information, the Contractor will record the results of the reconciliation, which will be made available upon request, and will resume posting daily updates beginning with the last two days of the month.  The last two daily updates are different from the regular daily updates in that they pay and/or recoup capitation into the next month.  If the Contractor detects an error through the monthly update process, the Contractor shall notify AHCCCS, Information Services Division.

Refer to Section D, Paragraph 64, Data Exchange Requirements, for further information.

67.          PERIODIC REPORT REQUIREMENTS

AHCCCS, under the terms and conditions of its CMS grant award, requires periodic reports and other information from the Contractor.  The submission of late, inaccurate, or otherwise incomplete reports shall constitute failure to report subject to the penalty provisions described in Section D, Paragraph 72, Sanctions and Attachment F, Periodic Report Requirements.

Standards applied for determining adequacy of required reports are as follows [42 CFR 438.242(b)(2)]:

                a.             Timeliness:  Reports or other required data shall be received on or before scheduled due dates.
                b.             Accuracy:  Reports or other required data shall be prepared in strict conformity with appropriate authoritative sources and/or AHCCCS defined standards.
                c.             Completeness:  All required information shall be fully disclosed in a manner that is both responsive and pertinent to report intent with no material omissions.

The Contractor shall comply with all reporting requirements contained in this contract.  AHCCCS requirements regarding reports, report content and frequency of submission of reports are subject to change at any time during the term of the contract.  The Contractor shall comply with all changes specified by AHCCCS.  The Contractor shall be responsible for continued reporting beyond the term of the contract.

68.          REQUESTS FOR INFORMATION

AHCCCS may, at any time during the term of this contract, request financial or other information from the Contractor.  Responses shall fully disclose all financial or other information requested.  Information may be designated as confidential but may not be withheld from AHCCCS as proprietary.  Information designated as confidential may not be disclosed by AHCCCS without the prior written consent of the Contractor except as required by law.  Upon receipt of such written requests for information, the Contractor shall provide complete information as requested no later than 30 days after the receipt of the request unless otherwise specified in the request itself.

69.          DISSEMINATION OF INFORMATION

Upon request, the Contractor shall assist AHCCCS in the dissemination of information prepared by AHCCCS or the Federal government to its members.  The cost of such dissemination shall be borne by the Contractor.  All advertisements, publications and printed materials that are produced by the Contractor and refer to covered services shall state that such services are funded under contract with AHCCCS.

70.          OPERATIONAL AND FINANCIAL READINESS REVIEWS

AHCCCS may conduct Operational and Financial Readiness Reviews on the Contractor and will, subject to the availability of resources, provide technical assistance as appropriate.  The Readiness Review will be conducted prior to the start of business.  The purpose of a Readiness Review is to assess Contractor’s readiness and ability to provide covered services to members at the start of the contract.  The Contractor will be permitted to commence operations only if the Readiness Review factors are met to AHCCCS's satisfaction.

71.          OPERATIONAL AND FINANCIAL REVIEWS

In accordance with CMS requirements, AHCCCS, or an independent external agent, will conduct annual Operational and Financial Reviews for the purpose of (but not limited to) identifying best practices and ensuring operational and financial program compliance [42 CFR 438.204].  The reviews will identify areas where improvements can be made and make recommendations accordingly, monitor the Contractor's progress towards implementing mandated programs and provide the Contractor with technical assistance if necessary.  The Contractor shall comply with all other medical audit provisions as required by AHCCCS Rule R9-22-521.

The type and duration of the Operational and Financial Review will be solely at the discretion of AHCCCS.   Except in cases where advance notice is not possible or advance notice may render the review less useful, AHCCCS will give the Contractor at least three weeks advance notice of the date of the on-site review.  In preparation for the on-site Operational and Financial Reviews, the Contractor shall cooperate fully with AHCCCS and the AHCCCS Review Team by forwarding in advance such policies, procedures, job descriptions, contracts, logs and other information that AHCCCS may request.  The Contractor shall have all requested medical records on-site.  Any documents, not requested in advance by AHCCCS, shall be made available upon request of the Review Team during the course of the review.  The Contractor personnel, as identified in advance, shall be available to the Review Team at all times during AHCCCS on-site review activities.  While on-site, the Contractor shall provide the Review Team with appropriate workspace, access to a telephone, electrical outlets, internet access and privacy for conferences.

The Contractor will be furnished a draft copy of the Operational and Financial Review Report and given an opportunity to comment on any review findings prior to AHCCCS publishing the final report.  Operational and Financial Review findings may be used in the scoring of subsequent bid proposals by that Contractor.  Recommendations, made by the Review Team to bring the Contractor into compliance with Federal, State, AHCCCS, and/or contract  requirements, must be implemented by the Contractor.  AHCCCS may conduct a follow-up Operational and Financial Review to determine the Contractor's progress in implementing recommendations and achieving program compliance.  Follow-up reviews may be conducted at any time after the initial Operational and Financial Review.

The Contractor shall not distribute or otherwise make available the Operational and Financial Review Tool, draft Operational and Financial Review Report nor final report to other AHCCCS Contractors.

AHCCCS may conduct an Operational and Financial Review in the event the Contractor undergoes a merger, reorganization, has a change in ownership or makes changes in three or more key staff positions within a 12-month period.

AHCCCS may request, at the expense of the Contractor, to conduct on-site reviews of functions performed at out-of-state locations.  AHCCCS will coordinate travel arrangements and accommodations with the Contractor.

In addition to the annual Operational and Financial Review AHCCCS may conduct unannounced site visits to monitor contractual requirements and performance as needed.

72.          SANCTIONS

AHCCCS may impose monetarysanctions, suspend, deny, refuse to renew, or terminate this contract or any related subcontracts in accordance with AHCCCS Rules R9-22-606, ACOM Sanctions Policy and the terms of this contract and applicable Federal or State law and regulations [42 CFR 422.208, 42 CFR 438.700, 702, 704 and 45 CFR 92.36(i)(1)].  Written notice will be provided to the Contractor specifying the sanction to be imposed, the grounds for such sanction and either the length of suspension or the amount of capitation  to be withheld.  The Contractor may dispute the decision to impose a sanction in accordance with the process outlined in A.A.C. 9-34-401 et seq.  Intermediate sanctions  may be imposed, but are not limited to the following actions:

a.             Substantial failure to provide medically necessary services that the Contractor is required to provide under the terms of this contract to its enrolled members.
b.             Imposition of premiums or charges in excess of the amount allowed under the AHCCCS 1115 Waiver.
c.             Discrimination among members on the basis of their health status of need for health care services.
d.             Misrepresentation or falsification of information furnished to CMS or AHCCCS.
e.             Misrepresentation or falsification of information furnished to an enrollee, potential enrollee, or provider.
f.              Failure to comply with the requirement for physician incentive plan as delineated in Section D, Paragraph
                42, Physician Incentives/Pay for Performance.
g.             Distribution directly, or indirectly through any agent or independent Contractor, of marketing materials that have not been approved by AHCCCS or that contain false or materially misleading information.
h.             Failure to meet AHCCCS Financial Viability Standards.
i.              Material deficiencies in the Contractor’s provider network.
j.              Failure to meet quality of care and quality management requirements.
k.             Failure to meet AHCCCS encounter standards.
l.              Violation of other applicable State or Federal laws or regulations.
m.            Failure to fund accumulated deficit in a timely manner.
n.             Failure to increase the Performance Bond in a timely manner.
o.             Failure to comply with any provisions contained in this contract and all policies referenced in this contract.
p.             Failure to report recovery cases as described in Section D, Paragraph 58, Coordination of Benefits

AHCCCS may impose the following types of intermediate sanctions:

a.             Civil monetary penalties.
b.             Appointment of temporary management for a Contractor as provided in 42 CFR 438.706 and
                A.R.S. §36-2903 (M).
c.             Granting members the right to terminate enrollment without cause and notifying the affected members of their right to disenroll [42 CFR 438.702(a)(3)].
d.             Suspension of all new enrollments, including auto assignments after the effective date of the sanction.
e.             Suspension of payment for recipients enrolled after the effective date of the sanction until CMS or AHCCCS is satisfied that the reason for imposition of the sanction no longer exists and is not likely to recur.
f.              Additional sanctions  allowed under statute or regulation that address areas of noncompliance.

Cure Notice Process:  Prior to the imposition of a sanction for non-compliance, AHCCCS may provide a written cure notice  to the Contractor regarding the details of the non-compliance.  The cure notice will specify the period of time during which the Contractor must bring its performance back into compliance with contract requirements.  If, at the end of the specified time period, the Contractor has complied with the cure notice requirements, AHCCCS will take no further action.  If, however, the Contractor has not complied with the cure notice requirements, AHCCCS may proceed with the imposition of sanctions. Refer to theACOMSanctions  Policy for details.

Automatic Sanctions:   AHCCCS will assess the sanctions listed in Attachment F, Periodic Reporting Requirements on deliverables listed under DHCM Acute Care Operations, Clinical Quality Management and Medical Management that are not received by 5:00 PM on the due date indicated.  If the due date falls on a weekend or a State Holiday, sanctions will be assessed on deliverables not received by 5:00 PM on the next business day.

73.          BUSINESS CONTINUITY AND RECOVERY PLAN

The Contractor shall adhere to all elements of the ACOM Business Continuity and Recovery Plan  Policy.  The Contractor shall develop a Business Continuity and Recovery Plan to deal with unexpected events that may affect its ability to adequately serve members.  This plan shall, at a minimum, include planning and staff training for:

                –Electronic/telephonic failure at the Contractor's main place of business
                –Complete loss of use of the main site and satellite offices out of state
                –Loss of primary computer system/records
                –Communication between the Contractor and AHCCCS in the event of a business disruption
                –Periodic Testing

The Business Continuity and Recovery Plan  shall be updated annually.  The Contractor shall submit a summary of the plan as specified in the ACOM Business Continuity and Recovery Plan Policy 15 days after the start of the contract year.  All key staff shall be trained and familiar with the Plan.

74.          TECHNOLOGICAL ADVANCEMENT

The Contractor must have a website with links to the following information:

1.             Formulary
2.             Provider manual
3.             Member handbook
4.             Provider listing
5.             When available, Member and Provider Survey Results
6.             Performance Measure Results
7.             Prior Authorization criteria
8.             Evidence Based Medicine Guidelines

In addition to the above, the Contractor must include member related information, as described in the Website section of the ACOM Member Information Policy and ACOMProvider Network Information Policy, on its website.

The Contractor must be able to perform the following functions electronically:

1.             Provide Enrollment Verification in a HIPAA compliant 270/271 format
2.             Accept the Benefit Enrollment and Maintenance transaction (834 format)
3.             Accept the Payroll Deduction and Other Group Premium Payment for Insurance Products transaction (820 format)
4.             Allow Claims inquiry and response in a HIPAA compliant 276/277 format
5.             Accept HIPAA compliant electronic claims transactions in the 837 format (See Section D, Paragraph 38,
                Claims Payment/Health Information System)
6.             Generate HIPAA compliant electronic remittance in the 835 format (See  Section D, Paragraph 38, Claims
                Payment/Health Information System)
7.             Make Claims payments via electronic funds transfer (See Section D, Paragraph 38, Claims Payment/Health
                Information System)
8.             Acceptance of Prior Authorization requests, in a HIPAA compliant 278 format with the implementation of
                5010 formats.  AHCCCS will work with Contractors to develop functionality requirements.
9.             Acceptance of Electronic Medical documentation, in a HIPAA compliant 275 format, with the implementation of 5010 formats.  AHCCCS will work with Contractors to develop functionality requirements.

Use of Website:  The Contractor is required to post their clinical performance indicators compared to AHCCCS standard and statewide averages on their website.  In addition, AHCCCS will post Contractor performance indicators on its website.

Arizona Health-e Connection

In February of 2007, AHCCCS was awarded a CMS Transformation Grant of $11.7M to build a health information exchange (HIE) and a web based suite of applications for accessing electronic health records (EHR).  The HIE will serve to provide real time patient health information and clinical care automation for AHCCCS contracted health care providers, in accordance with the Governor’s executive order #2005-25 on Arizona Health-e Connection Roadmap.

AHCCCS will develop a unified approach for AHCCCS Contractors to meet the goal of the executive order and to connect AHCCCS, AHCCCS Contractors, ancillary subcontractors and registered providers into a common web based electronic health information data exchange that will meet the standards established by State and Federal governments.  AHCCCS health plans and program Contractors will cooperate in assisting AHCCCS with developing the Health-e project plan and shall implement required data exchange interfaces as required to meet the goals of the Governor's executive order.

CMS will provide grants to state Medicaid agencies to support development of IT infrastructure and applications to achieve the goal of health information data exchange.  AHCCCS Contractors will be required to:

1)             Encourage lab, pharmacy and ancillary subcontractors to develop common electronic interfaces for the exchange of data using standards based transactions.

2)             AHCCCS may issue Minimum Subcontract language that will require subcontractors to participate in the e-
                Health Initiative.  The Contractor must amend all provider subcontracts to include the amended Minimum
                Subcontract provisions within six (6) months of issuance.

3)             The Contractor will cooperate in passing on any AHCCCS professional fee or facility reimbursement rate adjustments to primary care providers, nursing facility contractor, hospitals and any other providers determined by AHCCCS to be eligible for reimbursement for participation in the health information data exchange.

AHCCCS will continually work to enhance the functionality of the health information exchange, electronic health records, electronic prescribing and web based applications.  The AHCCCS Contractor is expected to deploy upgrades and enhancements as necessary to contracted providers.

75.          PENDING LEGISLATIVE / OTHER ISSUES

The following constitute pending items that may be resolved after the issuance of this contract.  Any program changes due to the resolution of the issues will be reflected in future amendments to the contract.  Capitation rates may also be adjusted to reflect the financial impact of program changes. The items in this paragraph are subject to change and should not be considered all-inclusive.

Federal and State Legislation:  AHCCCS and its Contractors are subject to legislative mandates that may result in changes to the program.  AHCCCS will either amend the contract or incorporate changes in policies incorporated in the contract by reference.

Member Incentives:  AHCCCS may explore opportunities to develop member incentive programs to increase the use of preventive health services and compliance with guidelines for recommended care and services for specific health conditions.  The Contractor shall participate in the development and implementation of such programs as directed by AHCCCS.

Medical Home:  AHCCCS shall initiate a process to develop, implement and expand the medical home concept.  Through the RFP process, a Contractor may be selected to work with AHCCCS and take the leadership role in creating medical homes in conjunction with the Acute Care program.  The selected Contractor will be paid an administrative fee for the development of the medical home model.  The administrative fee will only be paid until the project is completed, as determined by AHCCCS.  The Contractor will be expected to participate in all phases of this project.  The Contractor shall deploy best practices in medical home concepts as identified and selected for implementation.

KidsShare:  KidsShare is a health insurance buy-in program for children, which is currently being proposed.  KidsShare would allow families below 350% of the FPL to purchase health insurance coverage from the State based on the KidsCare model.  Eligible children would also be required to meet other challenges, such as: being priced out of the private insurance market; having pre-existing conditions that make obtaining private insurance extremely difficult; or not having access to employer based insurance because either it is not offered at their parents' work or their parents' employer does not extend coverage to dependents.  Unlike KidsCare, the program would not be subsidized by the State.  Benefit packages and premium levels would be designed to make the program affordable yet self sustaining.  KidsShare would be administered through KidsCare health plans; these plans would have to go through a bidding process in order to participate.

Enrollment Guarantees:  AHCCCS intends to modify the rule requiring a 6 month enrollment guarantee as described in R9-22 Article 17.

Eligibility Privatization:  AHCCCS is currently conducting an RFP process to evaluate the potential of awarding a contract to a private vendor for the determination of eligibility for KidsCare.  A similar RFP process will be conducted for the Title XIX eligibility determination process as well.

Coordination of Benefits:Based on the Deficit Reduction Act of 2006, there may be changes to Coordination of Benefits requirements.

76.          SUPPORT OF ARIZONA BASED TRANSLATIONAL AND CLINICAL RESEARCH

AHCCCS is collaborating with the University of Arizona Medical School, Arizona State University, TGen, and other Arizona based research programs to encourage greater participation of the community in Arizona based translation and clinical research.  The Contractor is encouraged to support AHCCCS-approved volunteer opportunities for member participation in community based clinical studies and translation research.  As part of this collaboration AHCCCS providers will have the opportunity to be community research associates.  The Arizona Translational Research and Education Consortium will provide statewide governance and oversight of the community engagement in Arizona translational and clinical research.  The Consortium is expecting to receive a grant from the National Institutes of Health to support the infrastructure for this community involvement in beneficially translation research trials and studies.

77.          RESERVED

78.          RESERVED

[END OF SECTION D]

SECTION E: CONTRACT CLAUSES

1)            APPLICABLE LAW
Arizona Law - The law of Arizona applies to this contract including, where applicable, the Uniform Commercial Code, as adopted in the State of Arizona.

Implied Contract Terms  - Each provision of law and any terms required by law to be in this contract are a part of this contract as if fully stated in it.

2)            AUTHORITY
This contract is issued under the authority of the Contracting Officer who signed this contract.  Changes to the contract, including the addition of work or materials, the revision of payment terms, or the substitution of work or materials, directed by an unauthorized state employee or made unilaterally by the Contractor are violations of the contract and of applicable law.  Such changes, including unauthorized written contract amendments, shall be void and without effect, and the Contractor shall not be entitled to any claim under this contract based on those changes.

3)            ORDER OF PRECEDENCE
The parties to this contract shall be bound by all terms and conditions contained herein.  For interpreting such terms and conditions the following sources shall have precedence in descending order:  The Constitution and laws of the United States and applicable Federal regulations; the terms of the CMS 1115 waiver for the State of Arizona; the Constitution and laws of Arizona, and applicable State rules; the terms of this contract, including any attachments and executed amendments and modifications; and AHCCCS policies and procedures.

4)            CONTRACT INTERPRETATION AND AMENDMENT
No Parole Evidence - This contract is intended by the parties as a final and complete expression of their agreement.  No course of prior dealings between the parties and no usage of the trade shall supplement or explain any term used in this contract.

No Waiver  - Either party's failure to insist on strict performance of any term or condition of the contract shall not be deemed a waiver of that term or condition even if the party accepting or acquiescing in the non-conforming performance knows of the nature of the performance and fails to object to it.

Written Contract Amendments   - The contract shall be modified only through a written contract amendment within the scope of the contract signed by the procurement officer on behalf of the State.

5)            SEVERABILITY
The provisions of this contract are severable to the extent that any provision or application held to be invalid shall not affect any other provision or application of the contract, which may remain in effect without the invalid provision, or application.

6)            RELATIONSHIP OF PARTIES
The Contractor under this contract is an independent contractor.  Neither party to this contract shall be deemed to be the employee or agent of the other party to the contract.

7)            ASSIGNMENT AND DELEGATION
The Contractor shall not assign any right nor delegate any duty under this contract without prior written approval of the Contracting Officer, who will not unreasonably withhold such approval.

8.             INDEMNIFICATION
Contractor/Vendor Indemnification (Not Public Agency)

The parties to this contract agree that the State of Arizona, its departments, agencies, boards and commissions shall be indemnified and held harmless by the Contractor for the vicarious liability of the State as a result of entering into this contract.  The Contractor agrees to indemnify, defend, and hold harmless the State from and against any and all claims, losses, liability, costs, and expenses, including attorney’s fees and costs, arising out of litigation against the AHCCCS Administration including, but not limited to, class action lawsuits challenging actions by the Contractor.  The requirement for indemnification applies irrespective of whether or not the Contractor is a party to the lawsuit.  Each Contractor shall indemnify the State, on a pro rata basis based on population, attorney’s fees and costs awarded against the State as well as the attorney’s fees and costs incurred by the State in defending the lawsuit.  The Contractor shall also indemnify the AHCCCS Administration, on a pro rata basis based on population, the administrative expenses incurred by the AHCCCS Administration to address Contractor deficiencies arising out of the litigation.  The parties further agree that the State of Arizona, its departments, agencies, boards and commissions shall be responsible for its own negligence and/or willful misconduct.  Each party to this contract is responsible for its own negligence and/or willful misconduct.

Contractor/Vendor Indemnification (Public Agency)

Each party (“as indemnitor”) agrees to indemnify, defend, and hold harmless the other party (“as indemnitee”) from and against any and all claims, losses, liability, costs, or expenses (including reasonable attorney’s fees) (hereinafter collectively referred to as ‘claims’) arising out of bodily injury of any person (including death) or property damage but only to the extent that such claims which result in vicarious/derivative liability to the indemnitee, are caused by the act, omission, negligence, misconduct, or other fault of the indemnitor, its officers, officials, agents, employees, or volunteers.

9)            INDEMNIFICATION -- PATENT AND COPYRIGHT
To the extent permitted by applicable law, the Contractor shall defend, indemnify and hold harmless the State against any liability including costs and expenses for infringement of any patent, trademark or copyright arising out of contract performance or use by the State of materials furnished or work performed under this contract.  The State shall reasonably notify the Contractor of any claim for which it may be liable under this paragraph.

10)          COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS
The Contractor shall comply with all applicable Federal and State laws and regulations including Title VI of the Civil Rights Act of 1964; Title IX of the Education Amendments of 1972 (regarding education programs and activities); the Age Discrimination Act of 1975; the Rehabilitation Act of 1973 (regarding education programs and activities), and the Americans with Disabilities Act; EEO provisions; Copeland Anti-Kickback Act; Davis-Bacon Act; Contract Work Hours and Safety Standards; Rights to Inventions Made Under a Contract or Agreement; Clean Air Act and Federal Water Pollution Control Act; Byrd Anti-Lobbying Amendment.  The Contractor shall maintain all applicable licenses and permits.

11)          ADVERTISING AND PROMOTION OF CONTRACT
The Contractor shall not advertise or publish information for commercial benefit concerning this contract without the prior written approval of the Contracting Officer.

12)          PROPERTY OF THE STATE
Except as otherwise provided in this contract, any materials, including reports, computer programs and other deliverables, created under this contract are the sole property of AHCCCS.  The Contractor is not entitled to maintain any rights on those materials and may not transfer any rights to anyone else.  The Contractor shall not use or release these materials without the prior written consent of AHCCCS.

If a Contractor declares information to be confidential, AHCCCS will maintain the information as confidential and will not disclose it unless it is required by law or court order.

13)          THIRD PARTY  ANTITRUST VIOLATIONS
The Contractor assigns to the State any claim for overcharges resulting from antitrust violations to the extent that those violations concern materials or services supplied by third parties to the Contractor toward fulfillment of this contract.

14)          RIGHT TO ASSURANCE
If AHCCCS, in good faith, has reason to believe that the Contractor does not intend to perform or continue performing this contract, the procurement officer may demand in writing that the Contractor give a written assurance of intent to perform.  The demand shall be sent to the Contractor by certified mail, return receipt required.  Failure by the Contractor to provide written assurance within the number of days specified in the demand may, at the State's option, be the basis for terminating the contract.

15)          TERMINATION FOR CONFLICT OF INTEREST
AHCCCS may cancel this contract without penalty or further obligation if any person significantly involved in initiating, negotiating, securing, drafting or creating the contract on behalf of AHCCCS is, or becomes at any time while the contract or any extension of the contract is in effect, an employee of, or a consultant to, any other party to this contract with respect to the subject matter of the contract.  The cancellation shall be effective when the Contractor receives written notice of the cancellation unless the notice specifies a later time.

If the Contractor is a political subdivision of the State, it may also cancel this contract as provided by A.R.S. 38-511.

16)          GRATUITIES
AHCCCS may, by written notice to the Contractor, immediately terminate this contract if it determines that employment or a gratuity was offered or made by the Contractor or a representative of the Contractor to any officer or employee of the State for the purpose of influencing the outcome of the procurement or securing the contract, an amendment to the contract, or favorable treatment concerning the contract, including the making of any determination or decision about contract performance.  AHCCCS, in addition to any other rights or remedies, shall be entitled to recover exemplary damages in the amount of three times the value of the gratuity offered by the Contractor.

17)          SUSPENSION OR DEBARMENT
The Contractor shall not employ, consult, subcontract  or enter into any agreement for Title XIX  services with any person or entity who is debarred, suspended or otherwise excluded from Federal procurement activity or from participating in non-procurement activities under regulations issued under Executive Order No. 12549 or under guidelines implementing Executive Order 12549 [42 CFR 438.610(a) and (b)].  This prohibition extends to any entity which employs, consults, subcontracts with or otherwise reimburses for services any person substantially involved in the management of another entity which is debarred, suspended or otherwise excluded from Federal procurement activity.

The Contractor shall not retain as a director, officer, partner or owner of 5% or more of the Contractor entity, any person, or affiliate of such a person, who is debarred, suspended or otherwise excluded from Federal procurement activity.

AHCCCS may, by written notice to the Contractor, immediately terminate this contract if it determines that the Contractor has been debarred, suspended or otherwise lawfully prohibited from participating in any public procurement activity.

18)          TERMINATION FOR CONVENIENCE
AHCCCS reserves the right to terminate the contract in whole or in part at any time for the convenience of the State without penalty or recourse.  The Contracting Officer shall give written notice by certified mail, return receipt requested, to the Contractor of the termination at least 90 days before the effective date of the termination.  In the event of termination under this paragraph, all documents, data and reports prepared by the Contractor under the contract shall become the property of and be delivered to AHCCCS.  The Contractor shall be entitled to receive just and equitable compensation for work in progress, work completed and materials accepted before the effective date of the termination.

19)          TEMPORARY MANAGEMENT/OPERATION OF A CONTRACTOR AND TERMINATION
Temporary Management and Operation of a Contractor:  Pursuant to the Balanced Budget Act of 1997, 42 CFR 438.700 et seq. and State Law ARS §36-2903, AHCCCSA is authorized to impose temporary management for a Contractor under certain conditions.  Under federal law, temporary management may be imposed if AHCCCS determines that there is continued egregious behavior by the Contractor, including but not limited to the following:  substantial failure to provide medically necessary services the Contractor is required to provide;  imposition on enrollees premiums or charges that exceed those permitted by AHCCCSA;  discrimination among enrollees on the basis of health status or need for health care services; misrepresentation or falsification of information to AHCCCSA or CMS;  misrepresentation or falsification of information furnished to an enrollee or provider;  distribution of marketing materials that have not been approved by AHCCCS or that are false or misleading;  or behavior contrary to any requirements of Sections 1903(m) or 1932 of the Social Security Act.  Temporary management may also be imposed if AHCCCSA determines that there is substantial risk to enrollees’ health or that temporary management is necessary to ensure the health of enrollees while the Contractor is correcting the deficiencies noted above or until there is an orderly transition or reorganization of the Contractor.  Under federal law, temporary management is mandatory if AHCCCSA determines that the Contractor has repeatedly failed to meet substantive requirements in Sections 1903(m) or 1932 of the Social Security Act.  In these situations, AHCCCSA shall not delay imposition of temporary management to provide a hearing before imposing this sanction.

State law ARS §36-2903 authorizes AHCCCSA to operate a Contractor as specified in this contract.  In addition to the bases specified in 42 CFR 438.700 et seq., AHCCCSA may directly operate the Contractor if, in the judgment of AHCCCSA, the Contractor's performance is in material breach of the contract or the Contractor is insolvent.  Under these circumstances, AHCCCSA may directly operate the Contractor to assure delivery of care to members enrolled with the Contractor until cure by the Contractor of its breach, by demonstrated financial solvency or until the successful transition of those members to other Contractors.  Prior to operation of the Contractor by AHCCCSA pursuant to state statute, the Contractor shall have the opportunity for a hearing.  If AHCCCSA determines that emergency action is required, operation of the Contractor may take place prior to hearing.  Operation by AHCCCSA shall occur only as long as it is necessary to assure delivery of uninterrupted care to members, to accomplish orderly transition of those members to other Contractors, or until the Contractor reorganizes or otherwise corrects contract performance failure.

If AHCCCS undertakes direct operation of the Contractor, AHCCCS, through designees appointed by the Director, shall be vested with full and exclusive power of management and control of the Contractor as necessary to ensure the uninterrupted care to persons and accomplish the orderly transition of persons to a new or existing Contractor, or until the Contractor corrects the Contract Performance failure to the satisfaction of AHCCCS.  AHCCCS shall have the power to employ any necessary assistants, to execute any instrument in the name of the Contractor, to commence, defend and conduct in its name any action or proceeding in which the Contractor may be a third party; such powers shall only apply with respect to activities occurring after AHCCCS undertakes direct operation of the Contractor in connection with this Section.

All reasonable expenses of AHCCCS related to the direct operation of the Contractor, including attorney fees, cost of preliminary or other audits of the Contractor and expenses related to the management of any office or other assets of the Contractor, shall be paid by the Contractor or withheld from payment due from AHCCCS to the Contractor.

Termination:  AHCCCSA reserves the right to terminate this contract in whole or in part due to the failure of the Contractor to comply with any term or condition of the contract and as authorized by the Balanced Budget Act of 1997 and 42 CFR 438.708.  If the Contractor is providing services under more than one contract with AHCCCSA, AHCCCSA may deem unsatisfactory performance under one contract to be cause to require the Contractor to provide assurance of performance under any and all other contracts.  In such situations, AHCCCSA reserves the right to seek remedies under both actual and anticipatory breaches of contract if adequate assurance of performance is not received.   The Contracting Officer shall mail written notice of the termination and the reason(s) for it to the Contractor by certified mail, return receipt requested.  Pursuant to the Balanced Budget Act of 1997 and 42 CFR 438.708, AHCCCSA shall provide the contractor with a pre-termination hearing before termination of the contract.

Upon termination, all documents, data, and reports prepared by the Contractor under the contract shall become the property of and be delivered to AHCCCSA on demand.

AHCCCSA may, upon termination of this contract, procure on terms and in the manner that it deems appropriate, materials or services to replace those under this contract.  The Contractor shall be liable for any excess costs incurred by AHCCCSA in re-procuring the materials or services.

20)          TERMINATION - AVAILABILITY OF FUNDS
Funds are not presently available for performance under this contract beyond the current fiscal year.  No legal liability on the part of AHCCCS for any payment may arise under this contract until funds are made available for performance of this contract.

Notwithstanding any other provision in the Agreement, this Agreement may be terminated by AHCCCS, if, for any reason, there are not sufficient appropriated and available monies for the purpose of maintaining this Agreement.  In the event of such termination, the Contractor shall have no further obligation to AHCCCS, except as otherwise provided in this contract.

21)          RIGHT OF OFFSET
AHCCCS shall be entitled to offset against any amounts due the Contractor any expenses or costs incurred by AHCCCS concerning the Contractor's non-conforming performance or failure to perform the contract.

22)          NON-EXCLUSIVE REMEDIES
The rights and the remedies of AHCCCS under this contract are not exclusive.

23)          NON-DISCRIMINATION
The Contractor shall comply with State Executive Order No. 99-4, which mandates that all persons, regardless of race, color, religion, gender, national origin or political affiliation, shall have equal access to employment opportunities, and all other applicable Federal and state laws, rules and regulations, including the Americans with Disabilities Act and Title VI.  The Contractor shall take positive action to ensure that applicants for employment, employees, and persons to whom it provides service are not discriminated against due to race, creed, color, religion, gender, national origin or disability.

24)          EFFECTIVE DATE
The effective date of this contract shall be the date referenced on page 1 of this contract.

25)          INSURANCE
A certificate of insurance naming the State of Arizona and AHCCCS as the "additional insured" must be submitted to AHCCCS within 10 days of notification of contract award and prior to commencement of any services under this contract.  This insurance shall be provided by carriers rated as "A+" or higher by the A.M. Best Rating Service.  The following types and levels of insurance coverage are required for this contract:

a.             Commercial General Liability:  Provides coverage of at least $1,000,000 for each occurrence for bodily injury and property damage to others as a result of accidents on the premises of or as the result of operations of the Contractor.
b.             Commercial Automobile Liability:  Provides coverage of at least $1,000,000 for each occurrence for bodily injury and property damage to others resulting from accidents caused by vehicles operated by the
                Contractor.
c.             Workers Compensation:  Provides coverage to employees of the Contractor for injuries sustained in the course of their employment.  Coverage must meet the obligations imposed by Federal and State statutes and must also include Employer's Liability minimum coverage of $100,000.  Evidence of qualified self-insured status will also be considered.
d.             Professional Liability (if applicable):  Provides coverage for alleged professional misconduct or lack of ordinary skills in the performance of a professional act of service.

The above coverage may be evidenced by either one of the following:

a.             The State of Arizona Certificate of Insurance:  This is a form with the special conditions required by the contract already pre-printed on the form.  The Contractor's agent or broker must fill in the pertinent policy information and ensure the required special conditions are included in the Contractor's policy.
b.             The Accord form:  This standard insurance industry certificate of insurance does not contain the pre-printed special conditions required by this contract.  These conditions must be entered on the certificate by the agent or broker and read as follows:

                The State of Arizona and Arizona Health Care Cost Containment System are hereby added as additional insureds.  Coverage afforded under this Certificate shall be primary and any insurance carried by the State or any of its agencies, boards, departments or commissions shall be in excess of that provided by the insured Contractor.  No policy shall expire, be canceled or materially changed without 30 days written notice to the State.  This Certificate is not valid unless countersigned by an authorized representative of the insurance company.
c.             If the Contractor is insured pursuant to A.R.S. § 11-981, the Insurance provisions required by the Contract are satisfied.

26)          DISPUTES
Contract claims and disputes shall be adjudicated in accordance with State Law, AHCCCS Rules and this contract.

Except as provided by 9 A.A.C. Chapter 22, Article 6, the exclusive manner for the Contractor to assert any dispute against AHCCCS shall be in accordance with the process outlined in 9 A.A.C. Chapter 34, Article 4 and ARS §36-2903.01.  All disputes except as provided under 9 A.A.C. Chapter 22, Article 6 shall be filed in writing and be received by AHCCCS no later than 60 days from the date of the disputed notice.  All disputes shall state the factual and legal basis for the dispute.  Pending the final resolution of any disputes involving this contract, the Contractor shall proceed with performance of this contract in accordance with AHCCCS's instructions, unless AHCCCS specifically, in writing, requests termination or a temporary suspension of performance.

27)          RIGHT TO INSPECT PLANT OR PLACE OF BUSINESS
AHCCCS may, at reasonable times, inspect the part of the plant or place of business of the Contractor or subcontractor  that is related to the performance of this contract, in accordance with A.R.S. §41‑2547.

28)          INCORPORATION BY REFERENCE
This solicitation and all attachments and amendments, the Contractor's proposal, best and final offer accepted by AHCCCS, and any approved subcontracts are hereby incorporated by reference into the contract.

29)          COVENANT AGAINST CONTINGENT FEES
The Contractor warrants that no person or agency has been employed or retained to solicit or secure this contract upon an agreement or understanding for a commission, percentage, brokerage or contingent fee.  For violation of this warranty, AHCCCS shall have the right to annul this contract without liability.

30)          CHANGES
AHCCCS may at any time, by written notice to the Contractor, make changes within the general scope of this contract.  If any such change causes an increase or decrease in the cost of, or the time required for, performance of any part of the work under this contract, the Contractor may assert its right to an adjustment in compensation paid under this contract.  The Contractor must assert its right to such adjustment within 30 days from the date of receipt of the change notice.  Any dispute or disagreement caused by such notice shall constitute a dispute within the meaning of Section E, Paragraph 26, Disputes, and be administered accordingly.

When AHCCCS issues an amendment to modify the contract, the provisions of such amendment will be deemed to have been accepted 60 days after the date of mailing by AHCCCS, even if the amendment has not been signed by the Contractor, unless within that time the Contractor notifies AHCCCS in writing that it refuses to sign the amendment.  If the Contractor provides such notification, AHCCCS will initiate termination proceedings.

31)          TYPE OF CONTRACT
Firm Fixed-Price stated as capitated per member per month, except as otherwise provided.

32)          AMERICANS WITH DISABILITIES ACT
People with disabilities may request special accommodations such as interpreters, alternative formats or assistance with physical accessibility.  Requests for special accommodations must be made with at least three days prior notice by contacting the Solicitation Contact person.

33)          WARRANTY OF SERVICES
The Contractor warrants that all services provided under this contract will conform to the requirements stated herein.  AHCCCS's acceptance of services provided by the Contractor shall not relieve the Contractor from its obligations under this warranty.  In addition to its other remedies, AHCCCS may, at the Contractor's expense, require prompt correction of any services failing to meet the Contractor's warranty herein.  Services corrected by the Contractor shall be subject to all of the provisions of this contract in the manner and to the same extent as the services originally furnished.

34)          NO GUARANTEED QUANTITIES
AHCCCS does not guarantee the Contractor any minimum or maximum quantity of services or goods to be provided under this contract.

35)          CONFLICT OF INTEREST
The Contractor shall not undertake any work that represents a potential conflict of interest, or which is not in the best interest of AHCCCS or the State without prior written approval by AHCCCS.  The Contractor shall fully and completely disclose any situation that may present a conflict of interest.  If the Contractor is now performing or elects to perform during the term of this contract any services for any AHCCCS contractor, provider or Contractor or an entity owning or controlling same, the Contractor shall disclose this relationship prior to accepting any assignment involving such party.

36)          CONFIDENTIALITY AND DISCLOSURE OF CONFIDENTIAL INFORMATION
The Contractor shall safeguard confidential information in accordance with Federal and State laws and regulations, including but not limited to, 42 CFR 431.300 et seq., 45 CFR parts 160 and 164, and AHCCCS Regulation A.A.C. R9-22-512.

The Contractor shall establish and maintain procedures and controls that are acceptable to AHCCCS for the purpose of assuring that no information contained in its records or obtained from AHCCCS or others carrying out its functions under the contract shall be used or disclosed by its agents, officers or employees, except as required to efficiently perform duties under the contract.  Except as required or permitted by law, the contractor also agrees that any information pertaining to individual persons shall not be divulged other than to employees or officers of the contractor as needed for the performance of duties under the contract, unless otherwise agreed to, in writing, by AHCCCS.

The Contractor shall not, without prior written approval from AHCCCS, either during or after the performance of the services required by this contract, use, other than for such performance, or disclose to any person other than AHCCCS personnel with a need to know, any information, data, material, or exhibits created, developed, produced, or otherwise obtained during the course of the work required by this contract.  This nondisclosure requirement shall also pertain to any information contained in reports, documents, or other records furnished to the Contractor by AHCCCS.

37)          COOPERATION WITH OTHER CONTRACTORS
AHCCCS may award other contracts for additional work related to this contract and Contractor shall fully cooperate with such other contractors and AHCCCS employees or designated agents, and carefully fit its own work to such other contractors' work.  The Contractor shall not commit or permit any act which will interfere with the performance of work by any other contractor or by AHCCCS employees.

38)          ASSIGNMENT OF CONTRACT AND BANKRUPTCY
This contract is voidable and subject to immediate cancellation by AHCCCS upon the Contractor becoming insolvent or filing proceedings in bankruptcy or reorganization under the United States Code, or assigning rights or obligations under this contract without the prior written consent of AHCCCS.

39)          OWNERSHIP OF INFORMATION AND DATA
Any data or information system, including all software, documentation and manuals, developed by the Contractor pursuant to this contract, shall be deemed to be owned by AHCCCS.  The Federal government reserves a royalty‑free, nonexclusive, and irrevocable license to reproduce, publish, or otherwise use and to authorize others to use for Federal government purposes, such data or information system, software, documentation and manuals.  Proprietary software which is provided at established catalog or market prices and sold or leased to the general public shall not be subject to the ownership or licensing provisions of this section.

Data, information and reports collected or prepared by the Contractor in the course of performing its duties and obligations under this contract shall be deemed to be owned by AHCCCS.  The ownership provision is in consideration of the Contractor's use of public funds in collecting or preparing such data, information and reports.  These items shall not be used by the Contractor for any independent project of the Contractor or publicized by the Contractor without the prior written permission of AHCCCS.  Subject to applicable state and Federal laws and regulations, AHCCCS shall have full and complete rights to reproduce, duplicate, disclose and otherwise use all such information.  At the termination of the contract, the Contractor shall make available all such data to AHCCCS within 30 days following termination of the contract or such longer period as approved by AHCCCS, Office of the Director.  For purposes of this subsection, the term "data" shall not include member medical records.

Except as otherwise provided in this section, if any copyrightable or patentable material is developed by the Contractor in the course of performance of this contract, the Federal government, AHCCCS and the State of Arizona shall have a royalty‑free, nonexclusive, and irrevocable right to reproduce, publish, or otherwise use, and to authorize others to use, the work for state or Federal government purposes.  The Contractor shall additionally be subject to the applicable provisions of 45 CFR Part 74 and 45 CFR Parts 6 and 8.

40)          AUDITS AND INSPECTIONS
The Contractor shall comply with all provisions specified in applicable AHCCCS Rule R9-22-521 and AHCCCS policies and procedures relating to the audit of the Contractor's records and the inspection of the Contractor's facilities.  The Contractor shall fully cooperate with AHCCCS staff and allow them reasonable access to the Contractor's staff, subcontractors, members, and records [42 CFR 438.6(g)].

At any time during the term of this contract, the Contractor's or any subcontractor's books and records shall be subject to audit by AHCCCS and, where applicable, the Federal government, to the extent that the books and records relate to the performance of the contract or subcontracts [42 CFR 438.242(b)(3)].

AHCCCS, or its duly authorized agents, and the Federal government may evaluate through on-site inspection or other means, the quality, appropriateness and timeliness of services performed under this contract.

41)          LOBBYING
No funds paid to the Contractor by AHCCCS, or interest earned thereon, shall be used for the purpose of influencing or attempting to influence an officer or employee of any Federal or State agency, a member of the United States Congress or State Legislature, an officer or employee of a member of the United States Congress or State Legislature in connection with awarding of any Federal or State contract, the making of any Federal or State grant, the making of any Federal or State loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment or modification of any Federal or State contract, grant, loan, or cooperative agreement.  The Contractor shall disclose if any funds, other than those paid to the Contractor by AHCCCS, have been used or will be used to influence the persons and entities indicated above and will assist AHCCCS in making such disclosures to CMS.

42)          CHOICE OF FORUM
The parties agree that jurisdiction over any action arising out of or relating to this contract shall be brought or filed in a court of competent jurisdiction located in the State of Arizona.

43)          DATA CERTIFICATION
The Contractor shall certify that financial and encounter data submitted to AHCCCS is complete, accurate and truthful.  Certification of financial and encounter data must be submitted concurrently with the data.  Certification may be provided by the Contractor CEO, CFO or an individual who is delegated authority to sign for, and who report directly to the CEO or CFO [42 CFR 438.604 et seq.].

44)          OFF SHORE PERFORMANCE OF WORK PROHIBITED
Due to security and identity protection concerns, direct services under this contract shall be performed within the borders of the United States.  Any services that are described in the specifications or scope of work that directly serve the State of Arizona or its clients and may involve access to secure or sensitive data or personal client data or development or modification of software for the State shall be performed within the borders of the United States.  Unless specifically stated otherwise in the specifications, this definition does not apply to indirect or “overhead” services, redundant back-up services or services that are incidental to the performance of the contract.  This provision applies to work performed by subcontractors at all tiers.

45)          FEDERAL IMMIGRATION AND NATIONALITY ACT
The Contractor shall comply with all federal, state and local immigration laws and regulations relating to the immigration status of their employees during the term of the contract.  Further, the Contractor shall flow down this requirement to all subcontractors utilized during the term of the contract.  The State shall retain the right to perform random audits of Contractor and subcontractor records or to inspect papers of any employee thereof to ensure compliance.  Should the State determine that the Contractor and/or any subcontractors be found noncompliant, the State may pursue all remedies allowed by law, including, but not limited to; suspension of work, termination of the contract for default and suspension and/or debarment of the Contractor.

46)          IRS W-9 FORM
In order to receive payment under any resulting contract, the Contractor shall have a current IRS W-9 Form on file with the State of Arizona.

47)          CONTINUATION OF PERFORMANCE THROUGH TERMINATION
The Contractor shall continue to perform, in accordance with the requirements of the contract, up to the date of termination and as directed in the termination notice.

[END OF SECTION E]

SECTION F: RESERVED

SECTION G: RESERVED

SECTION H: RESERVED

SECTION I: RESERVED

SECTION J: LIST OF ATTACHMENTS

Attachment A: Minimum Subcontract Provisions
Attachment B: Geographic Service Area; Minimum Network Requirements
Attachment C: RESERVED
Attachment D: Sample Letter of Intent: Network Submission Requirements
Attachment E:  RESERVED
Attachment F:  Periodic Reporting Requirements
Attachment G: Auto-Assignment Algorithm
Attachment H: Grievance System Standards and Policy
Attachment I:  RESERVED
Attachment J:  RESERVED
Attachment K: Cost Sharing Copayments

ATTACHMENT A: MINIMUM SUBCONTRACT  PROVISIONS

For the sole purpose of this Attachment, the following definitions apply:

“Subcontract” means any contract between the Contractor and a third party for the performance of any or all services or requirements specified under the Contractor’s contract with AHCCCS.

“Subcontractor” means any third party with a contract with the Contractor for the provision of any or all services or requirements specified under the Contractor’s contract with AHCCCS.

Subcontractors who provide services under the AHCCCS ALTCS and or the Acute Care Program must comply with the following applicable rules and statutes:

                –Rules for the ALTCS are found in Arizona Administrative Code (AAC) Title 9, Chapter 28.  AHCCCS
                  statutes for long term care are generally found in Arizona Revised Statue (ARS) 36, Chapter 29, Article 2.

                –Rules for the Acute Care Program are found in AAC Title 9, Chapter 22.  AHCCCS statutes for the Acute
                  Care Program are generally found in ARS 36, Chapter 29, Article 1.  Rules for the KidsCare Program are
                  found in AAC Title 9, Chapter 31 and the statutes for KidsCare Program may be found in ARS 36,
                  Chapter 29, Article 4.

All statutes, rules and regulations cited in this attachment are listed for reference purposes only and are not intended to be all inclusive.

[The following provisions must be included verbatim in every contract.]

1.             ASSIGNMENT AND DELEGATION OF RIGHTS AND RESPONSIBILITIES

No payment due the Subcontractor under this subcontract may be assigned without the prior approval of the Contractor.  No assignment or delegation of the duties of this subcontract shall be valid unless prior written approval is received from the Contractor. (AAC R2-7-305)

2.             AWARDS OF OTHER SUBCONTRACTS

AHCCCS and/or the Contractor may undertake or award other contracts for additional or related work to the work performed by the Subcontractor and the Subcontractor shall fully cooperate with such other contractors, subcontractors or state employees.  The Subcontractor shall not commit or permit any act which will interfere with the performance of work by any other contractor, subcontractor or state employee. (AAC R2-7-308)

3.             CERTIFICATION OF COMPLIANCE – ANTI-KICKBACK AND LABORATORY TESTING

By signing this subcontract, the Subcontractor certifies that it has not engaged in any violation of the Medicare Anti-Kickback statute (42 USC §§1320a-7b) or the “Stark I” and “Stark II” laws governing related-entity referrals (PL 101-239 and PL 101-432) and compensation there from.  If the Subcontractor provides laboratory testing, it certifies that it has complied with 42 CFR §411.361 and has sent to AHCCCS simultaneous copies of the information required by that rule to be sent to the Centers for Medicare and Medicaid Services. (42 USC §§1320a-7b; PL 101-239 and PL 101-432; 42 CFR §411.361)

4.             CERTIFICATION OF TRUTHFULNESS OF REPRESENTATION

By signing this subcontract, the Subcontractor certifies that all representations set forth herein are true to the best of its knowledge.

5.             CLINICAL LABORATORY IMPROVEMENT AMENDMENTS OF 1988

The Clinical Laboratory Improvement Amendment (CLIA) of 1988 requires laboratories and other facilities that test human specimens to obtain either a CLIA Waiver or CLIA Certificate in order to obtain reimbursement from the Medicare and Medicaid (AHCCCS) programs.  In addition, they must meet all the requirements of 42 CFR 493, Subpart A.

To comply with these requirements, AHCCCS requires all clinical laboratories to provide verification of CLIA Licensure or Certificate of Waiver during the provider registration process.  Failure to do so shall result in either a termination of an active provider ID number or denial of initial registration.  These requirements apply to all clinical laboratories.

Pass-through billing or other similar activities with the intent of avoiding the above requirements are prohibited. The Contractor may not reimburse providers who do not comply with the above requirements (CLIA of 1988; 42 CFR 493, Subpart A).

6.             COMPLIANCE WITH AHCCCS RULES RELATING TO AUDIT AND INSPECTION

The Subcontractor shall comply with all applicable AHCCCS Rules and Audit Guide relating to the audit of the Subcontractor's records and the inspection of the Subcontractor's facilities.  If the Subcontractor is an inpatient facility, the Subcontractor shall file uniform reports and Title XVIII and Title XIX cost reports with AHCCCS (ARS 41-2548; 45 CFR 74.48 (d)).

7.             COMPLIANCE WITH LAWS AND OTHER REQUIREMENTS

The Subcontractor shall comply with all federal, State and local laws, rules, regulations, standards and executive orders governing performance of duties under this subcontract, without limitation to those designated within this subcontract [42 CFR 434.70 and 42 CFR 438.6(l)].

8.             CONFIDENTIALITY REQUIREMENT

The Subcontractor shall safeguard confidential information in accordance with federal and state laws and regulations, including but not limited to, 42 CFR Part 431, Subpart F, ARS §36-107, 36-2903, 41-1959 and 46-135, AHCCCS Rules, the Health Insurance Portability and Accountability Act (Public Law 107-191, 110 Statutes 1936), and 45 CFR Parts 160 and 164.

9.             CONFLICT IN INTERPRETATION OF PROVISIONS

In the event of any conflict in interpretation between provisions of this subcontract and the AHCCCS Minimum Subcontract Provisions, the latter shall take precedence.

10.          CONTRACT CLAIMS AND DISPUTES

Contract claims and disputes arising under A.R.S Title 36, Chapter 29 shall be adjudicated in accordance with AHCCCS Rules and A.R.S. §36-2903.01.

11.          ENCOUNTER DATA REQUIREMENT

If the Subcontractor does not bill the Contractor (e.g., Subcontractor is capitated), the Subcontractor shall submit encounter data to the Contractor in a form acceptable to AHCCCS.

12.          EVALUATION OF QUALITY, APPROPRIATENESS, OR TIMELINESS OF SERVICES

AHCCCS or the U.S. Department of Health and Human Services may evaluate, through inspection or other means, the quality, appropriateness or timeliness of services performed under this subcontract.

13.          FRAUD AND ABUSE

If the Subcontractor discovers, or is made aware, that an incident of suspected fraud or abuse has occurred, the Subcontractor shall report the incident to the prime Contractor as well as to AHCCCS, Office of Program Integrity.  All incidents of potential fraud should be reported to AHCCCS, Office of the Director, Office of Program Integrity.

14.          GENERAL INDEMNIFICATION

The parties to this contract agree that AHCCCS shall be indemnified and held harmless by the Contractor and Subcontractor for the vicarious liability of AHCCCS as a result of entering into this contract.  However, the parties further agree that AHCCCS shall be responsible for its own negligence.  Each party to this contract is responsible for its own negligence.

15.          INSURANCE

[This provision applies only if the Subcontractor provides services directly to AHCCCS members]

The Subcontractor shall maintain for the duration of this subcontract a policy or policies of professional liability insurance, comprehensive general liability insurance and automobile liability insurance in amounts that meet Contractor’s requirements.  The Subcontractor agrees that any insurance protection required by this subcontract, or otherwise obtained by the Subcontractor, shall not limit the responsibility of Subcontractor to indemnify, keep and save harmless and defend the State and AHCCCS, their agents, officers and employees as provided herein.  Furthermore, the Subcontractor shall be fully responsible for all tax obligations, Worker's Compensation Insurance, and all other applicable insurance coverage, for itself and its employees, and AHCCCS shall have no responsibility or liability for any such taxes or insurance coverage.  (45 CFR Part 74) The requirement for Worker’s Compensation Insurance does not apply when a Subcontractor is exempt under ARS 23-901, and when such Subcontractor executes the appropriate waiver (Sole Proprietor/Independent Contractor) form.

16.          LIMITATIONS ON BILLING AND COLLECTION PRACTICES

Except as provided in federal and state law and regulations, the Subcontractor shall not bill, or attempt to collect payment from a person who was AHCCCS eligible at the time the covered service(s) were rendered, or from the financially responsible relative or representative for covered services that were paid or could have been paid by the System.

17.          MAINTENANCE OF REQUIREMENTS TO DO BUSINESS AND PROVIDE SERVICES

The Subcontractor shall be registered with AHCCCS and shall obtain and maintain all licenses, permits and authority necessary to do business and render service under this subcontract and, where applicable, shall comply with all laws regarding safety, unemployment insurance, disability insurance and worker's compensation.

18.          NON‑DISCRIMINATION REQUIREMENTS

The Subcontractor shall comply with State Executive Order No. 99-4, which mandates that all persons, regardless of race, color, religion, gender, national origin or political affiliation, shall have equal access to employment opportunities, and all other applicable Federal and state laws, rules and regulations, including the Americans with Disabilities Act and Title VI.  The Subcontractor shall take positive action to ensure that applicants for employment, employees, and persons to whom it provides service are not discriminated against due to race, creed, color, religion, sex, national origin or disability. (Federal regulations, State Executive order # 99-4)

19.          PRIOR AUTHORIZATION AND UTILIZATION MANAGEMENT

The Contractor and Subcontractor shall develop, maintain and use a system for Prior Authorization and Utilization Review that is consistent with AHCCCS Rules and the Contractor’s policies.

20.          RECORDS RETENTION

The Subcontractor shall maintain books and records relating to covered services and expenditures including reports to AHCCCS and working papers used in the preparation of reports to AHCCCS.  The Subcontractor shall comply with all specifications for record keeping established by AHCCCS.  All books and records shall be maintained to the extent and in such detail as required by AHCCCS Rules and policies.   Records shall include but not be limited to financial statements, records relating to the quality of care, medical records, dental records, prescription files and other records specified by AHCCCS.

The Subcontractor agrees to make available at its office at all reasonable times during the term of this contract and the period set forth in the following paragraphs, any of its records for inspection, audit or reproduction by any authorized representative of AHCCCS, State or Federal government.

The Subcontractor shall preserve and make available all records for a period of five years from the date of final payment under this contract unless a longer period of time is required by law.

If this contract is completely or partially terminated, the records relating to the work terminated shall be preserved and made available for a period of five years from the date of any such termination.  Records which relate to grievances, disputes, litigation or the settlement of claims arising out of the performance of this contract, or costs and expenses of this contract to which exception has been taken by AHCCCS, shall be retained by the Subcontractor for a period of five years after the date of final disposition or resolution thereof unless a longer period of time is required by law. (45 CFR 74.53; 42 CFR 431.17; ARS 41-2548)

21.          SEVERABILITY

If any provision of these standard subcontract terms and conditions is held invalid or unenforceable, the remaining provisions shall continue valid and enforceable to the full extent permitted by law.

22.          SUBJECTION OF SUBCONTRACT

The terms of this subcontract shall be subject to the applicable material terms and conditions of the contract existing between the Contractor and AHCCCS for the provision of covered services.

23.          TERMINATION OF SUBCONTRACT

AHCCCS may, by written notice to the Subcontractor, terminate this subcontract if it is found, after notice and hearing by the State, that gratuities in the form of entertainment, gifts, or otherwise were offered or given by the Subcontractor, or any agent or representative of the Subcontractor, to any officer or employee of the State with a view towards securing a contract or securing favorable treatment with respect to the awarding, amending or the making of any determinations with respect to the performance of the Subcontractor; provided, that the existence of the facts upon which the state makes such findings shall be in issue and may be reviewed in any competent court.  If the subcontract is terminated under this section, unless the Contractor is a governmental agency, instrumentality or subdivision thereof, AHCCCS shall be entitled to a penalty, in addition to any other damages to which it may be entitled by law, and to exemplary damages in the amount of three times the cost incurred by the Subcontractor in providing any such gratuities to any such officer or employee. (AAC R2-5-501; ARS 41-2616 C.; 42 CFR 434.6, a. (6))

24.          VOIDABILITY OF SUBCONTRACT

This subcontract is voidable and subject to immediate termination by AHCCCS upon the Subcontractor becoming insolvent or filing proceedings in bankruptcy or reorganization under the United States Code, or upon assignment or delegation of the subcontract without AHCCCS’s prior written approval.

25.          WARRANTY OF SERVICES

The Subcontractor, by execution of this subcontract, warrants that it has the ability, authority, skill, expertise and capacity to perform the services specified in this contract.

26.          OFF-SHORE PERFORMANCE OF WORK PROHIBITED

Due to security and identity protection concerns, direct services under this contract shall be performed within the borders of the United States. Any services that are described in the specifications or scope of work that directly serve the State of Arizona or its clients and may involve access to secure or sensitive data or personal client data or development or modification of software for the State shall be performed within the borders of the United States.  Unless specifically stated otherwise in specifications, this definition does not apply to indirect or “overhead” services, redundant back-up services or services that are incidental to the performance of the contract.  This provision applies to work performed by subcontractors at all tiers.

27.          FEDERAL IMMIGRATION AND NATIONALITY ACT

The Subcontractor shall comply with all federal, state and local immigration laws and regulations relating to the immigration status of their employees during the term of the contract.  Further, the Subcontractor shall flow down this requirement to all subcontractors utilized during the term of the contract.  The State shall retain the right to perform random audits of Contractor and subcontractor records or to inspect papers of any employee thereof to ensure compliance.  Should the State determine that the Contractor and/or any subcontractors be found noncompliant, the State may pursue all remedies allowed by law, including, but not limited to; suspension of work, termination of the contract for default and suspension and/or debarment of the Contractor.

ATTACHMENT B: MINIMUM NETWORK STANDARDS (By Geographic Service Area)

INSTRUCTIONS:

Contractors shall have in place an adequate network of providers capable of meeting contract requirements.  The information that follows describes the minimum network requirements by Geographic Service Area (GSA).

In some GSAs there are required service sites located outside of the geographical boundary of a GSA.  The reason for this relates to practical access to care.  In certain instances, a member must travel a much greater distance to receive services within their assigned GSA, than if the member were not allowed to receive services in an adjoining Border Community.

Split zip codes occur in some counties.  Split zip codes are those which straddle two different counties.  Enrollment for members residing in these zip codes is based upon the county and GSA to which the entire zip code has been assigned by AHCCCS.  The Contractor shall be responsible for providing services to members residing in the entire zip code that is assigned to the GSA for which the Contractor has agreed to provide services.  The split zip codes GSA assignments are as follows:

ZIP CODE	SPLIT BETWEEN THESE COUNTIES	COUNTY ASSIGNED TO	ASSIGNED GSA

85120	Pinal and Maricopa	Maricopa	12
85142	Pinal and Maricopa	Maricopa	12
85192	Gila and Pinal	Gila	8
85342	Yavapai and Maricopa	Maricopa	12
85358	Yavapai and Maricopa	Maricopa	12
85390	Yavapai and Maricopa	Maricopa	12
85643	Graham and Cochise	Cochise	14
85645	Pima and Santa Cruz	Santa Cruz	10
85943	Apache and Navajo	Navajo	4
86336	Coconino and Yavapai	Yavapai	6
86351	Coconino and Yavapai	Coconino	4
86434	Mohave and Yavapai	Yavapai	6
86340	Coconino and Yavapai	Yavapai	6

If outpatient specialty services (OB, family planning, and pediatrics) are not included in the primary care provider contract, at least one subcontract is required for each of these specialties in the service sites specified.

In Tucson (GSA 10) and Metropolitan Phoenix (GSA 12), the Contractor must have a network that is able to provide PCP, dental and pharmacy services so that members do not need to travel more than 5 miles from their residence.  The Contractor must also obtain at least one hospital contract in each service district listed on the Hospitals in Phoenix and Tucson Metropolitan area pages within this section, respectively.  Metropolitan Phoenix is further defined on the Minimum Network Standard page specific to GSA # 12.

At a minimum, the Contractor shall have contracts with physicians with admitting and treatment privileges at each hospital in its network.

For the remaining GSAs and areas not included in the Phoenix or Tucson Metropolitan Areas, the Contractor is required to obtain contracts with Physician(s) with admission and treatment privileges in the communities identified under Hospitals on the Minimum Network Standard page specific to each GSA.  The Contractor must have a network that is able to provide PCP, dental and pharmacy services in each of the communities identified on the Minimum Network Standard Page specific to each GSA.

Provider categories required at various service delivery sites included in the Service Area Minimum Network Standards are indicated as follows:

                H             Hospitals
                P              Primary Care Providers (physicians, certified nurse practitioners and physician assistants)
                D             Dentists
                Ph           Pharmacies

HOSPITALS IN PHOENIX METROPOLITAIN AREA (By service district, by zip code)

DISTRICT 1

85006                      Banner Good Samaritan Medical Center
85281                      St. Luke’s Medical Center
85008                      Maricopa Medical Center
85013                      St. Joseph’s Hospital & Medical Center
85020                      John C. Lincoln Hospital – North Mountain

DISTRICT 2

85015                      Phoenix Baptist Hospital & Medical Center
85027                      John C. Lincoln Hospital – Deer Valley
85037                      Banner Estrella Medical Center
85306                      Banner Thunderbird Medical Center
85308                      Arrowhead Community Hospital & Medical Center
85338                      West Valley Hospital
85351                      Walter O. Boswell Memorial Hospital
85375                      Del E. Webb Memorial Hospital
85031                      Maryvale Hospital Medical Center

DISTRICT 3

85031                      Paradise Valley Hospital
85054                      Mayo Clinic Hospital
85251                      Scottsdale Healthcare – Osborn
85261                      Scottsdale Healthcare – Shea
85255                      Scottsdale Healthcare – Thompson Peak

DISTRICT 4

85201                      Mesa General Hospital Medical Center
85201                      Mesa Lutheran Hospital
85202                      Banner Desert Medical Center
85206                      Valley Lutheran Hospital
85224                      Chandler Regional Hospital
85281                      Tempe St. Luke’s Hospital
85296                      Mercy Gilbert
85234                      Banner Gateway
85209                      Mountain Vista

HOSPITALS IN TUCSON METROPOLITAN AREA   (By service district, by zip code)

DISTRICT 1

85719      University Medical Center
85741      Northwest Hospital
85745      Carondelet St. Mary’s Hospital
85775      Northwest Medical Center Oro Valley

DISTRICT 2

85711      Carondelet St. Joseph’s Hospital
85717      Tucson Medical Center
85713      University Physicians Hospital at Kino Campus

COUNTIES:          LA PAZ AND YYMA
Geographic Service Area 2

Hospitals Physician(s) w/admit and treatment privileges required in the following communities
Blythe, CA
Lake Havasu City
Parker
Yuma

Primary Care Providers
Blythe, CA
Lake Havasu City
Parker
San Luis
Somerton
Wellton
Yuma

Dentists
Blythe, CA
Lake Havasu City
Parker
San Luis
Yuma

Pharmacies
Blythe, CA
Lake Havasu City
Parker
Somerton
San Luis
Yuma

COUNTIES:          APACHE, COCONINO, MAHAVE, AND NAVAJO
Geographic Service Area 4

Hospitals Physician(s) w/admit and treatment privileges required in the following communities
Bullhead City
Flagstaff
Gallup, NM
Kanab, UT
Kingman
Lake Havasu City
Needles, CA
Page
Payson
Show Low
Springerville
St. George, UT
Winslow

Primary Care Providers
Ash Fork/Seligman
Bullhead City
Colorado City or Hilldale or Kanab, UT
Flagstaff
Fort Mohave
Gallup, NM
Holbrook
Kingman
Lake Havasu City
Page
Payson
Sedona
Show Low or Pinetop or Lakeside
Snowflake or Taylor
Springerville or Eager
St. George, UT or Mesquite, NV
St. Johns
Williams
Winslow

Dentists
SAME AS PRIMARY
CARE PROVIDERS
(except for Fort Mohave, no dentist required)

Pharmacies
SAME AS PRIMARY
CARE PROVIDERS

COUNTIES:          YAVAPAI
Geographic Service Area 6

Hospitals Physician(s) w/admit and treatment privileges required in the following communities
Cottonwood
Flagstaff
Maricopa County
Prescott

Primary Care Providers
Ash Fork or Seligman
Camp Verde
Cottonwood
Maricopa County or Wickenburg
Prescott
Prescott Valley
Sedona

Dentists
SAME AS PRIMARY CARE
PROVIDERS

Pharmacies
SAME AS PRIMARY CARE
PROVIDERS

(except for Ash Fork/Seligman, no pharmacy required)

COUNTIES:          PINAL AND GILA
Geographic Service Area 8

Hospitals Physician(s) w/admit and treatment privileges required in the following communities
Casa Grande
Globe
Maricopa County District 4
Payson

Primary Care Providers
Apache Junction
Casa Grande
Coolidge or Florence
Eloy
Globe or Miami or Claypool
Kearney
Mammoth or San Manuel or Oracle
Mesa or Gilbert or Queen Creek
Payson

Dentists
Apache Junction
Casa Grande
Coolidge or Florence
Eloy
Globe or Miami or Claypool
Kearney
Mammoth or San Manuel or Oracle
Mesa or Gilbert or Queen Creek
Payson

Pharmacies
Apache Junction
Casa Grande
Coolidge or Florence
Globe or Miami or Claypool
Kearney
Mammoth or San Manuel or Oracle
Mesa or Gilbert or Queen Creek
Payson

COUNTIES:          PIMA AND SANTA CRUZ
Geographic Service Area 10

Hospital
Tucson
District 1
   Contract Required
District 2
   Contract Required
Nogales
Physician(s) w/admit and treatment privileges required

Primary Care Providers
Ajo
Green Valley
Marana
Nogales
Oro Valley
Tucson

Dentists

SAME AS PRIMARY CARE PROVIDERS

Pharmacies
SAME AS PRIMARY CARE PROVIDERS

COUNTY:             MARICOPA
Geographic Service Area 12

Hospital
Metropolitan Phoenix*
District 1
   Contract Required
District 2
   Contract Required
District 3
   Contract Required
District 4
   Contract Required

Primary Care Providers
Buckeye
Cave Creek or Carefree
Gila Bend
Goodyear or Litchfield Park
Metropolitan Phoenix*
Queen Creek
Wickenburg

Dentists
Buckeye or Goodyear or Litchfield Park
Metropolitan Phoenix*
Wickenburg

Pharmacies
Buckeye
Cave Creek or Carefree
Goodyear or Litchfield Park
Metropolitan Phoenix*
Wickenburg

*For Purposes of this RFP, Metropolitan Phoenix encompasses the following: Apache Junction, Avondale, Chandler, El Mirage, Fountain Hills, Gilbert, Glendale, Mesa, Paradise Valley, Peoria, Phoenix, Scottsdale, Sun City/Sun City West, Surprise, Tempe, Tolleson, and Youngtown. Within this area, distance standards must be met as specified in Attachment B.

COUNTIES:          CONCHISE, GRAHAM AND GREENLEE
Geographic Service Area 14

Hospitals Physician(s) w/admit and treatment privileges required in the following communities
Benson
Bisbee
Douglas
Safford
Sierra Vista
Tucson
Willcox

Primary Care Providers
Benson
Bisbee
Douglas
Morenci or Clifton
Safford
Sierra Vista
Willcox

Dentists
Benson or Willcox
Bisbee
Douglas
Morenci or Clifton
Safford
Sierra Vista

Pharmacies
Benson
Bisbee
Douglas
Morenci or Clifton
Safford or Thatcher
Sierra Vista
Willcox

ATTACHMENT C: RESERVED

ATTACHMENT D: SAMPLE LETTER OF INTENT

The following information is provided as early notification for Offerors’ benefit.  However, complete instructions regarding this Letter of Intent will be provided when the RFP is released.   Only instructions included in the RFP are considered official.  Do not send completed Letter of Intent to AHCCCS at this time.

Letter of Intent Instructions

The following is the mandated format for the Arizona Health Care Cost Containment System, Contract Year Ending 2007 Letter of Intent (LOI).  It is to be used to show a provider’s intention to enter into a contract with an Offeror.  No alterations or changes are permitted, except for shaded areas which identify the Offeror.  The Offeror may print the form on its letterhead or insert its name or logo in the box at the top of the forms.  The completed LOI or an executed contract will be acceptable evidence of an Offeror’s proposed network.

If a provider has multiple sites that offer identical services, only one LOI should be signed, with additional service site information (items 1 to 6) attached to the LOI. If services differ between sites, a separate LOI must be obtained for each service site.

If a representative signs an LOI on behalf of a provider, evidence of authority for the representative must be available upon request.

[OFFEROR’S LOGO]

Please do not sign this Letter of Intent unless you seriously intend to enter into negotiations with the Offeror mentioned below and understand that the Arizona Health Care Cost Containment System Administration (AHCCCS) requires all contracts to include Minimum Subcontract Provisions as listed at http://www.azahcccs.gov/Contracting/BidderLib_Acute.asp.

No alterations or changes are permitted, except for shaded areas which identify the Offeror.  This letter is subject to verification by AHCCCS.

The provider signing below is willing to enter into contract negotiations with (Offeror’s name), for provision of covered services to AHCCCS members enrolled with (Offeror’s name).  This provider intends to sign a contract with (Offeror’s name) if (Offeror’s name) is awarded an AHCCCS contract beginning October 1, 2008 in the provider’s service area and an acceptable agreement can be reached between the provider and (Offeror’s name).  Signing this Letter of Intent does not obligate the provider to sign a contract with (Offeror’s name) however, please do not sign this Letter of Intent unless you seriously intend to enter into negotiations with the above mentioned health plan.

The following information is furnished by the provider:

1. NATIONAL PROVIDER IDENTIFICATION NUMBER (NPI) or AHCCCS PROVIDER IDENTIFICATION NUMBER _____________________________________________________________

2. PROVIDER’S PRINTED NAME ____________________________________________________________

3. ADDRESS (where services will be provided) ___________________________________________________

_________________________________________________ZIP CODE________________________________

4. COUNTY ________________ 5. TELEPHONE ________________ 6. FAX _________________________

___ Please check here if additional service site information is attached to the Letter of Intent

7. CHECK ALL THAT APPLY

___ A. Primary Care Physician
___ Family Practice
___ General Practice
___ Pediatrics
___ Internal Medicine

Services:                ___ EPSDT
                                ___ OB

___ B. Primary Care Nurse Practitioner
___ Family Practice
___ Adult
___ Pediatrics
___ Midwife

Services:                ___ EPSDT
                                ___ OB

___ C. Primary Care Physician’s Assistant

Services:                ___ EPSDT
                                ___ OB

___ D. Physician – Specialist – (Specify)_____________________________________________________
___ E. Hospital
___ F. Urgent Care Facility
___ G. Pharmacy
___ H. Laboratory
___ I. Medical Imaging
___ J. Medically Necessary Transportation
___ K. Nursing Facility
___ L. Dentist
___ M. Therapy (Specify Physical Therapy, Occupational Therapy, Speech, Respiratory)   ______________
                ________________________________________________________________________________
___ N. Behavioral Health Provider (Specify) __________________________________________________
___ O. Durable Medical Equipment
___ P. Home Health Agency
___ Q. Other (Please Specify)______________________________________________________________

8. LANGUAGES SPOKEN BY THE PROVIDER (OTHER THAN ENGLISH) _____________________
__________________________________________________________________________

9. NAME OF HOSPITAL(S) WHERE PHYSICIAN HAS ADMITTING PRIVILEGES  ______________
______________________________________________________________________________________

NOTICE TO PROVIDERS: This Letter of Intent will be used by AHCCCS in its bid evaluation and contract award process.  You should only sign this Letter of Intent if you intend to enter into contract negotiations with (Offeror’s name) should they receive a contract award.  If you are signing on behalf of a physician, please provide evidence of your authority to do so.

Do not return completed Letter of Intent to AHCCCS.  Completed Letter of Intent needs to be returned to (Offeror’s name).

10. PROVIDER’S SIGNATURE ____________________________________DATE _______________

11.  PRINTED NAME OF SIGNER _________________________________TITLE _______________

[OFFEROR’S LOGO]

ADDITIONAL SERVICE SITES:

1. NATIONAL PROVIDER IDENTIFICATION NUMBER (NPI) or AHCCCS PROVIDER IDENTIFICATION NUMBER _____________________________________________________________

2. PROVIDER’S PRINTED NAME ____________________________________________________________

3. ADDRESS (where services will be provided) ___________________________________________________
_________________________________________________ZIP CODE________________________________

4. COUNTY ________________ 5. TELEPHONE ________________ 6. FAX _________________________

3. ADDRESS (where services will be provided) ___________________________________________________
_________________________________________________ZIP CODE________________________________

4. COUNTY ________________ 5. TELEPHONE ________________ 6. FAX _________________________

3. ADDRESS (where services will be provided) ___________________________________________________
_________________________________________________ZIP CODE________________________________

4. COUNTY ________________ 5. TELEPHONE ________________ 6. FAX _________________________

3. ADDRESS (where services will be provided) ___________________________________________________
_________________________________________________ZIP CODE________________________________

4. COUNTY ________________ 5. TELEPHONE ________________ 6. FAX _________________________

3. ADDRESS (where services will be provided) ___________________________________________________
_________________________________________________ZIP CODE________________________________

4. COUNTY ________________ 5. TELEPHONE ________________ 6. FAX _________________________

3. ADDRESS (where services will be provided) ___________________________________________________
_________________________________________________ZIP CODE________________________________

4. COUNTY ________________ 5. TELEPHONE ________________ 6. FAX _________________________

ATTACHMENT E: RESERVED

ATTACHMENT F: PERIODIC REPORT REQUIREMENTS

The following table is a summary of the periodic reporting requirements for the Contractor and is subject to change at any time during the term of the contract.  The table is presented for convenience only and should not be construed to limit the Contractor’s responsibilities in any manner.  Content for all deliverables is subject to review; AHCCCS may assess sanctions if it is determined that inaccurate or incomplete data is submitted.

The deliverables listed below are due by 5:00 PM on the due date indicated, if the due date falls on a weekend or a State Holiday the due date is 5:00 PM on the next business day.

If a Contractor is in compliance with the contractual standards on the deliverables below marked with an asterisk (*), for a period of three consecutive months, the Contractor may request to submit each months data on a quarterly basis.  However, if the Contractor is non-compliant with any standard on the deliverable or AHCCCS has concerns during the reporting quarter, the Contractor must immediately begin to submit on a monthly basis until three consecutive months of compliance are achieved.

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
DHCM Finance
Monthly Financial Reporting Package	30 days after the end of the month, only when required by AHCCCS	Reporting Guide For Acute Health Care Contractors	Finance Manager
Quarterly Financial Reporting Package	60 days after the end of each quarter	Reporting Guide For Acute Health Care Contractors	Finance Manager
FQHC Member Information	60 days after the end of each quarter	Reporting Guide For Acute Health Care Contractors; Section D, Paragraph 34	Finance Manager
Draft Annual Financial Reporting Package	90 days after the end of each fiscal year	Reporting Guide For Acute Health Care Contractors	Finance Manager
Final Annual Financial Reporting Package	120 days after the end of each fiscal year	Reporting Guide For Acute Health Care Contractors	Finance Manager
Advances/Loans/Equity Distributions	Submit for approval prior to effective date	Section D, Paragraph 49;	Finance Manager
Premium Tax Reporting	March 15th, June 15th, September 15th and December 15th	ACOM Premium Tax Reporting Policy	Finance Manager

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
DHCM Data Analysis and Research
Corrected Pended Encounter Data	Monthly, according to established schedule	Encounter Reporting User Manual	Encounter Administrator
New Day Encounter	Monthly, according to established schedule	Encounter Reporting User Manual	Encounter Administrator
Medical Records for Data Validation	90 days after the request received from AHCCCS	Data Validation User Manual	Encounter Administrator

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
Office of Program Integrity
Provider Fraud/Abuse Report	Within 10 days of discovery	Section D, Paragraph 62	Office of Program Integrity Manager
Eligible Person Fraud/Abuse Report	Within 10 days of discovery	Section D, Paragraph 62	Office of Program Integrity Manager

AHCCCS will assess the following sanctions on the deliverables listed below, under DHCM Acute Care Operations, Clinical Quality Management and Medical Management that are not received by 5:00 PM on the due date indicated, if the due date falls on a weekend or a State Holiday, sanctions will be assessed on deliverables not received by 5:00 PM on the next business day.

Late Deliverables
1st time “late” sanction/ 1-10 days:                    $5,000
1st time “late” sanction/ 11-20 days:                  $10,000
1st time “late” sanction/ over 21 days:              $15,000

2nd time “late” sanction/ 1-10 days:                   $10,000
2nd time “late” sanction/ 11-20 days:                 $20,000
2nd time “late” sanction/over 21 days:              $30,000

3rd time “late” sanction/ 1-10 days:                    $20,000
3rd time “late” sanction/ 11-20 days:                 $40,000
3rd time “late” sanction/over 21 days:               $60,000

The sanctions outlined above are deliverable specific.  For example, if the Contractor submits its claims dashboard 5 days late in January, a $5,000 sanction will be assessed.  The next month, if the Contractor submits its administrative measures 5 days late, it will be assessed a 1st time late sanction of $5,000.  However if the Contractor submits the claims dashboard 5 days late again in March AHCCCS will asses a 2nd time late sanction of $10,000.

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
DHCM Acute Care Operations
Annual Subcontractor Assignment and Evaluation Report	90 days after the beginning of the contract year	Section D, Paragraph 37; Section D, Paragraph 43	Operations and Compliance Officer
Provider Affiliation Transmission	15 days after the end of each quarter	Provider Affiliation Transmission Manual, submitted to PMMIS Provider-to-Contractor FTP	Operations and Compliance Officer
* Claims Dashboard	15th day of each month following the reporting period	Section D, Paragraph 38; Claims Dashboard Reporting Guide	Operations and Compliance Officer
Subcontracts	As required by Contract	Section D, Paragraph 37; ACOM Templates Policy	Operations and Compliance Officer
Third Party Administrator subcontracts	30 days prior to the effective date of the subcontract	Section D, Paragraph 37; ACOM Templates Policy	Operations and Compliance Officer
Provider Advances	As required by Policy	ACOM Provider and Affiliate Advance Request Policy	Operations and Compliance Officer
Claim recoupments >$50,000	Upon identification by Contractor	Section D, Paragraph 38; ACOM Recoupment Request Policy	Operations and Compliance Officer
* Administrative Measures	15th day of each month following the reporting period	Section D, Paragraph 25	Operations and Compliance Officer
Grievance System Report	See Grievance System Reporting Guide for frequency	Section D, Paragraph 26; Grievance System Reporting Guide	Operations and Compliance Officer
Provider Network Development and Management Plan	45 days after the first day of a new contract year	Section D, Paragraph 27; ACOM Provider Network Development and Management Plan Policy	Operations and Compliance Officer
Cultural Competency Plan	45 days after the first day of a new contract year	ACOM Cultural Competency Policy	Operations and Compliance Officer
Business Continuity and Recovery Plan	15 days after the beginning of each contract year	ACOM Business Continuity and Recovery Plan Policy	Operations and Compliance Officer
Marketing Attestation Statement	45 days after the beginning of each contract year	ACOM Marketing Outreach and Incentives Policy	Operations and Compliance Officer
Marketing and Outreach Materials	30 days prior to dissemination	ACOM Marketing Outreach and Incentives Policy	Marketing Committee Chairperson
Member Handbook	Within 4 weeks of receiving annual amendment and upon any changes prior to distribution.	Section D, Paragraph 18; ACOM Member Information Policy	Operations and Compliance Officer
Provider Network – Material Change	Submit change for approval prior to effective date	Section D, Paragraph 29; ACOM Provider Network Information Policy	Operations and Compliance Officer
Provider Network – Unexpected change	Within one business day	Section D, Paragraph 29	Operations and Compliance Officer
System Change Plan	Six months prior to implementation	Section D, Paragraph 38	Operations and Compliance Officer
Key Staff Demographics	October 15th	Section D, Paragraph 16	Operations and Compliance Officer
Key Position Change	Within 7 days after an employee leaves and as soon as new hire has taken place	Section D, Paragraph 16	Operations and Compliance Officer
Listing of Local Presence	Within 45 days of the beginning of the Contract Year	Section D, Paragraph 16	Operations and Compliance Officer
Wheelchair Reporting	15th day of each month following the reporting period	Section D, Paragraph 10	Operations and Compliance Officer

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
DHCM Clinical Quality Management
EPSDT Annual Monitoring Report	Annually on December 15th	Section D, Paragraph 10, Scope of Services, AMPM, Chapter 400	DHCM/CQM
EPSDT Improvement and Adult Quarterly Monitoring Report (Template must be used)	15 days after the end of each quarter	Section D, Paragraph 10, Scope of Services, AMPM, Chapter 400 See Suspension list for specific items being suspended	DHCM/CQM
Quality Assessment/Performance Improvement Plan and Evaluation (Checklist to be submitted with Document)	Annually on December 15th	AMPM, Chapter 900	DHCM/CQM
Credentialing Quarterly Report	30 days after the end of each quarter	Section D, Paragraph 25	DHCM/CQM
Monthly Pregnancy Termination Report	End of the month following the pregnancy termination	AMPM, Chapter 400	DHCM/CQM
Maternity Care Plan	Annually on December 15th	AMPM, Chapter 400	DHCM/CQM
Stillbirth Report	Immediately following procedure	AMPM, Chapter 400	DHCM/CQM
Semi-annual report of number of pregnant women who are HIV/AIDS positive	30 days after the end of the 2nd and 4th quarter of each contract year	AMPM, Chapter 400	DHCM/CQM
Performance Improvement Project Baseline Report (Standardized format to be utilized)	Annually on December 15th	AMPM, Chapter 900	DHCM/CQM
Performance Improvement Project Re-measurement Report (Standardized format to be utilized)	Annually on December 15th	AMPM, Chapter 900	DHCM/CQM
Performance Improvement Project Final Report (Standardized format to be utilized)	Within 180 days of the end of the project, as defined in the project proposal approved by AHCCCS DHCM	AMPM, Chapter 900	DHCM/CQM
QM Quarterly Report	30 Days after the end of each quarter	Section D, Paragraph 23	DHCM/CQM
Pediatric Immunization Audit	As requested	Section D, Paragraph 23	DHCM/CQM

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
DHCM Medical Management
Quarterly Inpatient Hospital Showing	15 days after the end of each quarter	State Medicaid Manual and the AMPM, Chapter 1000	DHCM/MM
Utilization Management Plan and Evaluation	Annually on December 15th	AMPM, Chapter 900	DHCM/MM
UM Quarterly Report	60 Days after the end of each quarter	Section D, Paragraph 24	DHCM/MM
HIV Specialty Provider List	Annually, on December 15th	AMPM, Chapter 300	DHCM/MM
Transplant Report	15 days after the end of each month	AMPM, Chapter 1000	DHCM/MM
Non-Transplant Catastrophic Reinsurance covered Diseases	Annually, within 30 days of the beginning of the contract year, enrollment to the plan, and when newly diagnosed.	Section D, Paragraph 57	DHCM/MM

Suspensions and Modifications

The following describes suspensions and modifications made during the current contract or renewal period with limited application.  The following suspensions and modifications will be in effect for the period from October 1, 2009 through September 30, 2010.  These changes do not serve to remove the requirement for the Contractor to collect, analyze, and respond to the internal monitoring mechanisms that support compliance with contractual and statutory requirements but serve only to condense deliverable requirements in order to ease administrative burden.

Suspensions

Suspensions will be defined as a complete temporary release from the deliverable requirement as presented in Contract for the term shown in this Attachment.

Section D, Paragraph 10, Scope of Services
Certain requirements contained in the EPSDT Quarterly Report are being suspended.  The reporting requirements are being reduced by suspending the PEDS tracking, Obesity Tracking, Performance Measure reporting.

Section D, Paragraph 24, Medical Management
10.  Within the first two years of the contract term, the Contractor must review all prior authorization requirements for services, items or medications and submit a report to AHCCCS providing the rationale for the requirements.  AHCCCS shall determine and provide a format for the report.

Section D, Paragraph 25, Administrative Performance Standards
The Quarterly Credentialing Report is being suspended.  The standards will continue to be monitored during OFRs and AHCCCS will consider re-implementing based on the results.

Section D, Paragraph 38, Claims Payment/Health Information System
The Contractor must submit a signed agreement on or before December 31st 2008, with a schedule for completion, entered into with an independent auditing firm of their selection to be approved by the AHCCCS Division of Health Care Management. The Division of Health Care Management will monitor the scope of this audit, to include no less than a verification of contract information management (contract loading and auditing), claims processing and encounter submission processes

Section D, Paragraph 38, Claims Payment/Health Information System
Within the first 6 months of the contract term, the Contractor must review claim requirements, including billing rules and documentation requirements, and submit a report to AHCCCS that will include the rationale for the requirements.  AHCCCS shall determine and provide a format for the report.

Attachment F, Periodic Reporting Requirements

REPORT	WHEN DUE	SOURCE/REFERENCE	SEND TO:
DHCM Medical Management
UM Quarterly Report	60 Days after the end of each quarter	Section D, Paragraph 24	DHCM/MM

Modifications

Modifications will be defined as a reduction in the frequency or content of a deliverable requirement that will remain in place throughout the temporary term shown in this Attachment.

There are no modifications at this time.

ATTACHMENT G: AUTO-ASSIGNMENT ALGORITHM

Members who have the right to choose, but do not exercise this right, will be assigned to a Contractor through an auto-assignment algorithm.  The algorithm is a mathematical formula used to distribute members to the various Contractors in a manner that is consistent with AHCCCS goals.

With the exception of an enhanced auto-assignment algorithm that may be in effect at the start of a new contract cycle (October 1, 2008) for a three to six month period, the auto-assignment algorithm calculation details are as follows:

The algorithm employs a data table and a formula to assign cases (a case may be a member or a household of members) to Contractors using the target percentages developed.  The algorithm data table consists of all the geographic service areas (GSA) in the state, all Contractors serving each GSA, and the target percentages by risk group within each GSA.

The Contractor farthest away from its target percentage within a GSA and risk group, the largest negative difference, is assigned the next case for that GSA.  The equation used is:

                                (t/T) – P = d

t =  The total members assigned to the GSA, per risk group category, for the Contractor
T =  The total members assigned to the GSA, per risk group category, all Contractors combined
P =  The target percentage of members per risk group for the Contractor
d =  The difference

The algorithm is calculated after each assignment to give a new difference for each Contractor.  When more than one Contractor has the same difference, and their differences are greater than all other Contractors, the Contractor with the lowest Health Plan I.D. Number will be assigned the case.

Assignment by the algorithm applies to:

                1.             Members who are newly eligible to the AHCCCS program that did not choose a Contractor within the prescribed time limits.

                2.             Members whose assigned health plan is no longer available after the member moves to a new GSA and did not choose a new Contractor within the prescribed time limits.

All Contractors, within a given geographic service area (GSA) and for each risk group, will have a placement in the algorithm and will receive members accordingly.  A Contractor with a more favorable target percentage in the algorithm will receive proportionally more members.  Conversely, a Contractor with a lower target percentage in the algorithm will receive proportionally fewer members.  The initial algorithm formula favors Contractors with both lower awarded capitation rates and higher scores on the Program Component of the proposal.

In future contract years, AHCCCS may adjust the auto-assignment algorithm in consideration of Contractors’ clinical performance measure results when calculating target percentages.  Ranking in the algorithm may be weighted based on the number of Performance Measures for which a Contractor is meeting the current AHCCCS Minimum Performance Standard (MPS) as a percentage of the total number of measures utilized in the calculation.  AHCCCS will determine the Performance Measures used to evaluate Contractor performance and apply the criterion universally when making the adjustment.

Development of the Target Percentages

Beginning in CYE ’09, the algorithm target percentages will be developed using the methodology described below, subject to the enhanced algorithm described below, if applicable.  However, for subsequent years, AHCCCS reserves the right to change the algorithm methodology to assure assignments are made in the best interest of the AHCCCS program and the State.

A Contractor’s placement in the algorithm is based upon the following two factors, which are weighted as follows:

#	Factor	Weighting
1	The Contractor’s final awarded capitation rate from AHCCCS.	50%
2	The Contractor’s score on the Program component of the proposal.	50%

Points will be assigned to each Contractor by risk group by GSA.  Based on the rankings of the final awarded capitation rates and the final Program component scores, each Contractor will be assigned a number of points for each of these two components separately using the table below:

TABLE OF POINTS FOR FACTORS #1 (LOWEST CAPITATION RATE) AND #2 (HIGHEST PROGRAM SCORE)

Number of Awards in GSA	1st Place	2nd Place	3rd Place	4th Place	5th Place	6th Place
2	60	40
3	44	32	24
4	35	28	22	15
5	30	25	20	15	10
6	26	23	19	15	11	6

Two or more Contractors that have equal final awarded capitation rates or Program component scores in a GSA for the same risk group will be given an equal percentage of the points for all of the positions held by the tied Contractors combined.

The points awarded for the two components will be combined as follows to give the target percentage for each Contractor by GSA by risk group:

Final Awarded Capitation Rate (.50) + Program Component Score (.50)  = TARGET PERCENTAGE

Enrollment Considerations

AHCCCS will favor new and small Contractors in each GSA with increased auto-assignment.  A new Contractor is defined as a Contractor new to the AHCCCS program or an incumbent Contractor that is new to a GSA.  Small Contractors will be determined based on enrollment as of May 1, 2008.  A small Contractor is defined by GSA and has a membership level as delineated in the following table:

County/GSA	GSA-specific Enrollment Threshold
Maricopa – GSA 12	<50,000
Pima County Only	<30,000
Rural GSAs (including Santa Cruz County)	less than or equal to 45% of enrollment in the entire GSA as of May 1, 2008

Conversion Group Auto-Assignment

Members who are enrolled as of June 30, 2008 in an Exiting Contractor (Conversion Group) will be assigned to new and small Contractors within their GSA, effective October 1, 2008 via the coversion auto-assignment algorithm.  These members will be allowed to remain with the Contractor to which they were auto-assigned or to choose a different Contractor by August 31, 2008 from any of the incumbent or new Contractors in the GSA that are effective October 1, 2008.  These members will again have an opportunity to change Contractors from October 1, 2008 until November 30, 2008 in order to provide them with the choice of any incumbent or new Contractors.

If the number of members in the Conversion Group in a GSA is enough to bring all new and small Contractors within the GSA above the thresholds listed in the table above, the conversion auto-assignment algorithm will be applied until all of the new and small Contractors reach the thresholds.  The remaining members of the Conversion Group will be auto-assigned to all Contractors in the GSA according to the initial algorithm methodology based on awarded capitation rates and Program Component scores.

If the number of Conversion Group members in a GSA is not enough to bring all new and small Contractors within the GSA above the thresholds listed in the table above, an enhanced auto-assignment will be utilized to bring all new and small Contractors as close to equal as possible, without reducing any Contractor size.

In a rural GSA, if both Contractors are new to AHCCCS, the Conversion Group members will be auto-assigned approximately equally between the two Contractors.

For details on member choice of Contractors for the months of July, August and September 2008, see Section I.  For members being auto-assigned in July 2008, the algorithm will be based on the CYE 08 Contract.  For members auto-assigned during August and September 2008, the algorithm will be based on the CYE 08 Contract with exiting Contractors in each GSA excluded, except in family continuity, newborn enrollment, and 90-day re-enrollment situations.  For GSAs in which all Contractors are exiting, the CYE 08 algorithm will remain in effect through September 30, 2008.

Post-Conversion Auto-Assignment

For purposes of determining the enhanced algorithm, new Contractors and Continuing Contractors still below the thresholds on September 1, 2008 will receive members under the enhanced auto-assign algorithm beginning October 1, 2008.  The enhanced algorithm will continue to favor those Contractors below the threshold, for at least three months but no longer than six months, regardless of their membership level during or at the end of the time period.  In this situation, the plans not qualifying for the enhanced auto-assignment algorithm will not receive any members via auto-assignment for the time period.  After the three to six month time period, the algorithm will revert to the initial methodology based on final awarded capitation and Program Component score and all Contractors will again be included in the algorithm.

All efforts will be made to auto-assign members based on the methodology and thresholds above, however amounts may not be exact due to issues such as family continuity, newborns, 90-day re-enrollment etc.

ATTACHMENT H(1): ENROLLEE GRIEVANCE  SYSTEM STANDARDS AND POLICY

The Contractor shall have a written policy delineating its Grievance System which shall be in accordance with applicable Federal and State laws, regulations and policies, including, but not limited to 42 CFR Part 438 Subpart F.  The Contractor shall provide the ACOM Enrollee Grievance Policy to all providers and subcontractors at the time of contract.  The Contractor shall also furnish this information to enrollees within a reasonable time after the Contractor receives notice of the enrollment.  Additionally, the Contractor shall provide written notification of any significant change in this policy at least 30 days before the intended effective date of the change.

The written information provided to enrollees describing the Grievance System including the grievance process, the appeals process, enrollee rights, the grievance system requirements and timeframes, shall be in each prevalent non-English language occurring within the Contractor’s service area and in an easily understood language and format.  The Contractor shall inform enrollees that oral interpretation services are available in any language, that additional information is available in prevalent non-English languages upon request and how enrollees may obtain this information.

Written documents, including but not limited to the Notice of Action, the Notice of Appeal Resolution, Notice of Extension for Resolution, and Notice of Extension of Notice of Action shall be translated in the enrollee’s language if information is received by the Contractor, orally or in writing, indicating that the enrollee has a limited English proficiency.  Otherwise, these documents shall be translated in the prevalent non-English language(s) or shall contain information in the prevalent non-English language(s) advising the enrollee that the information is available in the prevalent non-English language(s) and in alternative formats along with an explanation of how enrollees may obtain this information.  This information must be in large, bold print appearing in a prominent location on the first page of the document.

At a minimum, the Contractor’s Grievance System Standards and Policy shall specify:

1.             That the Contractor shall maintain records of all grievances and appeals and requests for hearing.

2.             Information explaining the grievance, appeal, and fair hearing procedures and timeframes.  This information shall include a description of the circumstances when there is a right to a hearing, the method for obtaining a hearing, the requirements which govern representation at the hearing, the right to file grievance and appeals and the requirements and timeframes for filing a grievance, appeal, or request for hearing.

3.             The availability of assistance in the filing process and the Contractor’s toll-free numbers that an enrollee can use to file a grievance or appeal by phone if requested by the enrollee.

4.             That the Contractor shall acknowledge receipt of each grievance and appeal.  For Appeals, the Contractor shall acknowledge receipt of standard appeals in writing within five business days of receipt and within one business day of receipt of expedited appeals.

5.             That the Contractor shall permit both oral and written appeals and grievances and that oral inquiries appealing an action are treated as appeals.

6.             That the Contractor shall ensure that individuals who make decisions regarding grievances and appeals are individuals not involved in any previous level of review or decision making and that individuals who make decisions regarding: 1) appeals of denials based on lack of medical necessity, 2) a grievance regarding denial of expedited resolution of an appeal or 3) grievances or appeals involving clinical issues are health care professionals as defined in 42 CFR 438.2 with the appropriate clinical expertise in treating the enrollee’s condition or disease.

7.             The resolution timeframes for standard appeals and expedited appeals may be extended up to 14 days if the enrollee requests the extension or if the Contractor establishes a need for additional information and that the delay is in the enrollee’s interest.

8.             That if the Contractor extends the timeframe for resolution of an appeal when not requested by the enrollee, the Contractor shall provide the enrollee with written notice of the reason for the delay.

9.             The definition of grievance as a member’s expression of dissatisfaction with any aspect of their care, other than the appeal of actions.

10.           That an enrollee must file a grievance with the Contractor and that the enrollee is not permitted to file a grievance directly with the AHCCCS Administration.

11.           That the Contractor must dispose of each grievance in accordance with the ACOM Enrollee Grievance
                Policy, but in no case shall the timeframe exceed 90 days.

12.           The definition of action as the [42 CFR 438.400(b)]:
                a.             Denial or limited authorization of a requested service, including the type or level of service;
                b.             Reduction, suspension, or termination of a previously authorized service;
                c.             Denial, in whole or in part, of payment for a service;
                d.             Failure to provide services in a timely manner;
                e.             Failure to act within the timeframes required for standard and expedited resolution of appeals and standard disposition of grievances; or
                f.              Denial of a rural enrollee’s request to obtain services outside the Contractor’s network under 42
                                CFR 438.52(b)(2)(ii), when the contractor is the only Contractor in the rural area.

13.           The definition of a service authorization request as an enrollee’s request for the provision of a service [42
                CFR 431.201].

14.           The definition of appeal as the request for review of an action, as defined above.

15.           Information explaining that a provider acting on behalf of an enrollee and with the enrollee’s written consent, may file an appeal.

16.           That an enrollee may file an appeal of: 1) the denial or limited authorization of a requested service including the type or level of service, 2) the reduction, suspension or termination of a previously authorized service, 3) the denial in whole or in part of payment for service, 4) the failure to provide services in a timely manner, 5) the failure of the Contractor to comply with the timeframes for dispositions of grievances and appeals and 6) the denial of a rural enrollee’s request to obtain services outside the Contractor’s network under 42 CFR 438.52(b)(2)(ii) when the Contractor is the only Contractor in the rural area.

17.           The definition of a standard authorization request.  For standard authorization decisions, the Contractor must provide a Notice of Action to the enrollee as expeditiously as the enrollee’s health condition requires, but not later than 14 days following the receipt of the authorization request with a possible extension of up to 14 days if the enrollee or provider requests an extension or if the Contractor establishes a need for additional information and delay is in the enrollee’s best interest [42 CFR 438.210(d)(1)].  The Notice of
                Action must comply with the advance notice requirements when there is a termination or reduction of a previously authorized service OR when there is a denial of an authorization request and the physician asserts that the requested service/treatment is a necessary continuation of a previously authorized service.

18.           The definition of an expedited authorization request.  For expedited authorization decisions, the Contractor must provide a Notice of Action to the enrollee as expeditiously as the enrollee’s health condition requires, but not later than 3 business days following the receipt of the authorization request with a possible extension of up to 14 days if the enrollee or provider requests an extension or if the Contractor establishes a need for additional information and delay is in the enrollee’s interest [42 CFR 438.210(d)(2)].

19.           That the Notice of Action for a service authorization decision not made within the standard or expedited timeframes, whichever is applicable, will be made on the date that the timeframes expire.  If the Contractor extends the timeframe to make a standard or expedited authorization decision, the contractor must give the enrollee written notice of the reason to extend the timeframe and inform the enrollee of the right to file a grievance if the enrollee disagrees with the decision.  The Contractor must issue and carry out its decision as expeditiously as the enrollee’s health condition requires and no later than the date the extension expires.

20.           That the Contractor shall notify the requesting provider of the decision to deny or reduce a service authorization request.  The notice to the provider must be written.

21.           The definition of a standard appeal and that the Contractor shall resolve standard appeals no later than 30 days from the date of receipt of the appeal unless an extension is in effect.  If a Notice of Appeal
                Resolution is not completed when the timeframe expires, the member’s appeal shall be considered to be denied by the Contractor, and the member can file a request for hearing.

22.           The definition of an expedited appeal and that the Contractor shall resolve all expedited appeals not later than three business days from the date the Contractor receives the appeal (unless an extension is in effect)
                where the Contractor determines (for a request from the enrollee), or the provider (in making the request on the enrollee’s behalf indicates) that the standard resolution timeframe could seriously jeopardize the enrollee’s life or health or ability to attain, maintain or regain maximum function.  The Contractor shall make reasonable efforts to provide oral notice to an enrollee regarding an expedited resolution appeal.  If a
                Notice of Appeal Resolution is not completed when the timeframe expires, the member’s appeal shall be considered to be denied by the Contractor, and the member can file a request for hearing.

23.           That if the Contractor denies a request for expedited resolution, it must transfer the appeal to the 30-day timeframe for a standard appeal.  The Contractor must make reasonable efforts to give the enrollee prompt oral notice and follow-up within two days with a written notice of the denial of expedited resolution.

24.           That an enrollee shall be given 60 days from the date of the Contractor’s Notice of Action to file an appeal.

25.           That the Contractor shall mail a Notice of Action: 1) at least 10 days before the date of a termination, suspension or reduction of previously authorized AHCCCS services, except as provided in (a)-(e) below; 2)
                at least 5 days before the date of action in the case of suspected fraud; 3) at the time of any action affecting the claim when there has been a denial of payment for a service, in whole or in part; 4)  within 14 days from receipt of a standard service authorization request and within three business days from receipt of an expedited service authorization request, unless an extension is in effect.  For service authorization decisions, the Contractor shall also ensure that the Notice of Action provides the enrollee with advance notice and the right to request continued benefits for all terminations and reductions of a previously authorized service and for denials when the physician asserts that the requested service/treatment which has been denied is a necessary continuation of a previously authorized service.  As described below, the
                Contractor may elect to mail a Notice of Action no later than the date of action when:
                a.             The Contractor receives notification of the death of an enrollee;
                b.             The enrollee signs a written statement requesting service termination or gives information requiring termination or reduction of services (which indicates understanding that the termination or reduction will be the result of supplying that information);
                c.             The enrollee is admitted to an institution where he is ineligible for further services;
                d.             The enrollee’s address is unknown and mail directed to the enrollee has no forwarding address;
                e.             The enrollee has been accepted for Medicaid in another local jurisdiction.

26.           That the Contractor include, as parties to the appeal, the enrollee, the enrollee’s legal representative, or the legal representative of a deceased enrollee’s estate.

27.           That the Notice of Action must explain: 1) the action theContractor has taken or intends to take, 2) the reasons for the action, 3) the enrollee’s right to file an appeal with the Contractor, 4) the procedures for exercising these rights, 5) circumstances when expedited resolution is available and how to request it and 6)
                the enrollee’s right to receive continued benefits pending resolution of the appeal, how to request continued
                benefits and the circumstances under which the enrollee may be required to pay for the cost of these services.  The Notice of Action shall comply with ACOM Policy 414.

28.           That benefits shall continue until a hearing decision is rendered if: 1) the enrollee files an appeal before the later of a) 10 days from the mailing of the Notice of Action or b) the intended date of the Contractor’s action, 2) a) the appeal involves the termination, suspension, or reduction of a previously authorized course of treatment or b) the appeal involves a denial and the physician asserts that the requested service/treatment is a necessary continuation of a previously authorized service, 3) the services were ordered by an authorized provider and 4) the enrollee requests a continuation of benefits.

                For purposes of this paragraph, benefits shall be continued based on the authorization which was in place prior to the denial, termination, reduction, or suspension which has been appealed.

29.           That for appeals, the Contractor provides the enrollee a reasonable opportunity to present evidence and allegations of fact or law in person and in writing and that the Contractor informs the enrollee of the limited time available in cases involving expedited resolution.

30.           That for appeals, the Contractor provides the enrollee and his representative the opportunity before and during the appeals process to examine the enrollee’s case file including medical records and other documents considered during the appeals process.

31.           That the Contractor must ensure that punitive action is not taken against a provider who either requests an expedited resolution or supports an enrollee’s appeal.

32.           That the Contractor shall provide written Notice of Appeal Resolution to the enrollee and the enrollee’s representative or the representative of the deceased enrollee’s estate which must contain: 1) the results of the resolution process, including the legal citations or authorities supporting the determination, and the date it was completed, and 2) for appeals not resolved wholly in favor of enrollees: a) the enrollee’s right to request a State fair hearing (including the requirement that the enrollee must file the request for a hearing in writing) no later than 30 days after the date the enrollee receives the Contractor’s notice of appeal resolution and how to do so, b) the right to receive continued benefits pending the hearing and how to request continuation of benefits and c) information explaining that the enrollee may be held liable for the cost of benefits if the hearing decision upholds the Contractor.

33.           That the Contractor continues extended benefits originally provided to the enrollee until any of the following occurs: 1) the enrollee withdraws appeal, 2) the enrollee has not specifically requested continued
                benefits pending a hearing decision within 10 days of the Contractor mailing of the appeal resolution notice, or 3) the AHCCCS Administration issues a state fair hearing decision adverse to the enrollee.

34.           That if the enrollee files a request for hearing the Contractor must ensure that the case file and all supporting documentation is received by the AHCCCS Office of Administrative Legal Services (OALS) as
                specified by  OALS.  The file provided by the Contractor must contain a cover letter that includes:
                a.             Enrollee’s name
                b.             Enrollee’s AHCCCS I.D. number
                c.             Enrollee’s address
                d.             Enrollee’s phone number (if applicable)
                e.             date of receipt of the appeal
                f.              summary of the Contractor’s actions undertaken to resolve the appeal and summary of the appeal resolution

35.           The following material shall be included in the file sent by the Contractor:

                a.             the Enrollee’s written request for hearing
                b.             copies of the entire appeal file which includes all supporting documentation including pertinent findings and medical records
                c.             the Contractor’s Notice of Appeal Resolution
                d.             other information relevant to the resolution of the appeal

36.           That if the Contractor or the State fair hearing decision reverses a decision to deny, limit or delay services not furnished during the appeal or the pendency of the hearing process, the Contractor shall authorize or provide the services promptly and as expeditiously as the enrollee's health condition requires irrespective of whether the Contractor contests the decision.

37.           That if the Contractor or State fair hearing decision reverses a decision to deny authorization of services and the disputed services were received pending appeal, the Contractor shall pay for those services, as specified in policy and/or regulation.

38.           That if the Contractor or the Director's Decision reverses a decision to deny, limit, or delay authorization of services, and the member received the disputed services while the appeal was pending, the Contractor shall process a claim for payment from the provider in a manner consistent with the Contractor's or Director's
                Decision and applicable statutes, rules, policies, and contract terms.  The provider shall have 90 days from the date of the reversed decision to submit a clean claim to the Contractor for payment.  For all claims submitted as a result of a reversed decision, the Contractor is prohibited from denying claims for untimeliness if they are submitted within the 90 day timeframe.  Contractors are also prohibited from denying claims submitted as a result of a reversed decision because the member failed to request continuation of services during the appeals/hearing process: a member's failure to request continuation of services during the appeals/hearing process is not a valid basis to deny the claim.

39.           That if the Contractor or State fair hearing decision upholds a decision to deny authorization of services and the disputed services were received pending appeal, the Contractor may recover the cost of those services from the enrollee.

ATTACHMENT H(2): PROVIDER CLAIM DISPUTE STANDARDS AND POLICY

The Contractor shall have in place a written claim dispute policy for providers.  The policy shall be in accordance with applicable Federal and State laws, regulations and policies.  The claim dispute policy shall include the following provisions:

1.             The Provider Claim Dispute Policy shall be provided to all subcontractors at the time of contract.  For providers without a contract, the claim dispute policy may be mailed with a remittance advice, provided the remittance is sent within 45 days of receipt of a claim.

2.             The Provider Claim Dispute Policy must specify that all claim disputes challenging claim payments, denials or recoupments must be filed in writing with the Contractor no later than 12 months from the date of service, 12 months after the date of eligibility posting or within 60 days after the payment, denial or recoupment of a timely claim submission, whichever is later.

3.             Specific individuals are appointed with authority to require corrective action and with requisite experience to administer the claim dispute process.

4.             A log is maintained for all claim disputes containing sufficient information to identify the Complainant, date of receipt, nature of the claim dispute and the date the claim dispute is resolved.  Separate logs must be maintained for provider and behavioral health recipient claim disputes.

5.             Within five business days of receipt, the Complainant is informed by letter that the claim dispute has been received.

6.             Each claim dispute is thoroughly investigated using the applicable statutory, regulatory, contractual and policy provisions, ensuring that facts are obtained from all parties.

7.             All documentation received by the Contractor during the claim dispute process is dated upon receipt.

8.             All claim disputes are filed in a secure designated area and are retained for five years following the
                Contractor’s decision, the Administration’s decision, judicial appeal or close of the claim dispute, whichever is later, unless otherwise provided by law.

9.             A copy of the Contractor’s Notice of Decision (hereafter referred to as Decision) shall be mailed to all parties no later than 30 days after the provider files a claim dispute with the Contractor, unless the provider and Contractor agree to a longer period.  The Decision must include and describe in detail, the following:

                a.             the nature of the claim dispute
                b.             the issues involved
                c.             the reasons supporting the Contractor’s Decision, including references to applicable statute, rule, applicable contractual provisions, policy and procedure
                d.             the Provider’s right to request a hearing by filing a written request for hearing to the Contractor no later than 30 days after the date the Provider receives the Contractor’s decision.
                e.             If the claim dispute is overturned, the requirement that the Contractor shall reprocess and pay the claim(s) in a manner consistent with the decision within 15 business days of the date of the
                                Decision.

10.           If the Provider files a written request for hearing, the Contractor must ensure that all supporting documentation is received by the AHCCCS Office Administrative Legal Services (OALS), no later than five business days from the date the Contractor receives the provider’s written hearing request.  The file sent by the Contractor must contain a cover letter that includes:

                a.             Provider’s  name
                b.             Provider’s  AHCCCS ID number
                c.             Provider’s  address
                d.             Provider’s  phone number (if applicable)
                e.             the date of receipt of claim dispute
                f.              a summary of the Contractor’s actions undertaken to resolve the claim dispute and basis of the determination

11.           The following material shall be included in the file sent by the Contractor:

                a.             written request for hearing filed by the Provider
                b.             copies of the entire file which includes pertinent records; and the Contractor’s Decision
                c.             other information relevant to the Notice of  Decision of the claim dispute

12.           If the Contractor’s decision regarding a claim dispute is reversed through the appeal process, the Contractor shall reprocess and pay the claim (s) in a manner consistent with the decision within 15 business days of the date of the Decision.

ATTACHMENT I: RESERVED

ATTACHMENT J: RESERVED

ATTACHMENT J(2): RESERVED

ATTACHMENT K: COST SHARING COPAYMENTS

I.              EXEMPT POPULATIONS (REGARDLESS OF RATE CODE)
                The following populations are exempt from copayments for ALL services ($0 copay):
                –All members under the age of 19, including all KidsCare members
                –All Pregnant Women
                –All ALTCS enrolled members
                –All persons with Serious Mental Illness receiving RBHA services
                –All members who are receiving CRS services
                –SOBRA Family Planning Services Only members

                Additionally, no member may be asked to make a copayment for family planning services or supplies.

II.            STANDARD COPAYMENTS APPLY TO THE TITLE XIX WAIVER GROUP
                Services to this population may not be denied for failure to pay copayment.

                The standard copayments apply to the Title XIX Waiver Group, including RBHA General Mental Health and Substance Abuse service members.  The standard copayments are as follows:

Service	Copayment
Generic Prescriptions or Brand Name if generic not available	$ 0
Brand Name Prescriptions when generic is available	$ 0
Non Emergency Use of ER	$ 1
Physician Office Visits	$ 1

III.           STANDARD COPAYMENTS APPLY TO THE FOLLOWING POPULATIONS
                Services to this population may not be denied for failure to pay copayment.
                –AHCCCS for Families with Children
                –Supplemental Security Income with and without Medicare

Service	Copayment
Generic Prescriptions or Brand Name if generic not available	$ 0
Brand Name Prescriptions when generic is available	$ 0
Non Emergency Use of ER	$ 1
Physician Office Visits	$ 1